Exhibit 10.1.A

SEVENTH AMENDED AND RESTATED CREDIT AND
REIMBURSEMENT AGREEMENT

dated as of

December 20, 2019
among

THE AES CORPORATION,
as Borrower,

CITIBANK, N.A.,
as Administrative Agent and as Collateral Agent,

CITIBANK, N.A.

MIZUHO BANK, LTD.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Joint Lead Arrangers and Joint Book Runners,

and

THE BANKS LISTED HEREIN

Table of Contents

Page

Article I

Definitions

Article II

The Credits

Article III

Conditions

Section 3.01	Closing	69
Section 3.02	Extension of Credit	71

AES Seventh Amended and Restated Credit Agreement

Article IV

Representations and Warranties

Article V

Covenants

AES Seventh Amended and Restated Credit Agreement

Section 5.20	Covenant to Give Security	100
Section 5.21	Further Assurances	101
Section 5.22	Collateral Suspension	101

Article VI

Defaults

Section 6.01	Events of Default	103
Section 6.02	Notice of Default	105
Section 6.03	Cash Collateral	106

Article VII

The Agent

Article VIII

Change in Circumstances

Article IX

[RESERVED]

Article X

Miscellaneous

Section 10.01	Notices	117
Section 10.02	No Waivers	118

AES Seventh Amended and Restated Credit Agreement

AES Seventh Amended and Restated Credit Agreement

Appendix I	–	Revolving Credit Loan Facility
Appendix II	–	Initial Term Loan Facility
Appendix III	–	Existing Letters of Credit
Appendix IV	–	Outstanding Letters of Credit
Schedule I	–	Pledged Subsidiaries
Schedule II	–	Assigned Agreements
Schedule III	–	Non-Pledged Subsidiaries
Schedule IV	–	Excluded AES Entities
Schedule 5.15	–	Existing Agreements with Affiliates
Schedule V	–	Qualified Holding Companies
Schedule VI	–	Existing Debt
Schedule VII	–	Fronting Banks
Exhibit A-1	–	Form of Revolving Credit Loan Note
Exhibit A-2	–	Form of Term Loan Note
Exhibit B-1	–	Form of Opinion of the General Counsel of the Borrower
Exhibit B-2	–	Form of Opinion of Davis Polk & Wardwell, Special Counsel for the Borrower
Exhibit B-3	–	Form of Opinion of Special Counsel for certain Subsidiaries of the Borrower
Exhibit B-4	–	Form of Opinion of Morris, Nichols, Arsht & Tunnell, Delaware counsel for the Borrower
Exhibit B-5	–	Form of Opinion of Maples and Calder, Cayman Islands counsel for the Borrower
Exhibit B-6	–	Form of Opinion of Conyers Dill & Pearman, British Virgin Islands counsel for the Borrower
Exhibit B-7	–	Form of Opinion of Shearman & Sterling, Special Counsel for the Agent
Exhibit C-1	–	Form of Revolving Credit Loan Facility Assignment and Assumption Agreement

AES Seventh Amended and Restated Credit Agreement

Exhibit C-2	–	Form of Term Loan Facility Assignment and Assumption Agreement
Exhibit C-3	–	Form of Third Party Fronting Bank Assignment and Assumption Agreement
Exhibit D	–	Form of Fronting Bank Agreement

AES Seventh Amended and Restated Credit Agreement

SEVENTH AMENDED AND RESTATED CREDIT AND
REIMBURSEMENT AGREEMENT

SEVENTH AMENDED AND RESTATED CREDIT AND REIMBURSEMENT AGREEMENT dated as of December 20, 2019 (this “Agreement”) among THE AES CORPORATION, a Delaware corporation (the “Borrower”), the BANKS listed on the signature pages hereof, CITIBANK, N.A., MIZUHO BANK, LTD. and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Joint Lead Arrangers (the “Joint Lead Arrangers”) and Joint Book Runners (the “Joint Book Runners”), CITIBANK, N.A. as Administrative Agent (in such capacity, the “Agent”) and CITIBANK, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”), in each case for the Bank Parties.

PRELIMINARY STATEMENTS:

1.       The Borrower is party to a Sixth Amended and Restated Credit and Reimbursement Agreement dated as of July 26, 2013 (as amended, amended and restated, supplemented or otherwise modified up to the date hereof, the “Existing Bank Credit Agreement”) among the subsidiary guarantors listed therein, the banks listed on the signatures pages thereof, and the other arrangers and agents party thereto.

2.       The Borrower wishes to amend and restate the Existing Bank Credit Agreement to reflect in a single agreement amendments to the Existing Bank Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Existing Bank Credit Agreement, and the Existing Bank Credit Agreement is hereby amended and restated, in its entirety as follows:

Article I

Definitions

Section 1.01 Definitions.

The following terms, as used herein, have the following meanings:

“Accepting Banks” shall have the meaning set forth in Section 10.17.

“Actionable Default” means an Event of Default described in clauses (a), (g) and (h) of Section 6.01.

“Acquired Debt” means Debt of a Person existing at the time the Person merges with or into any Subsidiary or becomes a Subsidiary and not incurred in connection with, or in contemplation of, such merger or such Person becoming a Subsidiary.

“Additional Collateral Trust Agreement Collateral” means the “Additional Collateral” referred to in the Collateral Trust Agreement.

AES Seventh Amended and Restated Credit Agreement

“Additional Revolving Credit Loan Bank” means a Revolving Credit Loan Bank identified as such on Appendix I to the Credit Agreement on the Amendment and Restatement Effective Date.

“Additional Term Loan Bank” means any Eligible Assignee who agrees, in accordance with the provisions of Section 2.17, to commit to one of the Term Loan Facilities existing at the time of the request for a Commitment Increase.

“Adjusted London Interbank Offered Rate” means, for any Interest Period and subject to Section 2.02(a)(iv), a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage; provided that if the Adjusted London Interbank Offered Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Adjusted Parent Operating Cash Flow” means, for any period, (i) Parent Operating Cash Flow for such period less (ii) the sum of the following expenses (determined without duplication), in each case to the extent paid by the Borrower during such period in cash and regardless of whether any such amount was accrued during such period:

(A)       income tax expenses of the Borrower and its Subsidiaries (other than income tax expenses of Subsidiaries that are not organized under the laws of the United States or any State thereof); and

(B)       corporate overhead expenses (including rental expense of the Borrower).

For purposes of determining Adjusted Parent Operating Cash Flow for any period, the contribution to Parent Operating Cash Flow for such period from any Subsidiary not organized under the law of the United States or any State thereof shall be reduced (but not below zero) in the amount of any Investment made in such Subsidiary during such period (for the purpose of permitting such Subsidiary to pay income taxes during such period) by the Borrower or any Qualified Holding Company having an interest in such Subsidiary.

“Administrative Questionnaire” means, with respect to each Bank Party, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

“Adverse Alternative Currency Letters of Credit” has the meaning set forth in Section 2.16.

“AES” means The AES Corporation, a Delaware corporation, and its successors.

“AES Business” shall have the meaning set forth in Section 5.07(b)(ii).

“AES BVI II” means AES International Holdings II, Ltd., a company organized under the laws of the British Virgin Islands.

AES Seventh Amended and Restated Credit Agreement

“AES Management Group” means (i) individuals who are members of the board of directors or officers of the Borrower or the president of any Material AES Entity; (ii) their respective spouses, children, grandchildren, siblings and parents; (iii) trusts established for the sole or principal benefit of Persons described in clauses (i) and (ii) above; (iv) heirs, executors, administrators and personal or legal representatives of Persons described in clauses (i) and (ii) above; and (v) any corporation or other Person that is controlled by, and a majority of the equity interests in which are directly owned by, Persons described in clauses (i) and (ii) above.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”), or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person or (iii) as to any Person (other than the Borrower and its Subsidiaries), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Citibank, N.A., in its capacity as administrative agent for the Bank Parties hereunder, and its successors in such capacity.

“Agreement” has the meaning specified in the recital of the parties to this Agreement.

“AHYDO Payments” means any payments made in cash in order to cause the amount of accrued but unpaid interest or original issue discount on any Debt, as of the end of any “accrual period” within the meaning of Internal Revenue Code §163(i)(2)(A) or any successor or similar provision, on such Debt not to exceed the product of (x) the issue price (as defined in Internal Revenue Code §§1273(b) and 1274(a) or any successor or similar provision) of such Debt and (y) the yield to maturity (within the meaning of Internal Revenue Code §163(i)(2)(B)(ii) or any successor or similar provision) of such Debt.

“Alternative Currency” means (i) any lawful currency (other than Dollars) that is freely transferable and convertible into Dollars or (ii) with respect to any Revolving Letter of Credit issued by a Fronting Bank, any other lawful currency (other than Dollars) that such Fronting Bank agrees may be used as the designated currency of such Revolving Letter of Credit; provided that such Fronting Bank is able to provide, and continues to provide, to the Agent the information required pursuant to Section 2.15(b) with respect to such Revolving Letter of Credit or (iii) with respect to any Green Revolving Letter of Credit issued by a Fronting Bank, any other lawful currency (other than Dollars) that such Fronting Bank agrees may be used as the designated currency of such Green Revolving Letter of Credit; provided that such Fronting Bank is able to provide, and continues to provide, to the Agent the information required pursuant to Section 2.15(b) with respect to such Green Revolving Letter of Credit.

“Alternative Currency Letter of Credit” means any Revolving Letter of Credit or Green Revolving Letter of Credit having a stated amount denominated in an Alternative Currency.

AES Seventh Amended and Restated Credit Agreement

“Amendment No. 2 to the Collateral Trust Agreement” means Amendment No. 2 to the Collateral Trust Agreement dated as of March 17, 2004, by and among each grantor thereunder, the Representatives (as defined in the Collateral Trust Agreement) and the Corporate Trustee.

“Amendment No. 3” means Amendment No. 3 to the Sixth Amended and Restated Credit and Reimbursement Agreement, dated as of December 20, 2019 among the Borrower, AES BVI II, the Bank Parties thereto, the Agent and the Collateral Agent.

“Amendment and Restatement Effective Date” means the date that Amendment No. 3 becomes effective in accordance with Section 2 thereof.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Bank Party, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Revolving Margin” means, on any date, with respect to any Revolving Letter of Credit Commission Rate or Revolving Credit Loans or Green Revolving Letter of Credit Commission Rate or Green Revolving Credit Loans, the percentage set forth in the table below under the heading “Margin,” in each case, based on the ratings assigned to the Facilities on such date by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings Ltd.:

Rating (Moody’s/S&P/Fitch)	Revolving Letter of Credit Commission Rate or Margin for Revolving Credit Loans	Green Revolving Letter of Credit Commission Rate or Margin for Green Revolving Credit Loans
Baa1 (or higher)/BBB+ (or higher)/BBB+ (or higher)	1.25%	1.20%
Baa2/BBB/BBB	1.50%	1.45%
Baa3/BBB-/BBB-	1.75%	1.70%
Ba1/BB+/BB+	2.00%	1.95%

AES Seventh Amended and Restated Credit Agreement

Ba2 (or lower)/BB (or lower)/BB (or lower)	2.50%	2.45%

If the Facilities are rated by only one such rating agency, the rating of such rating agency shall be used in determining the Applicable Revolving Margin.  If the Facilities are rated by two such rating agencies and (x) the ratings differential is one level, the lower rating will apply or (y) the ratings differential is two levels or more, the midpoint rating will apply; provided that if there is no midpoint rating, the lower of the two intermediate ratings surrounding the midpoint will apply. If the Facilities are rated by all three ratings agencies and (x) all such ratings are at different levels, the midpoint level (i.e., the level applicable to the rating that is neither the highest nor the lowest) will apply or (y) at least two such ratings are at the same level, such rating will apply.  If the Facilities are not rated by any of such rating agencies, the Facilities shall be deemed to be rated one level higher than (i) in the case of Moody’s Investors Service Inc., the Borrower’s corporate family rating, (ii) in the case of Standard & Poor’s Rating Services, the Borrower’s corporate credit rating and (iii) in the case of Fitch Ratings Ltd., the Borrower’s issuer default rating and, in each case, the rules of the preceding three sentences shall apply to such deemed ratings. If the Facilities are not rated (or deemed rated in accordance with the preceding sentence) by any of such rating agencies, the Applicable Revolving Margin shall be with respect to any Revolving Letter of Credit Commission Rate or Revolving Credit Loans or Green Revolving Letter of Credit Commission Rate or Green Revolving Credit Loans the highest rate set forth in the table above. The rating assigned by any ratings agency to the Facilities as of immediately prior to the Amendment and Restatement Effective Date shall be deemed to be the rating assigned to the Facilities by such ratings agency on and after the Amendment and Restatement Effective Date until the earlier of (x) a new rating being assigned by such ratings agency to the Facilities and (y) a new corporate family rating, corporate credit rating, and/or issuer default rating, as applicable, being assigned by such ratings agency to the Borrower, after which the rating assigned by such ratings agency to the Facilities at such time shall be used in determining the Applicable Revolving Margin.

For the avoidance of doubt, solely upon the commencement of and during any Collateral Suspension Period, (i) the ratings above shall refer to unsecured ratings assigned to the Facilities without any third party credit enhancement; it being understood that, at any time other than during a Collateral Suspension Period, the ratings above shall refer to secured ratings assigned to the Facilities; and (ii) if the Facilities are not rated by any of such ratings agencies, the ratings for the Facilities shall be deemed to be (A) in the case of Moody’s Investors Service Inc., the Borrower’s corporate family rating, (B) in the case of Standard & Poor’s Rating Services, the Borrower’s corporate credit rating and (C) in the case of Fitch Ratings Ltd., the Borrower’s issuer default rating and, in each case, the rules of the first three sentences of the immediately preceding paragraph shall apply to such deemed ratings.

“Arranger Parties” means, collectively, Citibank, N.A., Mizuho Bank, Ltd. and Crédit Agricole Corporate and Investment Bank, as Joint Lead Arrangers and Joint Book Runners.

“Asset Sale” means any sale, lease transfer or other disposition (including any such transaction effected by way of merger or consolidation or by way of an Equity Issuance by

AES Seventh Amended and Restated Credit Agreement

a Subsidiary) by the Borrower or any of its Subsidiaries, but excluding any transactions permitted by the provisions of Section 5.18 (other than (x) sale of assets or Equity Interests of, or other Investments in, IPALCO or any of its Subsidiaries or any Subsidiary Guarantor or Subsidiary thereof permitted by subsection (iv) thereof and (y) sales of Equity Interest in, or all or substantially all of the assets of, any Material AES Entity); provided that a disposition of such assets not excluded during any fiscal year shall not constitute an Asset Sale unless and until (and only to the extent that) the aggregate Net Cash Proceeds from such disposition, when combined with all other such dispositions previously made during such fiscal year, exceeds $50,000,000.

“Assigned Agreements” has the meaning set forth in Section 4.14(d).

“Assigned Interests” and “Assigned Green Interest” each has the meaning set forth in Section 2.01(a)(iii).

“Assignee” has the meaning set forth in Section 10.06(c).

“Assignee Revolving Credit Loan Bank” has the meaning set forth in Section 2.01(a)(iii).

“Assignment and Assumption” means an assignment and assumption agreement substantially in the form of Exhibit C-1, C-2 or C-3 hereto, as applicable.

“Assumption Agreement” has the meaning set forth in Section 2.17(d).

“Automatic Acceleration Event” means the occurrence, with respect to the Borrower, of any of the Events of Default listed in clauses (g) and (h) of Section 6.01.

“Available Amount” means, for any Revolving Letter of Credit or Green Revolving Letter of Credit on any date of determination, the maximum aggregate amount (which, in the case of an Alternative Currency Letter of Credit, shall be the Dollar Equivalent on such date of determination of such amount) available to be drawn under such Revolving Letter of Credit or Green Revolving Letter of Credit at any time on or after such date, the determination of such maximum amount to assume the compliance with and satisfaction of all conditions for drawing enumerated therein.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” means each lender listed on Appendix I hereto as having a Revolving Credit Loan Commitment on the Amendment Effective Date, each Bank that is a “Term Loan Bank” under the Existing Bank Credit Agreement on the Amendment and Restatement Effective

AES Seventh Amended and Restated Credit Agreement

Date, each Assignee which becomes a Bank pursuant to Section 10.06(c), each Incremental Term Loan Bank and their respective successors.

“Bank Party” means any Bank.

“Banks’ Ratable Share” means, in respect of any Net Cash Proceeds, a percentage of the Creditors’ Portion equal to a fraction (x) the numerator of which is the Total Bank Exposure at such time and (y) the denominator of which is the sum of the Total Bank Exposure at such time plus the aggregate principal amount of First Priority Secured Debt.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, winding up, reorganization, suspension of payments, arrangement, liquidation, relief of debtors, receivership, compromise, amalgamation, assignment for the benefit of creditors or composition or readjustment of debts, or any equivalent or similar proceeding or action.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the rate of interest publicly announced by Citibank, N.A. from time to time as its Base Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day; provided that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Borrowing” has the meaning set forth in the definition of “Borrowing” herein.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.07(a) or Article VIII plus the Base Rate Margin.

“Base Rate Margin” means (i) in respect of the Revolving Credit Loans and Green Revolving Credit Loans, a rate per annum equal to the Applicable Revolving Margin less 1.00% and (ii) in respect of the Incremental Term Loan Facility, a rate per annum to be agreed to by the Borrower, the Agent and the Incremental Term Loan Banks.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the recital of the parties to this Agreement.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

AES Seventh Amended and Restated Credit Agreement

“Borrowing” means (i) a borrowing hereunder consisting of Revolving Credit Loans or Green Revolving Credit Loans made to the Borrower at the same time by the Revolving Credit Loan Banks pursuant to Section 2.01(a) or (ii) a borrowing hereunder consisting of Incremental Term Loans made to the Borrower at the same time by the Incremental Term Loan Banks pursuant to Section 2.17. A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans or a “Euro-Dollar Borrowing” if such Loans are Euro-Dollar Loans.

“Bridge Debt” means any Debt incurred pursuant to Section 5.07(b)(iv) relating to a bridge financing of any Asset Sale.

“Business Day” means either (i) a Domestic Business Day or (ii) a Euro-Dollar Business Day, as applicable.

“BVI Cayman Pledge Agreement” means the Pledge Agreement dated as of December 12, 2002, made by AES BVI II in favor of the Collateral Trustees.

“BVI Collateral” means the “Collateral” referred to in the BVI Cayman Pledge Agreement.

“Cash Collateralize” means, in respect of an obligation, to provide and to pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).

“Capital Commitment” means any contractual commitment or obligation under an equity contribution or other agreement the primary purpose of which is for the Borrower to provide to an AES Business a portion of the capital required to finance construction projects, the acquisition of additional assets or capital improvements being undertaken by such AES Business.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participants or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person, including, without limitation, all common stock and preferred stock and partnership and joint venture interests of such Person.

“Cash Flow Coverage Ratio” means, for any period, the ratio of (i) Adjusted Parent Operating Cash Flow for such period to (ii) Corporate Charges for such period.

“CFC” means any entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code (or any successor provision thereto).

“Closing Date” means March 17, 2004, the date on which the Agent received the fees and documents specified in or pursuant to Section 3.01.

“Collateral” means the Creditor Group Collateral.

“Collateral Account” has the meaning as set forth in the Collateral Trust Agreement.

AES Seventh Amended and Restated Credit Agreement

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent for the Lender Parties under the Financing Documents and its successors in such capacity.

“Collateral Documents” means the Security Agreement, the Collateral Trust Agreement, the BVI Cayman Pledge Agreement and any other agreement that creates or purports to create a Lien in favor of the Collateral Trustees for the benefit of the Secured Holders.

“Collateral Reversion Date” has the meaning set forth in Section 5.22

“Collateral Suspension Event” exists at any time after the Amendment and Restatement Effective Date at least two Rating Agencies assign an Investment Grade Rating to the Borrower’s senior unsecured long-term debt securities, in each case without taking into account any third party credit enhancement.

“Collateral Suspension Period” has the meaning set forth in Section 5.22.

“Collateral Suspension Provisions” means, collectively, the definition of “Pledged Subsidiary”, Sections 4.02(b), 4.14, 4.17, 5.01(m), 5.10(a), 5.10(p)(i), 5.18(iv)(B), 5.20, 5.21(b)(B)-(D), 5.22(b), and 6.01(l) and each representation and warranty contained in Article IV relating to the granting of Liens and provision of Guarantees pursuant to the Financing Documents (including those representations and warranties contained in Section 4.02(b)).

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of December 12, 2002 made by the grantors thereunder in favor of the Collateral Trustees, as amended by Amendment No. 1 dated as of July 29, 2003, Amendment No. 2 dated as of March 17, 2004, Amendment No. 3 dated as of August 26, 2009, and as further amended from time to time.

“Collateral Trustees” has the meaning as set forth in the Collateral Trust Agreement.

“Collateral Value” means, at any time, the aggregate book value at such time of the percentage of Equity Interests pledged in favor of the Secured Holders (other than the Equity Interests of the Excluded AES Entities); provided that the book value of each Subsidiary whose Equity Interests are being pledged shall be determined at such time (without giving effect to any accumulated other comprehensive gain or loss) by the sum of (i) its contributed capital less (ii) its intercompany receivables, plus (iii) its pre-tax retained earnings, plus (iv) its intercompany payables and less (v) dividends paid to the Borrower by such Subsidiary; provided further that for purposes of determining IPALCO’s book value, IPALCO’s contributed capital shall be calculated on a purchase accounting basis.

“Commitment Increase” has the meaning set forth in Section 2.17(a).

“Communications” has the meaning set forth in Section 7.11(a).

“Conduit Lender” means any special purpose corporation organized and administered by any Bank for the purpose of making Loans hereunder otherwise required to be

AES Seventh Amended and Restated Credit Agreement

made by such Bank and designated by such Bank in a written instrument, subject to the consent of the Agent and the Borrower (which, in each case, shall not be unreasonably withheld or delayed); provided that the designation by any Bank of a Conduit Lender shall not relieve the designating Bank of any of its obligations to fund a Loan under the Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Bank (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (i) be entitled to receive any greater amount pursuant to Section 8.03, 8.04 or 10.03 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (ii) be deemed to have any Revolving Credit Loan Commitment hereunder.

“Consolidated Net Tangible Assets” means the aggregate amount of assets appearing on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries after deducting therefrom (a) to the extent included therein, all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (less unamortized premium) and other intangibles and (b) all current liabilities (other than current maturities of long-term indebtedness), all as reflected in the consolidated financial statements of the Borrower most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or 5.01) determined in accordance with GAAP.  For the purposes of calculating Consolidated Net Tangible Assets at any date, if at any time after the date of the relevant consolidated financial statements the Borrower or any Subsidiary shall have made any acquisition or disposition, Consolidated Net Tangible Assets at such date shall be determined giving pro forma effect thereto.

“Consolidated Subsidiary” means, at any date with respect to any Person, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Controlling Person” has the meaning set forth in the definition of “Affiliate” herein.

“Corporate Charges” means, for any period, the sum of the following amounts (determined without duplication), in each case to the extent paid in cash by the Borrower during such period and regardless of whether any such amount was accrued during such period:

(i)       interest expense of the Borrower for such period:

(A)       including, to the extent not otherwise included hereunder, (x) AHYDO Payments or any similar payments and (y) mandatory payments of principal on any instrument providing for original issue discount or payment of interest in kind where such payments are designed to replicate current cash interest; and

(B)       excluding any interest expense to the extent that (x) the Borrower has the option or obligation to pay or satisfy such interest expense by the issuance

AES Seventh Amended and Restated Credit Agreement

of Capital Stock of the Borrower or other securities of the Borrower which would not constitute Recourse Debt and (y) the Borrower has not paid or satisfied such interest expense during such period with cash or by the issuance of Recourse Debt;

(ii)       regularly scheduled dividend (including cumulative payments made as a result of any deferral) payments paid on the Borrower's Redeemable Stock during such period;

(iii)       regularly scheduled dividend (including cumulative payments made as a result of any deferral) payments paid on Trust Preferred Securities during such period; and

(iv)       regularly scheduled dividend (including cumulative payments made as a result of any deferral) payments paid on the Borrower's preferred stock or Hybrid Securities during such period.

“Corporate Trustee” means Union Bank, N. A. not in its individual capacity but solely as corporate trustee (as successor to Wilmington Trust Company, a Delaware banking corporation), as Corporate Trustee under the Collateral Trust Agreement and any successor in such capacity.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.20.

“Covered Transaction” has the meaning set forth in the definition of “Net Cash Proceeds” herein.

“Credit Agreement Documents” has the meaning set forth in the Collateral Trust Agreement.

“Credit Party” has the meaning set forth in Section 8.03.

“Creditor Group Collateral” means the Security Agreement Collateral, the Additional Collateral Trust Agreement Collateral and the BVI Collateral.

“Creditors’ Portion” means, in respect of any Net Cash Proceeds, (i) 60% of such Net Cash Proceeds at any time that the Recourse Debt to Cash Flow Ratio is greater than or

AES Seventh Amended and Restated Credit Agreement

equal to 5.0:1.0 or (ii) 50% of such Net Cash Proceeds at any time that the Recourse Debt to Cash Flow Ratio is less than 5.0:1.0.

“Debt” of any Person means at any date, without duplication, (i) all Obligations of such Person for borrowed money; (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all Obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles; (v) all Obligations (whether contingent or non-contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety or performance bond or similar instrument; (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person; (vii) all Debt of others Guaranteed by such Person and (viii) all Redeemable Stock of such Person valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. For purposes hereof, contingent obligations of the type described in clause (v) of this definition with respect to letters of credit not issued hereunder shall not be treated as “Debt” hereunder to the extent that such obligations are cash collateralized or to the extent that the issuer of any such letter of credit is entitled to draw under a Letter of Credit issued hereunder which by its terms requires that L/C Drawings under such letter of credit be applied only to reimburse such issuer for amounts paid by such issuer under such letter of credit. The obligations of the Borrower under any Capital Commitment or under any agreement, in the form of indemnity or contingent equity contribution agreement or otherwise, pursuant to which the Borrower agrees to protect any Person, in whole or in part, from tax liabilities, environmental liabilities, political risks, including currency convertibility and transferability risk and changes in law, or construction cost overruns shall not constitute Debt. For the avoidance of doubt, Qualified Equity-Linked or Hybrid Securities shall not be considered Debt for any purpose of this Agreement (other than for purposes of the definition of Material Debt and Section 6.01 hereof).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means, any Bank that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or obligations to make a payment to a Fronting Bank in respect of an L/C Drawing, within three Business Days of the date required to be funded by it hereunder, unless the subject of a good-faith dispute (b) has notified the Agent or the Borrower that it does not intend to comply with its funding obligations generally or has made a public statement to that effect with respect to its funding obligations hereunder or generally, under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations hereunder unless the subject of a good-faith dispute, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in

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any such proceeding or appointment, or (iv) become the subject of a Bail-In Action. Any determination that a Bank is a Defaulting Bank under clauses (a) through (d) above will be made by the Agent in its reasonable discretion acting in good faith; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a governmental authority or any instrumentality thereof, so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank; provided further that no Initial Term Loan Bank shall be considered a Defaulting Bank in its capacity as Initial Term Loan Bank. The Agent will promptly send to all parties hereto a copy of any notice to the Agent provided for in this definition.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Departing Green Revolving Credit Loan Bank” means each Existing Green Revolving Credit Loan Bank with a Revolving Credit Loan Commitment of $0 (zero) as shown on Appendix I to the Credit Agreement on the Amendment and Restatement Effective Date.

“Departing Revolving Credit Loan Bank” means each Existing Revolving Credit Loan Bank with a Revolving Credit Loan Commitment of $0 (zero) as shown on Appendix I to the Credit Agreement on the Amendment and Restatement Effective Date.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, credit derivative transaction, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions; provided that Derivatives Obligations shall not include any obligations of such Person in relation to an equity forward contract, equity or equity index swap or equity or equity index option pertaining, linked or indexed to the common stock of such Person or any affiliate thereof. For purposes of determining the aggregate amount of Derivative Obligations on any date or the Recourse Debt to Cash Flow Ratio on any date, the Derivative Obligations of the applicable Person in respect of any Hedge Agreement shall be the maximum aggregate amount (after giving effect to any netting agreements to the extent such netting agreements are with the same Person to whom any such Derivative Obligations are owed or with Affiliates of such Person) that the applicable Person would be required to pay if such Hedge Agreement were terminated at such time.

“Direct Exposure” has the meaning set forth in Section 2.14(c).

“Disclosed Matters” means matters disclosed in any SEC Filings made prior to December 20, 2019 or in written materials sent by or on behalf of the Borrower to all of the Bank Parties prior to December 20, 2019.

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“Dollar Equivalent” means, on any date of determination with respect to any Alternative Currency Letter of Credit, in calculating the maximum aggregate amount available to be drawn under such Alternative Currency Letter of Credit at any time on or after such date, the amount thereof in Dollars most recently reported to the Agent pursuant to Section 2.15 in calculating the amount of any Revolving L/C Drawing or Green Revolving L/C Drawing or under such Alternative Currency Letter of Credit, the aggregate amount of Dollars paid by the relevant Fronting Bank to purchase the Alternative Currency paid by such Fronting Bank in respect of such Revolving L/C Drawing or Green Revolving L/C Drawing.

“Dollars” has the meaning set forth in Section 2.16.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Bank Party, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank Party may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means March 17, 2004, the date the Former Bank Credit Agreement became effective in accordance with Section 10.10 of the Former Bank Credit Agreement.

“Eligible Assignee” means any commercial bank or financial institution (including, without limitation, any fund that regularly invests in loans similar to the Term Loans) as approved (which approval shall be required only so long as no Event of Default has occurred and is continuing at the time of an assignment) by the Borrower (such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Subsidiary of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human

AES Seventh Amended and Restated Credit Agreement

health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interest” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided that Equity Interest shall not include Trust Preferred Securities or any debt security that constitutes Debt and is convertible into, or exchangeable for, Equity Interests.

“Equity Issuances” means, in respect of any Person, the issuance or sale of Equity Interests of such Person other than any such issuance to directors, officers or employees pursuant to employee benefit plans in the ordinary course of business (including by way of exercise of stock options).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, together with the rules and regulations promulgated thereunder.

“ERISA Group” means the Borrower, its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Borrowing” has the meaning set forth in the definition of “Borrowing” herein.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Default Rate” has the meaning set forth in Section 2.06(c).

“Euro-Dollar Lending Office” means, as to each Bank Party, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its

AES Seventh Amended and Restated Credit Agreement

Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank Party as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

“Euro-Dollar Loan” means a Loan which bears interest at the Adjusted London Interbank Offered Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election plus the Euro-Dollar Margin.

“Euro-Dollar Margin” means (i) in respect of the Revolving Credit Loans or Green Revolving Credit Loans, a rate per annum equal to the Applicable Revolving Margin and (ii) in respect of the Incremental Term Loan Facility, a rate per annum to be agreed to by the Borrower, the Agent and the Incremental Term Loan Banks.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Revolving L/C Collateral” has the meaning set forth in Section 2.14(d).

“Excluded AES Business” means any AES Business located in Brazil or Argentina; provided that the Borrower may by written notice to the Agent make an election not to treat one or more AES Businesses in Brazil or Argentina as an “Excluded AES Business”. Once the Borrower elects not to treat an AES Business as an “Excluded AES Business” it may not thereafter change or revoke such election with respect to such AES Business without the consent of the Required Banks.

“Excluded AES Entity” means any Person set forth on Schedule IV, as such Schedule IV may be updated pursuant to Section 5.01(l)(2) whose assets consist only of any of the Excluded AES Businesses and direct or indirect Investments therein.

“Excluded Swap Obligation” means, with respect to the Borrower or any of its Subsidiaries, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of the Borrower or any such Subsidiary , of, or the grant by the Borrower or any such Subsidiary, of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Subsidiary’s failure for any reason to constitute an “Eligible Contract

AES Seventh Amended and Restated Credit Agreement

Participant” as defined in the Commodity Exchange Act (determined after giving effect to “Keepwell, Support or Other Agreement” for the benefit of the Borrower or such guarantor and any and all Guarantees of the Borrower or such guarantor’s Swap Obligations by the Borrower or such other Subsidiaries) at the time the Guarantee of such guarantor, or a grant by such guarantor of a security interest, becomes effective with respect to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with this definition.

“Existing Bank Credit Agreement” has the meaning set forth in the first preliminary statement hereto.

“Existing Green Revolving Credit Loan Bank” means each “Green Revolving Credit Loan Bank” under, and as defined in, the Credit Agreement immediately before the Amendment and Restatement Effective Date.

“Existing Green Revolving Credit Loan Commitments” means the “Green Revolving Credit Loan Commitments” under, and as defined in, the Credit Agreement immediately before the Amendment and Restatement Effective Date.

“Existing Letter of Credit” means a “Letter of Credit” (as defined in the Former Bank Credit Agreement) issued under the Former Bank Credit Agreement that was outstanding on the Effective Date and listed on Appendix III under the heading “Existing Revolving Letters of Credit”.

“Existing Revolving Credit Loan Bank” means each Revolving Credit Loan Bank under the Credit Agreement immediately before the Amendment and Restatement Effective Date.

“Extension of Credit” means (i) a Borrowing pursuant to Section 2.01 or Section 2.17 or (ii) the issuance of a Revolving Letter of Credit or Green Revolving Letter of Credit pursuant to Section 2.03.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Facilities” means the Revolving Credit Loan Facility, the Initial Term Loan Facility and any Incremental Term Loan Facility made available to the Borrower pursuant to Section 2.17.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic

AES Seventh Amended and Restated Credit Agreement

Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank, N.A. on such day on such transactions as determined by the Agent; provided, further, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Financing Documents” means this Agreement, the Amendment, the Collateral Documents and the Notes.

“Financing Parties” means the Bank Parties hereunder.

“First Priority Secured Debt” means Debt of the Borrower secured by a first-priority lien on the Creditor Group Collateral (subject to the limitations set forth in Section 5.10(p)), provided that Debt owed to an Affiliate of the Borrower shall not be First Priority Secured Debt.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Foreign Subsidiary” means a Pledged Subsidiary or a Subsidiary of a Pledged Subsidiary (other than an Excluded AES Entity) organized under the laws of a jurisdiction other than the United States or any State thereof.

“Form 10-K” means the Borrower’s annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Form 10-Q” means the Borrower’s quarterly report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Former Bank Credit Agreement” means the “Existing Bank Credit Agreement” as defined in the Existing Bank Credit Agreement.

“Fronting Bank” means (i) with respect to each Existing Letter of Credit deemed to have been issued pursuant to the second sentence of Section 2.03(a), each Bank listed as issuer thereof on Appendix III hereto, as the case may be, (ii) with respect to each Outstanding Letter of Credit deemed to have been issued pursuant to the final sentence of Section 2.03(a), each Bank listed as issuer thereof on Appendix IV hereto, as the case may be, (iii) each Revolving Credit Loan Bank listed on Schedule VII hereto and (iv) any other Revolving Credit Loan Bank and/or any Third Party Fronting Bank which has executed and delivered to the Agent a Fronting Bank Agreement pursuant to Section 10.15, in each case, unless such Bank has been released from its obligation as a Fronting Bank pursuant to Section 10.15(b).

“Fronting Bank Agreement” means an agreement, in substantially the form of Exhibit D hereto.

AES Seventh Amended and Restated Credit Agreement

“GAAP” has the meaning set forth in Section 1.02.

“Grantor” means each of the Borrower and AES BVI II.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article VIII, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or, for the avoidance of doubt, obligations of the Borrower to provide capital to an AES Business under a Capital Commitment. The term “Guarantee” used as a verb has a corresponding meaning.

“Green Maximum Outstanding Exposure” has the meaning set forth in Section 2.15(a).

“Green Revolving Credit Loan” has the meaning set forth in Section 2.01(a)(i) and shall refer solely to any Loan that is used, or the proceeds of which are used, solely for the purposes set forth in Section 5.08(a)(ii).

“Green Revolving Credit Loan Sublimit” means an amount equal to the aggregate Revolving Credit Loan Commitments of the Revolving Credit Loan Banks as in effect from time to time. The Green Revolving Credit Loan Sublimit is part of, and not in addition to, the aggregate Revolving Credit Loan Commitments.

“Green Revolving L/C Drawing” means a drawing effected under any Green Revolving Letter of Credit.

“Green Revolving Letter of Credit” means a letter of credit issued by a Fronting Bank pursuant to Section 2.03(a) and that is used, or the proceeds of which are used, solely for the purposes set forth in Section 5.08(a)(ii).

“Green Revolving Letter of Credit Commission Rate” means, at any date of determination, a rate per annum equal to the Applicable Revolving Margin on such date.

AES Seventh Amended and Restated Credit Agreement

“Green Revolving Letter of Credit Liabilities” means, at any time and in respect of any Green Revolving Letter of Credit, the sum, without duplication, of (i) the Available Amount of such Green Revolving Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous Green Revolving L/C Drawings made under such Green Revolving Letter of Credit.

“Green Total Exposure” means at any time with respect to each Revolving Credit Loan Bank, its pro rata share of the Green Revolving Credit Loan Sublimit or, if the Revolving Credit Loan Commitments shall have terminated, its Green Total Outstandings.

“Green Total Outstandings” means at any time, as to any Revolving Credit Loan Bank, the sum of the aggregate outstanding principal amount of such Revolving Credit Loan Bank’s Green Revolving Credit Loans and its participation in the Green Revolving Letter of Credit Liabilities and all unreimbursed Green Revolving L/C Drawings.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hedge Agreement” means any contract, instrument or agreement in respect of Derivative Obligations.

“Hedge Bank” means any Bank Party or an Affiliate of a Bank Party in its capacity as a party to a Secured Hedge Agreement.

“Hybrid Securities” means, with respect to any Person, perpetual preferred stock that is not Redeemable Stock of such Person and any other securities of such Person that, at the time of issuance, received at least two of the following treatments: (a) “intermediate equity content” or better equity treatment from Standard & Poor’s Rating Services, (b) “Basket C Equity Credit” or better equity treatment from Moody’s Investors Service, Inc. and (c) “Class C- Moderate Equity Content” or better equity treatment from Fitch Ratings; provided that to the extent any such category of a rating agency is no longer in existence, the applicable references in this definition shall be deemed to be a reference to the nearest equivalent category of such rating agency.

“Increase Commitment Date” has the meaning set forth in Section 2.17(b).

“Increase Date” has the meaning set forth in Section 2.17(a).

“Increasing Revolving Credit Loan Bank” means each Existing Revolving Credit Loan Bank or Existing Green Revolving Credit Loan Bank whose Revolving Credit Loan Commitment as shown on Appendix I to the Credit Agreement on the Amendment and Restatement Effective Date is greater than its aggregate existing Revolving Credit Loan Commitment and Existing Green Revolving Credit Loan Commitment immediately prior to the Amendment and Restatement Effective Date.

AES Seventh Amended and Restated Credit Agreement

“Incremental Term Loan” means each term loan made by an Incremental Term Loan Bank under the Incremental Term Loan Facility in accordance with the terms of Section 2.17.

“Incremental Term Loan Bank” means each Bank (including any Additional Term Loan Bank) having an Incremental Term Loan.

“Incremental Term Borrowings” means a borrowing consisting of simultaneous Incremental Term Loans of the same type made by the Incremental Term Loan Banks.

“Incremental Term Loan Commitment” means, with respect to each Incremental Term Loan Bank, the amount set forth for such Bank in respect of the Incremental Term Loan Facility in the Register maintained by the Agent pursuant to Section 10.06(f).

“Incremental Term Loan Facility” has the meaning set forth in Section 2.17(a).

“Incremental Term Loan Note” means a promissory note of the Borrower to the order of any Incremental Term Loan Bank, in substantially the form of Exhibit A-2 hereto (with such modifications as the Borrower and the Agent may agree are necessary to evidence the terms of the Incremental Term Loan Facility), evidencing the indebtedness of the Borrower to such Bank resulting from the Incremental Term Loan deemed to have been made by such Bank.

“Incremental Term Loan Termination Date” has the meaning set forth in the definition of “Termination Date” herein.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Initial Term Loan” means each “Term Loan” originally made under the Existing Bank Credit Agreement (none of which remain outstanding as of the Amendment and Restatement Effective Date) and each Initial Term Loan made as a result of a Commitment Increase in accordance with the terms of Section 2.17.

“Initial Term Loan Bank” means each Bank (including any Additional Term Loan Bank) having an Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Initial Term Loan Bank, the amount set forth opposite its name on Appendix II hereto or, if such Bank has entered into one or more Assignment and Assumptions or Assumption Agreements or is an Additional Term Loan Bank, the amount set forth for such Bank in respect of the Initial Term Loan Facility in the Register maintained by the Agent pursuant to Section 10.06(f).

“Initial Term Loan Facility” means, at any time, the aggregate amount of the Initial Term Loan Banks’ Initial Term Loans at such time.

“Initial Term Loan Note” means a promissory note of the Borrower to the order of any Initial Term Loan Bank, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Bank resulting from the Initial Term Loan deemed to have been made by such Bank.

AES Seventh Amended and Restated Credit Agreement

“Initial Term Loan Termination Date” has the meaning set forth in the definition of “Termination Date” herein.

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three, six or, with the consent of all affected Banks, twelve months thereafter, as the Borrower may elect in such notice; provided that:

(i)       any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(ii)       any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Euro-Dollar Business Day of a calendar month; and

(iii)       (w) with respect to any Revolving Credit Loans, any Interest Period that would otherwise end after the Revolving Credit Loan Termination Date shall end on the Revolving Credit Loan Termination Date, (x) with respect to any Green Revolving Credit Loans, any Interest Period that would otherwise end after the Green Revolving Credit Loan Termination Date shall end on the Green Revolving Credit Loan Termination Date, (y) with respect to any Initial Term Loans, any Interest Period that would otherwise end after the Initial Term Loan Termination Date shall end on the Initial Term Loan Termination Date and (z) with respect to any Incremental Term Loans, any Interest Period that would otherwise end after the applicable Incremental Term Loan Termination Date shall end on the applicable Incremental Term Loan Termination Date.

“Intermediate Holding Companies” has the meaning set forth in Section 5.16(b).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

“Investment Grade Rating” means (a) with respect to S&P, any of the categories from and including AAA to and including BBB– (or equivalent successor categories); (b) with respect to Moody’s, any of the categories from and including Aaa to and including Baa3 (or equivalent successor categories); and (c) with respect to Fitch, any of the categories from and including AAA to and including BBB- (or equivalent successor categories).

“IPALCO” means Ipalco Enterprises, Inc., an Indiana corporation.

AES Seventh Amended and Restated Credit Agreement

“Lender Parties” has the meaning set forth in the Collateral Trust Agreement.

“L/C Drawing” means a Green Revolving L/C Drawing or a Revolving L/C Drawing, as the context may require.

“Letter of Credit” means a Green Revolving Letter of Credit or a Revolving Letter of Credit, as the context may require.

“Letter of Credit Commission Rate” means the Revolving Letter of Credit Commission Rate or the Green Revolving Letter of Credit Commission Rate, as the context may require.

“Letter of Credit Liability” means a Revolving Letter of Credit Liability or a Green Revolving Letter of Credit Liability, as the context may require.

“Letter of Credit Termination Date” has the meaning set forth in Section 2.03(h)(i).

“LIBOR Successor Rate” has the meaning set forth in Section 8.01(II).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent and the Borrower may agree).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Revolving Credit Loan, a Green Revolving Credit Loan or a Term Loan, each of which may be a Base Rate Loan or a Euro-Dollar Loan and “Loans” means Revolving Credit Loans, Green Revolving Credit Loans or Term Loans, each of which may be Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

“Loan Party” means each Obligor and AES BVI II.

“London Interbank Offered Rate” means, for any date in respect of an Interest Period, the rate per annum equal to (i) the rate per annum equal to the rate determined by the Agent to be the offered rate which appears on the page of the Reuters Screen which displays an

AES Seventh Amended and Restated Credit Agreement

average ICE Benchmark Administration Interest Settlement Rate (or successor thereto if such rate is no longer displayed) (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such date, (ii) in the event the rate referenced in the preceding sub-clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service which displays an average ICE Benchmark Administration Interest Settlement Rate (or successor thereto if such rate is no longer displayed) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such date or a rate determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by the Agent or (iii) in the event the rates referenced in the preceding sub-clauses (i) and (ii) are not available, the rate per annum at which the Agent could borrow funds in the London interbank market on such date, were it to do so by asking for and then accepting offers in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans for which the London Interbank Offered Rate is then being determined and with maturities comparable to such period; provided that at no time shall the London Interbank Offered Rate in respect of Loans be deemed to be less than 0.00% per annum.

“Material Adverse Effect” means a material adverse effect on (i) the business, consolidated results of operations, or consolidated financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform their material obligations under any Financing Document or (iii) the rights of and remedies available to any Bank Party under any Financing Document.

“Material AES Entity” means any Person in which the Borrower has a direct or indirect equity Investment if such Person’s contribution to Parent Operating Cash Flow for the four most recently completed fiscal quarters of the Borrower constitutes 20% or more of Parent Operating Cash Flow for such period.

“Material Debt” means, with respect to any Person, Debt (other than the Loans and the Reimbursement Obligations) of such Person arising in one transaction, in an aggregate principal amount exceeding $100,000,000.

“Material Hedge Agreement” means, with respect to any Person, a Hedge Agreement entered into by such Person in respect of which the Derivative Obligations of such Person exceed $100,000,000.

“Material Obligation” means any obligation or liability in an amount equal to or in excess of $100,000,000.

AES Seventh Amended and Restated Credit Agreement

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

“Maximum Outstanding Exposure” has the meaning set forth in Section 2.15(a).

“Minimum CP Rating” means (i) A-1 for Standard & Poor’s Ratings Services; (ii) P-1 for Moody’s Investors Service, Inc.; (iii) F-1 for Fitch IBCA, Inc. and (iv) D-1 for Duff & Phelps Credit Rating Co.

“Minimum Ratings Condition” means, at any time of determination, that the Facilities are rated at least Ba1 from Moody’s Investors Service, Inc. and the corporate credit rating of the Borrower is at least BB- from Standard & Poor’s Ratings Services, in each case without any negative outlook.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Cash Proceeds”: (a) with respect to an Equity Issuance by a Subsidiary or the incurrence of Debt (a “Covered Transaction”), means the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by the Borrower and its Subsidiaries from such Covered Transaction after deducting therefrom (without duplication) (i) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (ii) in the case of a Covered Transaction in the form of incurrence of Debt by a Subsidiary, the amount of any Debt of such Subsidiary that, by the terms of the agreement or instrument governing such Debt or applicable law, is required to be repaid or prepaid and is actually so repaid or prepaid with all or a portion of the proceeds of such Covered Transaction and (iii) any portion of the proceeds of such Covered Transaction required to prepay or collateralize interest or dividends payable in respect of such Covered Transaction during one six-month period; and

(b)       with respect to any Asset Sale, means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the property disposed of in such Asset Sale or received in any other noncash form) therefrom, in each case, net of:

(i)       all legal, title and recording tax expenses, commissions and other customary fees and expenses incurred (including, without limitation, consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in

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lieu or in termination thereof), and all federal, state, provincial, foreign and local taxes payable to the relevant tax authority (x) as a direct consequence of such Asset Sale, (y) as a result of the required repayment of any Debt in any jurisdiction other than the jurisdiction where the property disposed of was located or (z) as a result of any repatriation to the U.S. of any proceeds of such Asset Sale,

(ii)       a reasonable reserve (which reserve if required by the applicable sale agreement, shall be deposited into a third party escrow account with an escrow agent and shall be maintained in such account until such time as the applicable indemnification obligation expires or the amounts on deposit are required to make indemnification payments) for any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made prior to the Initial Term Loan Termination Date); provided that any amounts in such reserve to the extent not paid to the purchaser as an indemnification payment after the expiration of any applicable time period set forth in the agreements in respect of such Asset Sale shall be treated as "Net Cash Proceeds" for all purposes of this Agreement,

(iii)       all payments made on any Debt (other than First Priority Secured Debt) which must by its terms or by applicable law be repaid out of the proceeds from such Asset Sale, and

(iv)       all required distributions and other required payments made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale;

provided that for purposes of determining Net Cash Proceeds received by a Subsidiary required to be applied pursuant to Section 2.10, only that portion of such Net Cash Proceeds received by the Borrower or a Qualified Holding Company whose Equity Interests have been pledged to the Secured Holders pursuant to the Collateral Documents from such Subsidiary in accordance with Section 5.17 shall be included.

“Non-Consenting Bank” has the meaning set forth in Section 10.16.

“Non-Pledged Subsidiaries” means (i) as of the Closing Date, each of the direct Subsidiaries of the Borrower or of AES BVI II listed on Schedule III or (ii) after the Closing Date, in addition to the “Non-Pledged Subsidiaries” set forth on Schedule III, any newly formed or acquired direct (1) Subsidiary of the Borrower whose aggregate assets have a fair market value not in excess of $3,000,000 and, together with the fair market value of the assets of all Non-Pledged Subsidiaries (other than any Subsidiary which is described in clause (2) below), does not exceed $50,000,000 or (2) Subsidiaries of the Borrower for which a grant or perfection of a Lien on such Subsidiary’s stock would require approvals and consents from foreign and domestic regulators and from lenders to, and suppliers, customers or other contractual counterparties of, such Subsidiary.

“Note” means a Revolving Credit Loan Note or a Term Loan Note.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

AES Seventh Amended and Restated Credit Agreement

“Notice of Interest Rate Election” has the meaning set forth in Section 2.07(a).

“Notice of Issuance” has the meaning set forth in Section 2.03(d).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g) or (h). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Financing Documents include (i) the obligation to pay principal, interest, Revolving Letter of Credit or Green Revolving Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Financing Document and (ii) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Bank Party, in its sole discretion, may elect to pay or advance on behalf of the Borrower. Notwithstanding the foregoing, the Obligations under the Financing Documents shall in no event include any Excluded Swap Obligations.

“Obligors” means the Borrower and AES BVI II.

“Off Balance Sheet Obligation” means, with respect to any Person, any Obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such Obligations would give rise to a claim against such Person in a proceeding referred to in Section 6.01(h).

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Outstanding Letter of Credit” means a “Letter of Credit” (as defined in the Existing Bank Credit Agreement) issued under the Existing Bank Credit Agreement that was outstanding on the Amendment and Restatement Effective Date and listed on Appendix IV under the heading “Outstanding Revolving Letters of Credit”.

“Parent” means, with respect to any Bank Party, any Person controlling such Bank Party.

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Parent Operating Cash Flow” means, for any period, the sum of the following amounts (determined without duplication) as calculated below:

(i)       dividends paid to the Borrower by its Subsidiaries during such period;

(ii)       consulting and management fees paid to the Borrower for such period;

AES Seventh Amended and Restated Credit Agreement

(iii)       tax sharing payments made to the Borrower during such period;

(iv)       interest and other distributions paid to the Borrower during such period with respect to cash and other Temporary Cash Investments of the Borrower (other than with respect to amounts on deposit in the Revolving L/C Cash Collateral Account);

(v)       cash payments made to the Borrower in respect of foreign exchange Hedge Agreements or other foreign exchange activities entered into by the Borrower on behalf of any of its Subsidiaries; and

(vi)       other cash payments made to the Borrower by its Subsidiaries other than (A) returns of invested capital; (B) payments of the principal of Debt of any such Subsidiary to the Borrower and (C) payments in an amount equal to the aggregate amount released from debt service reserve accounts upon the issuance of letters of credit for the account of the Borrower and the benefit of the beneficiaries of such accounts.

For purposes of determining Parent Operating Cash Flow:

(1)       the aggregate net cash payments received by a Qualified Holding Company whose Equity Interests have been pledged to the Secured Holders as and to the extent required by the Collateral Documents during any period which could have been (without regard for any cash held by such Qualified Holding Company at the beginning of such period), but were not, paid as a dividend to the Borrower during such period due to tax or other cash management considerations may be included in Parent Operating Cash Flow for such period; provided that any amounts so included will not be included in Parent Operating Cash Flow if and when paid to the Borrower in any subsequent period; and

(2)       Net Cash Proceeds from Asset Sales, Equity Issuances or the incurrence of Debt (but only to the extent that the Net Cash Proceeds from such incurrence of Debt are paid to the Borrower or a Qualified Holding Company as a return of capital) shall not be included in Parent Operating Cash Flow for any period.

“Participant” has the meaning set forth in Section 10.06(b).

“Participant Register” has the meaning set forth in Section 10.06(b).

“Payment Restriction” means any provision in any agreement limiting the ability of any of the Borrower’s Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

AES Seventh Amended and Restated Credit Agreement

“Permitted Amendment” means, one or more amendments providing for an extension of the final maturity date of any Loan and/or any commitment of the Accepting Banks (provided, that such extensions may not result in having more than eight different final maturity dates under this Agreement without the prior written consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed)) and, in connection therewith and subject to the limitations set forth in Section 10.17, any change in the Base Rate Margin and/or Euro-Dollar Margin and other pricing with respect to the applicable Loans and/or commitments of the Accepting Banks and the payment of any fees (including prepayment premiums or fees) to the Accepting Banks (such changes and/or payments to be in the form of cash, equity interest or other property as agreed by the Borrower and the Accepting Banks to the extent not prohibited by this Agreement).

“Permitted Business” means, with respect to any Person, (i) a line of business which is substantially the same line of business as one or more of the principal businesses of such Person and its Subsidiaries, (ii) a line of business which is complementary or ancillary to, one or more of the principal businesses of such Person and its Subsidiaries, (iii) any energy business, (iv) any infrastructure business, (v) any power business, (vi) any public utility business, (vii) the ownership, extraction, processing, transportation, distribution and sales of fossil fuels and derivatives thereof, (viii) any line of business relating or in connection with, climate solutions, carbon offsets, biofuels or battery storage and (ix) any business ancillary, complementary or related to any of the business described in clauses (i) through (viii), including without limitation trading activities.

“Permitted Credit Derivative Transaction” means any credit derivative transaction referencing a government, governmental agency or quasi-governmental agency, sovereign or sovereign agency or a super- or multi- national agency or any debt obligation issued by any such entity, in each case to the extent such transaction is not entered into for speculative purposes.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledged Debt” shall have the meaning specified in the Security Agreement.

“Pledged Subsidiary” means a direct Subsidiary of the Borrower or AES BVI II listed on Schedule I hereto, whose Equity Interests have been pledged to the Collateral Trustees for the benefit of the Secured Holders by the Borrower or AES BVI II, as applicable, pursuant to the Security Agreement or the BVI Cayman Pledge Agreement.

AES Seventh Amended and Restated Credit Agreement

“Power Supply Business” means an electric power or thermal energy generation or cogeneration facility or related facilities, or an electric power transmission, distribution, fuel supply and fuel transportation facilities, or any combination thereof (all subject to relevant security, if any, under related project financing arrangements), together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUHCA” has the meaning set forth in Section 4.12.

“Qualified Equity-Linked or Hybrid Securities” means preferred stock, mandatorily convertible debt securities and Hybrid Securities, in each case, that does not constitute Redeemable Stock.

“Qualified Holding Company” means any Wholly-Owned Consolidated Subsidiary of the Borrower that satisfies, and all of whose direct or indirect holding companies (other than the Borrower) are Wholly-Owned Consolidated Subsidiaries of AES that satisfy, the following conditions:

(i)       its direct and indirect interest in any AES Business shall be limited to the ownership of Capital Stock or Debt obligations of a Person with a direct or indirect interest in such AES Business;

(ii)       except as a result of the Financing Documents (and permitted refinancings thereof), no consensual encumbrance or restriction of any kind shall exist on its ability to make payments, distributions, loans, advances or transfers to the Borrower;

(iii)       it shall not have outstanding any Debt other than Guarantees of Debt under, or Liens constituting Debt under, the Financing Documents (and permitted refinancings thereof) and Debt to the Borrower or to other Qualified Holding Companies (other than AES BVI II);

(iv)       it shall engage in no business or other activity, shall enter into no binding agreements and shall incur no obligations (other than agreements with, and obligations to, the Borrower or other Qualified Holding Companies (other than AES BVI II)) other than (A) the holding of the Capital Stock and Debt obligations permitted under clause (i) above, including entering into retention agreements and subordination agreements relating to such Capital Stock and Debt, (B) the holding of cash received from its Subsidiaries and the investment thereof in Temporary Cash Investments, (C) the payment of dividends and other amounts to the Borrower, (D) ordinary business development activities, (E) the making (but not the entering into binding obligations to make) of Investments in AES Businesses owned by its Subsidiaries, and (F) entering into foreign exchange Hedge Agreements (otherwise permitted under Section 5.19) in respect of dividends received or expected to be received from Subsidiaries of such Qualified Holding Company, in a notional amount not to exceed $100,000,000 outstanding at any

AES Seventh Amended and Restated Credit Agreement

time for each Qualified Holding Company and for a term of no more than six months from the date the relevant Hedge Agreement is entered into; and

(v)       is listed on Schedule V hereto (as supplemented from time to time by written notice to the Agent by the Borrower).

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.20.

“Rating Agency” means any of the following: (a) S&P; (b) Fitch; or (c) Moody’s.

“Recourse Debt” means, on any date, the sum of (i) Debt of the Borrower (other than (x)  Qualified Equity-Linked or Hybrid Securities and (y) undrawn letters of credit supporting business development activities) plus (ii) Derivative Obligations of the Borrower plus (iii) Off Balance Sheet Obligations of the Borrower.

“Recourse Debt to Cash Flow Ratio” means, for any period, the ratio of:

(i)       the sum of the Recourse Debt as of the end of such period to;

(ii)       the Adjusted Parent Operating Cash Flow during such period.

“Redeemable Stock” means any class or series of Capital Stock or Hybrid Securities of any Person that by its terms or otherwise is (i) required to be redeemed prior to the date that is 180 days following the Revolving Credit Loan Termination Date (other than a redemption solely in the form of Capital Stock that does not constitute Redeemable Stock), (ii) redeemable at the option of the holder of such class or series of Capital Stock or Hybrid Securities at any time prior to the date that is 180 days following the Revolving Credit Loan Termination Date or (iii) convertible into or exchangeable for (unless solely at the option of such person) Capital Stock or Hybrid Securities referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the date that is 180 days following the Revolving Credit Loan Termination Date; provided that any Capital Stock or Hybrid Securities that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock or Hybrid Securities upon the occurrence of an “asset sale” or a “change of control” occurring prior to the date that is 180 days following the Revolving Credit Loan Termination Date shall not constitute Redeemable Stock if such Capital Stock or Hybrid Securities specifically provides that such person will not repurchase or redeem any such Capital Stock or Hybrid Securities pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Reducing Revolving Credit Loan Bank” means each Existing Revolving Credit Loan Bank or Existing Green Revolving Credit Loan Bank, other than a Departing

AES Seventh Amended and Restated Credit Agreement

Revolving Credit Loan Bank or Departing Green Revolving Credit Loan Bank, whose Revolving Credit Loan Commitment as shown on Appendix I to the Credit Agreement on the Amendment and Restatement Effective Date is smaller than its aggregate existing Revolving Credit Loan Commitment and Existing Green Revolving Credit Loan Commitment immediately prior to the Amendment and Restatement Effective Date.

“Refunding Borrowing” means a Borrowing which, after application of the proceeds thereof, results in no net increase in the Total Outstandings or Green Total Outstandings, as the case may be, of any Revolving Credit Loan Bank.

“Register” has the meaning set forth in Section 10.06(f).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligations” means at any date the obligations then outstanding of the Borrower under Section 2.03(f) to reimburse the Fronting Banks for L/C Drawings under Letters of Credit.

“Related Fund” means with respect to any Bank Party that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Bank party or by an Affiliate of such investment advisor.

“Relevant Contingent Exposure” has the meaning set forth in Section 2.14(c).

“Required Banks” means, at any time, Bank Parties owed or holding at least a majority in interest of the aggregate principal amount (based in the case of any Revolving Letter of Credit denominated in an Alternative Currency other than Dollars, on the Dollar Equivalent at such time) of the sum of (i) the aggregate principal amount of the Loans outstanding at such time, (ii) the aggregate Revolving Letter of Credit Liabilities outstanding at such time and (iii) the aggregate Unused Revolving Credit Loan Commitments at such time; provided that the Loans, Letter of Credit Liabilities and Unused Revolving Credit Loan Commitments of any Defaulting Bank shall be disregarded in the determination of the Required Banks at any time, except that (x) the Term Loan Commitment or Revolving Credit Loan Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

“Required Revolving Credit Loan Banks” means at any time the Revolving Credit Loan Banks having at least a majority of the sum of the aggregate Total Exposures and Green Total Exposures at such time; provided that the Total Exposure and Green Total Exposure of any Defaulting Bank shall be disregarded for purposes of making a determination of Required Revolving Credit Loan Banks at any time.

“Responsible Officer” means any duly authorized officer of the Borrower or any of its Subsidiaries.

AES Seventh Amended and Restated Credit Agreement

“Restricted Payment” has the meaning set forth in Section 5.09(a).

“Revolving Credit Assumption Agreement” has the meaning set forth in Section 2.18(d)(ii).

“Revolving Credit Increase Date” has the meaning set forth in Section 2.18(a).

“Revolving Credit Loan” has the meaning set forth in Section 2.01(a)(i).

“Revolving Credit Loan Bank” means each Bank having a Revolving Credit Loan Commitment.

“Revolving Credit Loan Commitment Increase” has the meaning set forth in Section 2.18(a).

“Revolving Credit Loan Commitments” means, at any time, with respect to any Revolving Credit Loan Bank at any time, the amount set forth opposite such Bank’s name on Appendix I hereto under the caption “Revolving Credit Loan Commitment” or, if such Bank has entered into one or more Assignment and Assumptions, the amount set forth for such Bank in the Register maintained by the Agent pursuant to Section 10.06(g) as such Bank’s “Revolving Credit Loan Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to Sections 2.09, 2.10 or 2.18.

“Revolving Credit Loan Facility” means, at any time, the aggregate amount of the Revolving Credit Loan Banks’ Revolving Credit Loan Commitments.

“Revolving Credit Loan Increase Commitment Date” has the meaning set forth in Section 2.18(b).

“Revolving Credit Loan Note” means a promissory note of the Borrower to the order of any Revolving Credit Loan Bank, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Bank resulting from the Revolving Credit Loans made or deemed to have been made by such Bank.

“Revolving Credit Loan Termination Date” has the meaning set forth in the definition of “Termination Date” herein.

“Revolving Credit Period” means with respect to the Revolving Credit Loan Facility, the period from and including the Amendment and Restatement Effective Date to but excluding the Revolving Credit Loan Termination Date.

“Revolving L/C Cash Collateral Account” has the meaning set forth in Section 2.14(a).

“Revolving L/C Collateral” has the meaning set forth in Section 2.14(b).

“Revolving L/C Drawing” means a drawing effected under any Revolving Letter of Credit.

AES Seventh Amended and Restated Credit Agreement

“Revolving Letter of Credit” means a letter of credit issued by a Fronting Bank pursuant to Section 2.03(a) and shall also include each Existing Letter of Credit and each Outstanding Letter of Credit.

“Revolving Letter of Credit Commission Rate” means, at any date of determination, a rate per annum equal to the Applicable Revolving Margin on such date.

“Revolving Letter of Credit Liabilities” means, at any time and in respect of any Revolving Letter of Credit, the sum, without duplication, of (i) the Available Amount of such Revolving Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous Revolving L/C Drawings made under such Revolving Letter of Credit.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce, (b) the United Nations Security Council; (c) the European Union; or (d) Her Majesty’s Treasury.

“Sanctioned Country” means at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person located, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 50% or more directly or indirectly owned by any Person described in clause (a) hereof.

“Scheduled Unavailability Date” has the meaning set forth in Section 8.01(II).

“SEC Filings” means public filings made by the Borrower with the Securities and Exchange Commission on Form 8-K, Form 10-Q or Form 10-K, and any filed amendments to any of the foregoing.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article V that (i) is entered into by and between the Borrower and any Hedge Bank and (ii) specifies by its terms that it is secured by the Collateral.

“Secured Holders” has the meaning set forth in the Collateral Trust Agreement.

“Secured Obligations” has the meaning specified in the Collateral Trust Agreement.

AES Seventh Amended and Restated Credit Agreement

“Secured Treasury Management Service Agreements” means any agreement between the Borrower or any of its Subsidiaries and a Bank Party or an Affiliate of a Bank Party to provide treasury management services to the Borrower.

“Security Agreement” means the Security Agreement dated as of December 12, 2002 made by the grantors thereunder in favor of the Collateral Trustees, as amended by Amendment No. 1 dated as of July 29, 2003 and as further amended from time to time.

“Security Agreement Collateral” means the “Collateral” referred to in the Security Agreement.

“Shared Collateral Documents” means the Security Agreement, the Collateral Trust Agreement, the BVI Cayman Pledge Agreement and any other agreement that creates or purports to create a Lien in favor of the Collateral Trustees for the Lender Parties.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Financing Subsidiary” means a Consolidated Subsidiary that has no direct or indirect interest in a Power Supply Business or other AES Business and (1) for purposes of Section 5.09(a)(v), was formed solely for the purpose of acquiring Equity Interests in the Borrower and obtaining financing (including the issuance of securities) the proceeds of which were intended to be used to acquire Equity Interests in the Borrower or (2) for any other purpose hereunder, was formed solely for the purpose of issuing Trust Preferred Securities.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc. and any successor to its rating agency business.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Supermajority Banks” means, at any time, Bank Parties owed or holding at least a 66 2/3% interest of the aggregate principal amount (based in the case of any Letter of Credit denominated in an Alternative Currency other than Dollars, on the Dollar Equivalent at such time) of the sum of (i) the aggregate principal amount of the Loans outstanding at such time, (ii) the aggregate Letter of Credit Liabilities outstanding at such time and (iii) the aggregate

AES Seventh Amended and Restated Credit Agreement

Unused Revolving Credit Loan Commitments at such time; provided that the Loans, Letter of Credit Liabilities and Unused Revolving Credit Loan Commitments of any Defaulting Bank shall be disregarded in the determination of the Supermajority Banks at any time, except that (x) the Term Loan Commitment or Revolving Credit Loan Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

“Supported QFC” has the meaning set forth in Section 10.20.

“Taxes” has the meaning set forth in Section 8.04(a).

“Temporary Cash Investment” means any Investment in (A)(i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof; (ii) commercial paper rated at least the Minimum CP Rating by any two of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc., Fitch IBCA, Inc. and Duff & Phelps Credit Rating Co., provided that one of such two Minimum CP Ratings is by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.; (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000; (iv) medium term notes, auction rate preferred stock, asset backed securities, bonds, notes and letter of credit supported instruments, issued by any entity organized under the laws of the United States, or any state or municipality of the United States and rated in any of the three highest rated categories by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.; (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above; (vi) Euro-Dollar certificates of deposit issued by any bank or trust company which has capital and unimpaired surplus of not less than $500,000,000 or (vii) with respect to a Subsidiary, any category of investment designated as permissible investments under such Subsidiary’s loan documentation; provided that in each case (except clause (vii)) that such Investment matures within fifteen months from the date of acquisition thereof by the Borrower or a Subsidiary and (B) registered investment companies that are “money market funds” within the meaning of Rule 2a-7 under the Investment Company Act of 1940.

“Term Loan” means each Initial Term Loan and each Incremental Term Loan.

“Term Loan Bank” means each Initial Term Loan Bank and each Incremental Term Loan Bank.

“Term Borrowings” means a borrowing consisting of simultaneous Term Loans of the same type made by the appropriate Term Loan Banks.

“Term Loan Commitments” means the Initial Term Loan Commitments of the Initial Term Loan Banks at such time and the Incremental Term Loan Commitments of the Incremental Term Loan Banks at such time.

AES Seventh Amended and Restated Credit Agreement

“Term Loan Facilities” means the Initial Term Loan Facility and the Incremental Term Loan Facility.

“Term Loan Notes” means the Initial Term Loan Notes and the Incremental Term Loan Notes.

“Termination Date” means (i) December 20, 2024, in the case of the Revolving Credit Loan Facility (the “Revolving Credit Loan Termination Date”), (ii) August 10, 2011, in the case of the Initial Term Loan Facility (the “Initial Term Loan Termination Date”) and (iii) the date agreed to by the Borrower, the Agent and the Incremental Term Loan Banks in the case of any Incremental Term Loan Facility (the “Incremental Term Loan Termination Date”); provided that the Incremental Term Loan Termination Date shall not occur prior to the Revolving Credit Loan Termination Date; provided, in each case, that if the applicable Termination Date occurs on a day that is not a Euro-Dollar Business Day, such Termination Date shall occur on the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Termination Date shall be the next preceding Euro-Dollar Business Day.

“Third Party Fronting Bank” means (i) the Agent, (ii) any Term Loan Bank or any Affiliate of any Term Loan Bank (A) a majority of whose common equity is owned, directly or indirectly, by such Term Loan Bank, (B) that owns, directly or indirectly, a majority of the common equity of such Term Loan Bank or (C) a majority of whose common equity is owned, directly or indirectly, by a Person that owns, directly or indirectly, a majority of the common equity of such Term Loan Bank and any Subsidiary of any Term Loan Bank a majority of whose common equity is owned directly or indirectly, by such Term Loan Bank, (iii) any commercial bank having total assets in excess of $5,000,000,000, (iv) any savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a net worth in excess of $250,000,000 or (v) any other Person approved by the Agent, that shall, in the case of any such Agent, Term Loan Bank, Affiliate, Parent, Subsidiary or other financial institution or Person agree to issue letters of credit hereunder with the consent of the Agent (which consent will be deemed to have been given unless the Agent shall have notified the Borrower to the contrary within one day of the Agent’s receipt of notice that such Bank, Affiliate, Parent, Subsidiary or other financial institution or Person is to be a Third Party Fronting Bank).

“Total Bank Exposure” at any time means the sum of (i) the aggregate principal amount of the Loans outstanding at such time plus (ii) the aggregate amount of the Letter of Credit Liabilities at such time plus (iii) the aggregate amount of the Unused Revolving Credit Loan Commitments.

“Total Exposure” means at any time with respect to each Revolving Credit Loan Bank, its Revolving Credit Loan Commitment or, if the Revolving Credit Loan Commitments shall have terminated, its Total Outstandings.

“Total Outstandings” means at any time, as to any Revolving Credit Loan Bank, the sum of the aggregate outstanding principal amount of such Revolving Credit Loan Bank’s

AES Seventh Amended and Restated Credit Agreement

Revolving Credit Loans and its participation in the Revolving Letter of Credit Liabilities and all unreimbursed Revolving L/C Drawings.

“Total Term Loan Commitments” means at any time in respect of a Term Loan Bank the sum of such Term Loan Bank’s Initial Term Loan Commitment at such time plus such Term Loan Bank’s Incremental Term Loan Commitment at such time.

“Trust Preferred Securities” means, at any date, any equity interests in a Special Purpose Financing Subsidiary of AES (such as those known as "TECONS", "MIPS" or "RHINOS"): (I) that are not (A) required to be redeemed or redeemable at the option of the holder thereof prior to the fifth anniversary of the Revolving Credit Loan Termination Date or (B) convertible into or exchangeable for (unless solely at the option of AES) equity interests referred to in clause (A) above or Debt having a scheduled maturity, or requiring any repayments or prepayments of principal or any sinking fund or similar payments in respect of principal or providing for any such repayment, prepayment, sinking fund or other payment at the option of the holder thereof prior to the fifth anniversary of the Revolving Credit Loan Termination Date and (II) as to which, at such date, AES has the right to defer the payment of all dividends and other distributions in respect thereof for the period of at least 19 consecutive quarters beginning at such date.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Cash” means all cash or cash equivalents of the Borrower and its Subsidiaries that would not appear as “restricted” on the consolidated balance sheet of the Borrower or any of its Subsidiaries; provided that Unrestricted Cash shall not include cash or cash equivalents of a Subsidiary that is not an Obligor to the extent such Subsidiary is not permitted (by law, contract or otherwise) from distributing such cash or cash equivalents to the Borrower.

“Unused Revolving Credit Loan Commitments” means, with respect to any Revolving Credit Loan Bank at any time, (i) such Bank’s Revolving Credit Loan Commitment at such time minus (ii) the sum of (A) the aggregate principal amount of all Revolving Credit Loans and Green Revolving Credit Loans outstanding at such time and owed to such Revolving Credit Loan Bank plus (B) such Bank’s pro rata share of the Letter of Credit Liabilities and all unreimbursed L/C Drawings at such time.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.20.

AES Seventh Amended and Restated Credit Agreement

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of Capital Stock or other ownership interests of which (except directors’ qualifying shares and shares owned by foreign nationals mandated by applicable law) are at the time directly or indirectly owned by AES.

Section 1.02 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks (“GAAP”); provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03 Types of Borrowing.

The term “Borrowing” denotes (a) the aggregation of Loans made (or deemed to have been made) or to be made to the Borrower by one or more Banks pursuant to Article II on the same day, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same initial Interest Period or (b) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes hereof by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans). It is understood and agreed that all Borrowings will be made in Dollars.

Section 1.04 Currency Equivalents Generally.

For purposes of this Agreement, the equivalent in any Alternative Currency of an amount in Dollars shall be determined at the rate of exchange quoted by the Agent in New York, at 11:00 A.M. (New York time) on the date of determination, to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

AES Seventh Amended and Restated Credit Agreement

Section 1.05 Divisions.

For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Credits

Section 2.01 Commitment to Lend.

(a)       Revolving Credit Loan Facility. (i) Each Revolving Credit Loan Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans (each a “Revolving Credit Loan” or “Green Revolving Credit Loan”, as specified in the applicable Notice of Borrowing) in Dollars to the Borrower pursuant to this Section 2.01(a)(i) from time to time during the Revolving Credit Period in amounts such that (A) the Total Outstandings of such Revolving Credit Loan Bank at any time shall not exceed the amount of its Revolving Credit Loan Commitment at such time, (B) the Green Total Outstandings of such Revolving Credit Loan Bank at any time shall not exceed its pro rata share of the Green Revolving Credit Loan Sublimit, (C) the aggregate Total Outstandings and Green Total Outstandings of each Revolving Credit Loan Bank at any time shall not exceed such Revolving Credit Loan Banks’s Revolving Credit Loan Commitment, (D) the aggregate Total Outstandings and Green Total Outstandings of all Revolving Credit Loan Banks at any time shall not exceed the aggregate Revolving Credit Loan Commitments and (E) after giving effect to the issuance of such Revolving Credit Loans and/or Green Revolving Credit Loans, the Total Bank Exposure at any time shall not exceed the aggregate Revolving Credit Loan Commitments; provided that in no event shall any Green Revolving Credit Loans, or the proceeds thereof, be used for any purpose other than as set forth in Section 5.08(a)(ii). Each Borrowing under this subsection (a)(i) shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except for Refunding Borrowings and that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(b)) and shall be made from the several Revolving Credit Loan Banks ratably in proportion to their respective Revolving Credit Loan Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a)(i), repay, or, to the extent permitted by Section 2.10, prepay Revolving Credit Loans or Green Revolving Credit Loans and reborrow at any time during the Revolving Credit Period.

(ii)       [Reserved].

(iii)       On the Amendment and Restatement Effective Date, each Departing Revolving Credit Loan Bank, each Reducing Revolving Credit Bank and each Departing Green Revolving Credit Loan Bank hereby sells and assigns, without recourse, to the Additional Revolving Credit Banks and the Increasing Revolving Credit Banks (collectively, the “Assignee

AES Seventh Amended and Restated Credit Agreement

Revolving Credit Banks”), and each of the Assignee Revolving Credit Banks hereby purchases and assumes from such Departing Revolving Credit Loan Banks, Reducing Revolving Credit Banks and Departing Green Revolving Credit Loan Banks, such interests, rights and obligations with respect to the Total Outstandings (under and as defined in the Existing Bank Credit Agreement) and the Revolving Credit Loan Commitments (under and as defined in the Existing Bank Credit Agreement) of such Departing Revolving Credit Loan Bank or Reducing Revolving Credit Bank on the Amendment and Restatement Effective Date (all such interests, rights and obligations sold, purchased, assigned and assumed under the Revolving Credit Loan to be referred to herein as the “Assigned Interests”) and such interests, rights and obligations with respect to the Green Total Outstandings (under and as defined in the Existing Bank Credit Agreement) and the Revolving Credit Loan Commitments (under and as defined in the Existing Bank Credit Agreement) of such Departing Green Revolving Credit Loan Bank on the Amendment and Restatement Effective Date (all such interests, rights and obligations sold, purchased, assigned and assumed under the Green Revolving Credit Loan to be referred to herein as the “Assigned Green Interests”), as shall be necessary, in order that, after giving effect to all such sales and assignments and purchases and assumptions (x) (I) no Departing Revolving Credit Loan Bank holds any Total Outstandings or Revolving Credit Loan Commitment and (II) no Departing Green Revolving Credit Loan Bank holds any Green Total Outstandings or Revolving Credit Loan Commitment and (y) each of the Additional Revolving Credit Banks, the Increasing Revolving Credit Banks, the Reducing Revolving Credit Banks and the other Existing Revolving Credit Banks will hold the principal amounts of Total Outstandings and amounts of Revolving Credit Loan Commitments set forth on Appendix I hereto.  Such sales and assignments and purchases and assumptions shall be made on the terms set forth in Exhibit C-1 and shall comply with Section 10.06(c), notwithstanding any failure of such sales, assignments, purchases and assumptions to comply with (x) the minimum assignment requirement in Section 10.06(c), (y) the requirement to pay the processing and recordation fees referenced in Section 10.06(c) or (z) any requirement to execute and deliver an Assignment and Assumption in respect thereof.  Without limiting the generality of the foregoing, each Additional Revolving Credit Bank, each Departing Revolving Credit Loan Bank, each Increasing Revolving Credit Bank, each Reducing Revolving Credit Banks and each Departing Green Revolving Credit Loan Bank hereby makes the representations and warranties required to be made under paragraph 5 of Exhibit C-1 to this Agreement by an Assignor and Assignee, respectively, with respect to the Assigned Interests and Assigned Green Interests being assigned or assumed by such Revolving Credit Bank hereunder. On the Amendment and Restatement Effective Date, after giving effect to the sales, assignments, purchases and assignments set forth in this Section 2.01(a)(iii), (x) all Revolving Credit Loans outstanding on or prior to the Amendment and Restatement Effective Date under the Existing Bank Credit Agreement shall be deemed to be Revolving Credit Loans under and as defined in this Agreement, (y) all Green Revolving Credit Loans outstanding on or prior to the Amendment and Restatement Effective Date under the Existing Bank Credit Agreement shall be deemed to be Green Revolving Credit Loans under and as defined in this Agreement, and (z) without duplication, (i) all Revolving Credit Loan Commitments existing under the Existing Bank Credit Agreement and so assigned shall be deemed to be Revolving Credit Loan Commitments under and as defined in this Agreement and (ii) all Green Revolving Credit Loan Commitments existing under the Existing Bank Credit Agreement and so assigned shall be deemed to be Revolving Credit Loan Commitments under and as defined in this Agreement.

AES Seventh Amended and Restated Credit Agreement

(iv)       On the Amendment and Restatement Effective Date, subject to the terms and conditions set forth herein, (x) (I) to the extent any Total Outstandings  are outstanding on such date, each Assignee Revolving Credit Bank purchasing and assuming Assigned Interests pursuant to paragraph (iii) above shall pay the purchase price for such Assigned Interests pursuant to such paragraph (iii) (equal to the principal amount of such Total Outstandings with respect to such Assigned Interest) by wire transfer of immediately available funds to the Agent not later than 12:00 Noon (New York City time) and (II) to the extent any Green Total Outstandings are outstanding on such date, each Assignee Revolving Credit Bank purchasing and assuming Assigned Green Interests pursuant to paragraph (iii) above shall pay the purchase price for such Assigned Green Interests pursuant to such paragraph (iii) (equal to the principal amount of such Green Total Outstandings with respect to such Assigned Green Interest) by wire transfer of immediately available funds to the Agent not later than 12:00 Noon (New York City time), (y) the Borrower shall pay all unpaid interest and fees and other amounts accrued to but excluding the Amendment and Restatement Effective Date for the account of each Departing Revolving Credit Loan Bank in respect of such Departing Revolving Credit Loan Bank’s Assigned Interests and of each Departing Green Revolving Credit Loan Bank in respect of such Departing Green Revolving Credit Loan Bank’s Assigned Green Interests by wire transfer of immediately available funds to the Agent not later than 12:00 Noon (New York City time) and (z) the Agent shall pay to each of the Departing Revolving Credit Loan Banks, Reducing Revolving Credit Banks and Departing Green Revolving Credit Loan Banks selling and assigning such Assigned Interests or Assigned Green Interests pursuant to paragraph (iii) above, out of the amounts received by the Agent pursuant to clauses (x) and (y) of this paragraph (iv), the purchase price for the Assigned Interests or Assigned Green Interests assigned by such Departing Revolving Credit Loan Bank, Reducing Revolving Credit Bank or Departing Green Revolving Credit Loan Banks , pursuant to such paragraph (iii) and, to the relevant Departing Revolving Credit Loan Banks and Departing Green Revolving Credit Loan Banks only, all unpaid interest and fees and other amounts accrued for the account of each Departing Revolving Credit Loan Bank and Departing Green Revolving Credit Loan Bank to but excluding the Amendment and Restatement Effective Date by wire transfer of immediately available funds to the account designated by such Departing Revolving Credit Loan Bank, Reducing Revolving Credit Bank or Departing Green Revolving Credit Loan Bank to the Agent not later than 5:00 p.m. (New York City time) on the Amendment and Restatement Effective Date.

(v)       Each of the parties hereto hereby consents to the sales, assignments, purchases and assumptions provided for in paragraphs (iii) and (iv) above, and agrees that each Increasing Revolving Credit Bank and each Reducing Revolving Credit Bank shall be a party to this Agreement and, to the extent of (x) the interests purchased by such Increasing Revolving Credit Bank pursuant to such paragraphs, (y) held by such Increasing Revolving Credit Bank prior to the Amendment and Restatement Effective Date and not sold or assigned hereunder and (z) held by such Reducing Revolving Credit Bank prior to the Amendment and Restatement Effective Date and not sold or assigned hereunder, shall have the rights and obligations of a Revolving Credit Bank under this Agreement.

(vi)       On the Amendment and Restatement Effective Date, such Additional Revolving Credit Bank by its signature to the Amendment becomes a Revolving Credit Bank under this Agreement and agrees to the terms of this Agreement as amended hereby.  Each

AES Seventh Amended and Restated Credit Agreement

reference to a “Revolving Credit Bank” in this Agreement shall be deemed to include the Additional Revolving Credit Bank.

(vii)       On the Amendment and Restatement Effective Date, the Departing Revolving Credit Loan Banks shall cease to be Revolving Credit Banks under this Agreement and the Departing Green Revolving Credit Loan Banks shall cease to be Revolving Credit Banks under this Agreement.

(b)       Initial Term Loan Facility. As of the Amendment and Restatement Effective Date, the Initial Term Loans have been repaid in full and are no longer outstanding.

(c)       Term Loan Facilities. The Term Loans are not revolving in nature, and amounts repaid or prepaid in respect thereof may not be reborrowed.

Section 2.02 Notice of Borrowing.

(a)       The Borrower shall give the Agent notice (a “Notice of Borrowing”) not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third (or, in the case of any Borrowing on the Amendment and Restatement Effective Date, second) Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(i)       the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(ii)       the aggregate amount of such Borrowing;

(iii)       whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Adjusted London Interbank Offered Rate;

(iv)       whether the Loans comprising such Borrowing shall constitute Revolving Credit Loans or Green Revolving Credit Loans; and

(v)       in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of “Interest Period.”

(b)       Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c)       Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Bank shall (except as provided in subsection (d) of this Section 2.02) make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower requesting such Borrowing at the Agent’s aforesaid address.

AES Seventh Amended and Restated Credit Agreement

(d)       If any Bank makes a new Loan hereunder to the Borrower on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section 2.02, or remitted by the Borrower to the Agent as provided in Section 2.11, as the case may be.

(e)       Unless the Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Agent such Bank’s share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (c) and (d) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.03 Letters of Credit.

(a)       Issuance of Letters of Credit. Subject to the terms and conditions hereof, each Fronting Bank agrees to issue letters of credit under this Section 2.03(a) upon the Borrower’s request made pursuant to Section 2.03(d) and for the Borrower’s account or the account of any of the Borrower’s Subsidiaries, from time to time until the Revolving Credit Loan Termination Date; provided, however, that in no event shall (i) the aggregate Available Amount for all Letters of Credit exceed the Revolving Credit Loan Facility at such time, (ii) a Letter of Credit be issued with an Available Amount in excess of the Unused Revolving Credit Loan Commitments of the Revolving Credit Loan Banks at such time and (iii) any Green Revolving Letter of Credit, or the proceeds thereof, be used for any purpose other than as set forth in Section 5.08(a)(ii). In addition, and notwithstanding any reference in any Existing Letter of Credit to the Former Bank Credit Agreement, on and as of the Effective Date, (x) each Existing Letter of Credit shall be deemed to be a Revolving Letter of Credit and to have been issued on the Effective Date (by the Fronting Bank that issued or was deemed to have issued such Existing Letter of Credit under the Former Bank Credit Agreement) pursuant to subclause (i) of this Section 2.03(a), (y) participations in such Existing Letters of Credit held by the Revolving Credit Loan Banks under the Former Bank Credit Agreement shall be deemed to be cancelled and (z) the Revolving Credit Loan Banks under this Agreement shall be deemed to hold participations in such Existing Letters of Credit in the amount required so that the participations of such Revolving Credit Loan Banks shall be in proportion to their respective Revolving Credit Loan Commitments; provided, however, that nothing in this Section 2.03(a) shall extend, modify or otherwise affect the existing expiry date under any such Existing Letter of Credit. Notwithstanding the foregoing, (x) each Revolving Credit Loan Bank that is a Fronting Bank, in its separate capacity as a Fronting Bank, shall only be obligated to issue at any time Letters of

AES Seventh Amended and Restated Credit Agreement

Credit having an aggregate face amount at any time that is equal to the unused Revolving Credit Loan Commitment of such Revolving Credit Loan Bank at such time and (y) each other Fronting Bank shall only be obligated to issue Letters of Credit having an aggregate face amount at any time that is equal to such Fronting Bank’s commitment at such time as set forth in the relevant Fronting Bank Agreement. Any “Revolving Letters of Credit” outstanding under the Existing Bank Credit Agreement on the Amendment and Restatement Effective Date, including, without limitation, the Outstanding Letters of Credit, shall remain outstanding as, and shall be deemed to have been issued as, Revolving Letters of Credit hereunder.

(b)       Participations in Letters of Credit. Upon the issuance (or deemed issuance) of each Letter of Credit by a Fronting Bank pursuant to Section 2.03(a), such Fronting Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Loan Bank (other than such Fronting Bank in the case of Letters of Credit not issued by a Third Party Fronting Bank) and each such Revolving Credit Loan Bank shall be deemed, without further action by any party hereto, to have purchased from such Fronting Bank a participation in such Letter of Credit and the related Letter of Credit Liabilities in the amount required so that the participations of the Revolving Credit Loan Banks (including such Fronting Bank’s retained participation in the case of Letters of Credit not issued by a Third Party Fronting Bank) therein shall be in proportion to their respective Revolving Credit Loan Commitments.

(c)       Required Terms. Each Letter of Credit issued hereunder shall:

(i)       by its terms expire no later than five Domestic Business Days prior to the Revolving Credit Loan Termination Date; provided that notwithstanding the foregoing, a Fronting Bank, at its sole discretion and without recourse to the Agent or any other Bank Party, may issue a Letter of Credit which expires after the Revolving Credit Loan Termination Date, provided further that five Domestic Business Days prior to the Revolving Credit Loan Termination Date, the Borrower shall pay to such issuing Fronting Bank an amount in immediately available funds equal to the Available Amount of such Letter of Credit, to be held by such issuing Fronting Bank as cash collateral;

(ii)       be in a face amount of (x) not less than $300,000 (or the equivalent thereof in an Alternative Currency); provided that up to five Revolving Letters of Credit and five Green Revolving Letters of Credit may be issued with stated amounts less than $300,000 (or the equivalent thereof in an Alternative Currency) and (y) not more than the amount that would, after giving effect to the issuance thereof (and the related purchase and sale of participations therein pursuant to Section 2.03(b)) cause (A) the Total Outstandings of all Revolving Credit Loan Banks to equal the aggregate Revolving Credit Loan Commitments, (B) the Green Total Outstandings of all Revolving Credit Loan Banks to equal the Green Revolving Credit Loan Sublimit or (C) the Total Outstandings and Green Total Outstandings of all Revolving Credit Loan Banks to equal the aggregate Revolving Credit Loan Commitments; and

(iii)       be in a form acceptable to the relevant Fronting Bank.

(d)       Notice of Issuance. Except in the case of Existing Letters of Credit or Outstanding Letters of Credit, the Borrower may request that a Letter of Credit be issued by

AES Seventh Amended and Restated Credit Agreement

giving the Agent and the Fronting Banks for such Letter of Credit a notice (a “Notice of Issuance”) at least two Domestic Business Days before such Letter of Credit is to be issued (or such shorter period of time as shall be acceptable to the Agent and the relevant Fronting Banks), specifying:

(i)       the date of issuance of such Letter of Credit;

(ii)       the expiry date of such Letter of Credit (which shall comply with the requirements of Section 2.03(c));

(iii)       the proposed terms of such Letter of Credit (or the proposed form thereof shall be attached to such Notice of Issuance), including the face amount thereof (which shall comply with the requirements of Section 2.03(c));

(iv)       whether such Letter of Credit shall constitute a Revolving Letter of Credit or a Green Revolving Letter of Credit;

(v)       the transaction that is to be supported or financed with such Letter of Credit, including identification of the Power Supply Business or other AES Business, if any, to which such transaction relates and the name of the proposed account party for such Letter of Credit (which may be the Borrower and any subsidiary of the Borrower), and whether such transaction or use of a Green Revolving Letter of Credit, or the proceeds thereof, complies with Section 5.08(a)(ii); and

(vi)       the identity of the Fronting Banks for such Letter of Credit, which shall comply with the definition of “Fronting Bank” hereunder.

In addition, as a condition to any such Letter of Credit issuance, the Borrower shall submit a letter of credit application, in each case, as required by the applicable Fronting Bank and using such Fronting Bank’s standard form. Upon the receipt of a Notice of Issuance, the Agent shall promptly notify each Fronting Bank of the contents thereof and of the amount of such Fronting Bank’s participation in such Letter of Credit and such Notice of Issuance shall not thereafter be revocable by the Borrower.

(e)       Revolving L/C Drawings under Revolving Letters of Credit.

(i)       Upon receipt from the beneficiary of any Letter of Credit of demand for payment under such Letter of Credit, the relevant Fronting Bank shall determine in accordance with the terms of such Letter of Credit whether such request for payment should be honored.

(ii)       If the relevant Fronting Bank determines that a demand for payment by the beneficiary of a Letter of Credit should be honored, such Fronting Bank shall make available to the beneficiary in accordance with the terms of such Letter of Credit the amount of the L/C Drawing under such Letter of Credit. Such Fronting Bank shall thereupon promptly notify the Borrower and the Agent of the amount of such L/C Drawing paid by it. Upon receipt by the Agent of such notice from the relevant Fronting Bank, the Agent shall promptly notify each Revolving Credit Loan Bank of the amount

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of each such Revolving Credit Loan Bank’s participation therein (which, in the case of any L/C Drawing under an Alternative Currency Letter of Credit shall be the Dollar Equivalent thereof).

(iii)       No Fronting Bank shall be under any obligation to issue any Letter of Credit if any Bank at that time is a Defaulting Bank, unless the relevant Fronting Bank has entered into arrangements, including the delivery of cash collateral satisfactory to such Fronting Bank (in its sole discretion) with the Borrower or such Bank to eliminate such Fronting Bank’s actual or potential fronting exposure (after giving effect to Section 2.03(g)(iv)) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liability as to which such Fronting Bank has actual or potential fronting exposure, as it may elect in its sole discretion.

(f)       Reimbursement and Other Payments by the Borrower.

(i)       If any amount is drawn under any Letter of Credit issued at the request of or for the account of the Borrower or any Subsidiary of the Borrower, the Borrower irrevocably and unconditionally agrees to reimburse the relevant Fronting Bank in Dollars for all amounts paid by such Fronting Bank upon such L/C Drawing (which, in the case of any L/C Drawing under an Alternative Currency Letter of Credit shall be the Dollar Equivalent thereof), together with any and all reasonable charges and expenses which any Revolving Credit Loan Bank or relevant Fronting Bank may pay or incur relative to such L/C Drawing and all such amounts due from the Borrower shall bear interest, payable on the date upon which such amounts shall be due and payable, on the amount drawn for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable at a rate per annum equal to the rate applicable to Base Rate Loans for such day. If a Fronting Bank makes any payment under a Letter of Credit, the Borrower shall reimburse such Fronting Bank by paying such amount to the relevant Fronting Bank not later than 12:00 noon (New York City time) on the day that such payment is made, if the Borrower receives notice of such payment before 10:00 A.M. (New York City time) on such day, or if such notice has not been received by the Borrower before such time on such day, then not later than 12:00 noon (New York City time) on (i) the Domestic Business Day that the Borrower receives such notice, if such notice is received before 10:00 A.M. (New York City time) on the day of receipt, or (ii) the next Domestic Business Day, if such notice is not received before such time on the day of receipt; provided that if such payment is at least $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02, that such payment be made with the proceeds of a Base Rate Borrowing (which shall consist of Revolving Credit Loans in the case of a payment under a Revolving Letter of Credit or a Green Revolving Credit Loans in the case of a payment under a Green Revolving Letter of Credit) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing (which shall consist of Revolving Credit Loans in the case of a payment under a Revolving Letter of Credit or a Green Revolving Credit Loans in the case of a payment under a Green Revolving Letter of Credit). Any overdue reimbursement payment, or overdue interest thereon, shall bear

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interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the rate applicable to Base Rate Loans for such day plus 2%.

(ii)       Each payment to be made by the Borrower pursuant to this Section 2.03(f) shall be made, in Federal or other funds immediately available, to the applicable Fronting Bank at its address referred to in Section 10.01.

(iii)       The obligations of the Borrower to reimburse each Fronting Bank under this Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(A)       any lack of validity or enforceability of any Financing Document;

(B)       any amendment or waiver of or any consent to departure from any Financing Document (except, in the case of an effective amendment to, waiver of or consent to a departure from any provision of this Agreement, to the extent specified herein);

(C)       the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the beneficiary of any Letter of Credit (or any Person or entity for whom such beneficiary may be acting), the Agent, any Fronting Bank or any Revolving Credit Loan Bank or any other Person or entity, whether in connection with this Agreement, any other Financing Document or any unrelated transaction;

(D)       any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(E)       payment by a Fronting Bank under any Letter of Credit against presentation of a draft or document which does not comply with the terms of such Letter of Credit; or

(F)       to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)       Payments by Revolving Credit Loan Banks with Respect to Letters of Credit.

(i)       Each Revolving Credit Loan Bank shall make available an amount equal to its ratable share of any L/C Drawing under a Letter of Credit, in Federal or other funds immediately available in New York City, to the applicable Fronting Bank by 3:00 P.M. (New York City time) on the date on which the Borrower is required to reimburse such Fronting Bank with respect to such L/C Drawing pursuant to Section 2.03(f)(i), together with interest on such amount for the period from and including the date of such L/C Drawing to but excluding the date upon which such amount is to be made available at the

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Federal Funds Rate on the date of such L/C Drawing, at such Fronting Bank’s address referred to in Section 10.01; provided that each Revolving Credit Loan Bank’s obligation shall be reduced by its pro rata share of any reimbursement theretofore paid by the Borrower in respect of such L/C Drawing pursuant to Section 2.03(f)(i). The applicable Fronting Bank shall notify each Revolving Credit Loan Bank of the amount of such Revolving Credit Loan Bank’s obligation (which, in the case of any payment under an Alternative Currency Letter of Credit, shall be the Dollar Equivalent thereof) in respect of any L/C Drawing under a Letter of Credit not later than 1:30 P.M. (New York City time) on the day such payment by such Revolving Credit Loan Bank is due. Each Revolving Credit Loan Bank shall be subrogated to the rights of the applicable Fronting Bank against the Borrower to the extent such payment due from such Revolving Credit Loan Bank to such Fronting Bank is paid, plus interest thereon, from and including the day such amount is due from such Revolving Credit Loan Bank to such Fronting Bank to but excluding the day the Borrower makes payment to such Fronting Bank pursuant to Section 2.03(f)(i), whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day. In the event that, on the date of any L/C Drawing, (w) Total Outstandings exceeds the Maximum Outstanding Exposure, (x) Green Total Outstandings exceeds the Green Maximum Outstandings Exposure, (y) the applicable Fronting Bank is not reimbursed by the Borrower on such date for the entire amount of such Revolving L/C Drawing, and (z) the Revolving Credit Loan Banks, pursuant to the last sentence of subsection (iv) below, are not obligated to reimburse such Fronting Bank for the entire amount of such L/C Drawing, the Agent shall, solely for purposes of determining the portion of such L/C Drawing to be reimbursed by each Revolving Credit Loan Bank, (A) allocate the respective Revolving Credit Loan Commitments of the Revolving Credit Loan Banks to the Letter of Credit Liabilities of each Letter of Credit on such date on a pro rata basis (based upon (1) the proportion of the Revolving Credit Loan Commitments to the aggregate amount of the Letter of Credit Liabilities of all outstanding Letters of Credit and (2) each Revolving Credit Loan Bank’s pro rata share of the Revolving Credit Loan Commitments), (B) based on such allocation, determine the reimbursement obligation of each Revolving Credit Loan Bank with respect to such L/C Drawing and (C) promptly notify each Revolving Credit Loan Bank of the amount of its reimbursement obligation with respect to such L/C Drawing.

(ii)       If any Revolving Credit Loan Bank fails to pay any amount required pursuant to subsection (i) of this Section 2.03(g) on the date on which such payment is due, interest, payable on demand, shall accrue on such Bank’s obligation to make such payment, for each day from and including the date such payment becomes due to but excluding the date such Bank makes such payment at a rate per annum equal to the Federal Funds Rate. Any payment made by any Revolving Credit Loan Bank after 3:00 P.M. (New York City time) on any Domestic Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Domestic Business Day.

(iii)       If the Borrower shall reimburse a Fronting Bank for any L/C Drawing under a Letter of Credit after the Revolving Credit Loan Banks shall have made funds available to such Fronting Bank with respect to such L/C Drawing in accordance with

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subsection (i) of this Section 2.03(g), such Fronting Bank shall promptly upon receipt of such reimbursement distribute to each Revolving Credit Loan Bank its pro rata share thereof, including interest, to the extent received by such Fronting Bank.

(iv)       During any period in which there is a Defaulting Bank, for purposes of computing the amount of the obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit pursuant to this Section, the “pro rata share” of each non-Defaulting Bank shall be computed without giving effect to the Revolving Credit Loan Commitment of that Defaulting Bank; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Bank, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Revolving Letters of Credit (or Green Revolving Letters of Credit) pursuant to such reallocation shall not exceed the positive difference, if any, of (1) the Revolving Credit Loan Commitment (or Green Revolving Credit Loan Commitment) of that non-Defaulting Bank minus (2) the aggregate Total Outstandings (or Green Total Outstandings) of that Bank immediately prior to giving effect to such reallocation; provided, further, that subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a non-Defaulting Bank as a result of such non-Defaulting Bank’s increased exposure following such reallocation.

(v)       The several obligations of the Revolving Credit Loan Banks to the Fronting Banks hereunder shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which any such Revolving Credit Loan Bank or any other Person may have against the Agent, any Fronting Bank or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Credit Loan or Green Revolving Credit Loan or any Revolving Letter of Credit or Green Revolving Letter of Credit; (3) any adverse change in the condition (financial or otherwise) of any Obligor or any other Person; (4) any breach of any Financing Document by any party thereto; (5) the fact that any condition precedent to the issuance of, or the making of any payment under, any Revolving Letter of Credit or Green Revolving Letter of Credit was not in fact met; (6) any violation or asserted violation of law by any Revolving Credit Loan Bank or any affiliate thereof; or (7) to the extent permitted under applicable law, any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each payment by each Revolving Credit Loan Bank to a Fronting Bank for its own account shall be made without any offset, abatement, withholding or reduction whatsoever. If a Fronting Bank is required at any time (whether before or after the applicable Termination Date) to return to the Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Borrower to such Fronting Bank in payment of any Reimbursement Obligation or interest thereon upon the insolvency of the Borrower, or the commencement of any case or proceeding under any bankruptcy, insolvency or other similar law with respect to the Borrower, each Revolving Credit Loan Bank shall, on demand of such Fronting Bank, forthwith return to such Fronting Bank any amounts

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transferred to such Revolving Credit Loan Bank by such Fronting Bank in respect thereof pursuant to this subsection plus such Revolving Credit Loan Bank’s pro rata share of any interest on such payments required to be paid to the Person recovering such payments plus interest on the amount so demanded from the day such demand is made, if such demand is made by 2:00 P.M. (New York City time), or from the next following Domestic Business Day, if such demand is made after 2:00 P.M. (New York City time), to but not including the day such amounts are returned by such Revolving Credit Loan Bank to such Fronting Bank at a rate per annum for each day equal to (A) the Federal Funds Rate for the day of such demand and (B) the Base Rate plus 1% for each day thereafter. Notwithstanding the foregoing or any other provision contained herein, in no event shall any Revolving Credit Loan Bank be obligated to make any payment to a Fronting Bank to the extent that such payment would cause such Bank’s pro rata share of the Total Outstandings hereunder to exceed such Bank’s Revolving Credit Loan Commitment or the Green Total Outstandings to exceed the Green Revolving Credit Loan Sublimit; provided that the foregoing shall not affect the obligation of the Borrower (which is absolute, unconditional and irrevocable) to each Fronting Bank under a Letter of Credit, including any amount thereof that is not paid by any Revolving Credit Loan Bank to such Fronting Bank (pursuant to this sentence or otherwise).

(h)       Letter of Credit Commission; Issuance Fee.

(i)       Letter of Credit Commission. The Borrower agrees to pay to the Agent a letter of credit commission with respect to each Letter of Credit issued at its request or for its account, computed for each day from and including the date of issuance of such Letter of Credit through and including the last day a L/C Drawing is available under such Letter of Credit (the “Letter of Credit Termination Date”), at the applicable Letter of Credit Commission Rate on the aggregate amount available for drawing under such Letter of Credit from time to time (whether or not any conditions to drawing can then be met), such fee to be for the account of the Revolving Credit Loan Banks then ratably in proportion to their Total Exposures or Green Total Exposures, as applicable; provided, however, any such fees payable for the account of a Defaulting Bank for any period during which such bank is a Defaulting Bank and has not provided cash collateral satisfactory to the Fronting Banks with respect to such Defaulting Bank’s obligations under Section 2.03(g), shall be payable, to the maximum extent permitted by applicable law, to the other Banks in accordance with the upward adjustments in their respective pro rata shares allocable to such Letter of Credit pursuant to Section 2.03(g)(iv), with the balance of such fee, if any, payable to the relevant Fronting Banks pro rata for their own accounts. Such fee shall be payable quarterly in arrears (A) on the later of (x) each March 31, June 30, September 30 and December 31 and (y) the date that is three Domestic Business Days after receipt by the Borrower of the invoice relating to such date for the fee payable on such date and (B) upon the Revolving Credit Loan Termination Date or the Green Revolving Credit Loan Termination Date, as applicable.

(ii)       Issuance Fee. The Borrower shall pay to each Fronting Bank for its own account such fees with respect to each Letter of Credit issued by such Fronting Bank for the account of the Borrower as shall have been agreed between the Borrower and such Fronting Bank.

AES Seventh Amended and Restated Credit Agreement

(iii)       Limited Liability of the Fronting Banks. As between each Fronting Bank, on the one hand, and the Borrower, on the other, the Borrower assumes all risks of any acts or omissions of the beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Fronting Bank or any of its respective employees, officers or directors shall be liable or responsible for: (1) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (2) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (3) payment by any such Fronting Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (4) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit; provided that the Borrower shall have a claim against the applicable Fronting Bank, and such Fronting Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or special, damages suffered by the Borrower which are found in a final, unappealable judgment of a court of competent jurisdiction to have been caused by such Fronting Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, a Fronting Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

(iv)       Fronting Banks and Affiliates. Each Fronting Bank shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though they were not Fronting Banks (in each case to the extent such Fronting Bank is also a Bank), and the Fronting Banks and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if they were not Fronting Banks hereunder.

(i)       Applicability of ISP98. Unless otherwise expressly agreed by the applicable Fronting Bank and the Borrower when a Letter of Credit is issued (or deemed issued), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time issuance) shall apply to the Letter of Credit.

(j)       Cash Collateral Call. If any Bank becomes, and during the period it remains, a Defaulting Bank, if any Letter of Credit is at the time outstanding, the applicable Fronting Bank, may, by notice to the Borrower and such Defaulting Bank through the Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Fronting Bank (after giving effect to Section 2.03(g)(iv) and any Cash Collateral provided by the Defaulting Bank) in respect of such Letter of Credit in amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Bank in respect thereof, or to make other arrangements satisfactory to the Agent, and to such Fronting Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank. In furtherance of the foregoing, if any Bank becomes, and during the period it remains, a Defaulting Bank, each

AES Seventh Amended and Restated Credit Agreement

Fronting Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Bank in respect of such Letter of Credit. If the Borrower, the Agent, each Fronting Bank agree in writing in their discretion that a Bank that is a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, whereupon such Bank will cease to be a Defaulting Bank.

Section 2.04 Evidence of Debt.

(a)       Each Bank Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank Party resulting from each Loan owing to such Bank Party from time to time, including the amounts of principal and interest payable and paid to such Bank Party from time to time hereunder. The Borrower agrees that upon notice by any Bank Party to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Bank Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Bank Party, the Borrower shall promptly execute and deliver to such Bank Party, with a copy to the Agent, a Revolving Credit Loan Note or a Term Loan Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Bank Party in a principal amount equal to the Loans owing to, or to be made by, such Bank Party. All references to Notes in the Financing Documents shall mean Notes, if any, issued hereunder.

(b)       The Register maintained by the Agent pursuant to Section 10.06(f) shall include a control account, and a subsidiary account for each Bank Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Loan made hereunder (or deemed to be made hereunder), whether such Loan bears interest at the Base Rate or the Adjusted London Interbank Offered Rate, and, if appropriate, the Interest Period applicable thereto; (ii) the terms of each Assignment and Assumption delivered to and accepted by it; (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank Party hereunder; and (iv) the amount of any sums received by the Agent from the Borrower hereunder and each Bank Party’s share thereof.

(c)       Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Bank Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Bank Party and, in the case of such account or accounts, such Bank Party, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Bank Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts, shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

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Section 2.05 Maturity of Loans.

(a)       Each Revolving Credit Loan and Green Revolving Credit Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Revolving Credit Loan Termination Date, (b) each Initial Term Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Initial Term Loan Termination Date and (c) each Incremental Term Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) on the Incremental Term Loan Termination Date in respect of such Incremental Term Loan Facility.

Section 2.06 Interest Rates.

(a)       Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate Margin applicable to such Loan plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date.

(b)       Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin applicable to such Loan for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c)       Upon the occurrence and during the continuance of an Event of Default described in Section 6.01(a) or an Event of Default described in Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay interest on (x) (i) the outstanding principal amount of each Base Rate Loan owing to each Bank Party, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Base Rate Loan pursuant to Section 2.06(a) above and (ii) to the fullest extent permitted by law, the amount of any interest that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on the Base Rate Loans on which such interest has accrued pursuant to Section 2.06(a) above and (y)(i) the outstanding principal amount of each Euro-Dollar Loan owing to each Bank Party payable on demand, at a rate per annum equal at all times to a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin applicable to such Loan plus the Adjusted London Interbank Offered Rate applicable to such Euro-Dollar Loan (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the relevant rate applicable to Base Rate Loans) (the “Euro-Dollar Default Rate”) and (ii) to the fullest extent permitted by law, the amount of any interest that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal to the Euro-Dollar Default Rate for the Euro-Dollar Loans on which such interest has accrued pursuant to Section 2.06(b) above.

(d)       The Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder. The Agent shall give prompt notice to the Borrower and

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the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07 Method of Electing Interest Rates.

(a)       The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(d) and the provisions of Article VIII), as follows:

(i)       if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

(ii)       if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted from Euro-Dollar Loans to Base Rate Loans, in which case such notice shall be delivered to the Agent not later than 11:00 A.M. (New York City time) on the date such conversion is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans consisting of all Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b)       Each Notice of Interest Rate Election shall specify:

(i)       the Group of Loans (or portion thereof) to which such notice applies;

(ii)       the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii)       if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)       if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

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Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)       Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(a) above, the Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)       The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Loans consisting of all Euro-Dollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Agent.

(e)       If any Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.08 Commitment Fee.

The Borrower shall pay to the Agent, for the account of the Revolving Credit Loan Banks (other than Defaulting Banks), ratably in proportion to their Revolving Credit Loan Commitments, on any date, a commitment fee on the daily amount by which the aggregate amount of the Revolving Credit Loan Commitments exceeds the aggregate Total Outstandings and Green Total Outstandings, at the per-annum percentage set forth in the table below under the heading “Commitment Fee,” in each case based on the ratings assigned to the Facilities on such date by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings Ltd.; provided that any commitment fee owing to a Revolving Credit Loan Bank which is a Defaulting Bank shall not be payable for any period during which such Bank remains a Defaulting Bank. Such commitment fee shall accrue from and including the Amendment and Restated Effective Date to but excluding the Revolving Credit Loan Termination Date (or earlier date of termination of the Revolving Credit Loan Commitments in their entirety). Accrued commitment fees under this Section 2.08 shall be payable quarterly in arrears on (A) the later of (x) each March 31, June 30, September 30 and December 31 and (y) the date that is three Domestic Business Days after receipt by the Borrower of the invoice relating to such date for the fee payable on such date, (B) the Revolving Credit Loan Termination Date and (C) upon the date of termination of the Revolving Credit Loan Commitments in their entirety.

Rating (Moody’s/S&P/Fitch)	Commitment Fee
Baa1 (or higher)/ BBB+ (or higher)/BBB+ (or higher)	0.175%
Baa2/BBB/BBB	0.225%
Baa3/BBB-/BBB-	0.275%

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Ba1/BB+/BB+	0.350%
Ba2 (or lower)/BB (or lower)/BB (or lower)	0.500%

If the Facilities are rated by only one rating agency, the rating of such rating agency shall be used in determining the commitment fee. If the Facilities are rated by two such rating agencies and (x) the ratings differential is one level, the lower rating will apply or (y) the ratings differential is two levels or more, the midpoint rating will apply; provided that if there is no midpoint rating, the lower of the two intermediate ratings surrounding the midpoint will apply. If the Facilities are rated by all three ratings agencies, and (x) all such ratings are at different levels, the midpoint level (i.e., the level applicable to the rating that is neither the highest nor the lowest) will apply or (y) at least two such ratings are at the same level, such rating will apply. If the Facilities are not rated by any of such rating agencies, the Facilities shall be deemed to be rated one level higher than (i) in the case of Moody’s Investors Service Inc., the Borrower’s corporate family rating, (ii) in the case of Standard & Poor’s Rating Services, the Borrower’s corporate credit rating and (iii) in the case of Fitch Ratings Ltd., the Borrower’s issuer default rating and, in each case, the rules of the preceding three sentences shall apply to such deemed ratings. If the Facilities are not rated (or deemed rated in accordance with the preceding sentence) by any of such rating agencies, the commitment fee shall be with respect to any Revolving Letter of Credit Commission Rate, or Revolving Credit Loans or Green Revolving Letter of Credit Commission Rate or Green Revolving Credit Loans the highest rate set forth in the table above. The rating assigned by any ratings agency to the Facilities as of immediately prior to the Amendment and Restatement Effective Date shall be deemed to be the rating assigned to the Facilities by such ratings agency on and after the Amendment and Restatement Effective Date until the earlier of (x) a new rating being assigned by such ratings agency to the Facilities and (y) a new corporate family rating, corporate credit rating, and/or issuer default rating, as applicable, being assigned by such ratings agency to the Borrower, after which the rating assigned by such ratings agency to the Facilities at such time shall be used in determining the commitment fee.

For the avoidance of doubt, solely upon the commencement of and during any Collateral Suspension Period, (i) the ratings above shall refer to unsecured ratings assigned to the Facilities without any third party credit enhancement; it being understood that, at any time other than during a Collateral Suspension Period, the ratings above shall refer to secured ratings assigned to the Facilities; and (ii) if the Facilities are not rated by any of such rating agencies, the ratings for the Facilities shall be deemed to be (A) in the case of Moody’s Investors Service Inc., the Borrower’s corporate family rating, (B) in the case of Standard & Poor’s Rating Services, the Borrower’s corporate credit rating and (C) in the case of Fitch Ratings Ltd., the Borrower’s issuer default rating and, in each case, the rules of the first three sentences of the immediately preceding paragraph shall apply to such deemed ratings.

Section 2.09 Termination or Reduction of Loan Commitments.

(a)       Optional. The Borrower may, upon at least three Domestic Business Days’ notice to the Agent, (i) terminate the Revolving Credit Loan Commitments in their

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entirety at any time, if no Revolving Credit Loans, Green Revolving Credit Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple thereof, the aggregate amount of the Revolving Credit Loan Commitments in excess of the aggregate Total Outstandings and Green Total Outstandings. For the avoidance of doubt, upon any reduction of the Revolving Credit Loan Commitments under this Section 2.09 or otherwise, the Green Revolving Credit Loan Sublimit shall be reduced on a dollar-for-dollar basis.

(b)       Mandatory. Scheduled Termination. The Revolving Credit Loan Commitments shall terminate on the Revolving Credit Loan Termination Date, and any Revolving Credit Loans, Green Revolving Credit Loans and Reimbursement Obligations with respect to such Revolving Credit Loan Commitments then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.10 Prepayment of the Loans.

(a)       Optional. (i) Subject in the case of any Euro-Dollar Loans to Section 2.12, the Borrower may, upon at least one Domestic Business Days’ notice to the Agent, prepay any Loans that bear interest at the Base Rate or upon at least three Euro-Dollar Business Days’ notice to the Agent, prepay any Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(i)       Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

(b)       Mandatory. (i) The Borrower shall, on the third Business Day following the receipt by the Borrower after the Effective Date of (A) Net Cash Proceeds from any Asset Sales in the case of sales of assets or Equity Interests of, or other Investments in, IPALCO or any of its Subsidiaries pursuant to clause (iv) of Section 5.18 or (B) Net Cash Proceeds from the incurrence of any Bridge Debt, offer to prepay, on a pro rata basis, an aggregate principal amount of the Term Loans in an amount equal to the Banks’ Ratable Share of such Net Cash Proceeds and the Term Loan Banks shall have the option to accept or refuse such prepayment in accordance with the provisions set forth in Section 2.10(c). Upon the payment in full of the Term Loans, the Borrower shall apply such Net Cash Proceeds to ratably prepay the Revolving Credit Loans and the Green Revolving Credit Loans outstanding at such time (without any reduction of Revolving Credit Loan Commitments).

(i)       The Borrower shall, on the third Business Day following the date of receipt of Net Cash Proceeds from the issuance of Debt by any Subsidiary of the Borrower permitted pursuant to Section 5.07(b)(ii) (but only to the extent applicable pursuant to the proviso thereof) and Section 5.07(b)(vi) (but only to the extent the Debt was incurred by IPALCO, offer to prepay an aggregate principal amount of the Term Loans in an aggregate amount equal to the Banks’ Ratable Share of such Net Cash

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Proceeds (other than $200,000,000 of additional Debt of IPALCO incurred after the Effective Date). The Term Loan Banks shall have the option to accept or refuse any prepayment pursuant to this Section 2.10(b)(ii) in accordance with the provisions set forth in Section 2.10(c). So long as Net Cash Proceeds referred to in this Section 2.10(b)(ii) are received by the Borrower, the Borrower agrees to use all reasonable efforts to cause all such Net Cash Proceeds permitted to be distributed to be so distributed. Upon the payment in full of the Term Loans, the Borrower shall apply such Net Cash Proceeds to ratably prepay the Revolving Credit Loans and the Green Revolving Credit Loans outstanding at such time (without any reduction of Revolving Credit Loan Commitments).

provided that with respect to Asset Sales described in clause (y) (and not in clause (x)) in the parenthetical appearing in the definition of Asset Sale (or any Bridge Debt in respect thereof), only 50% of such Net Cash Proceeds actually received by the Borrower shall be subject to this Section 2.10(b); provided, further, that so long as no Event of Default shall then exist or would arise therefrom, such Net Cash Proceeds from an Asset Sale described in such clause (y) (and not in clause (x)) (or any Bridge Debt in respect thereof) shall not be required to be applied pursuant to this Section 2.10(b) to the extent that the Borrower shall have delivered a certificate of a Responsible Officer to the Agent on or prior to the offer commencement or prepayment date specified in this Section 2.10(b) stating that such Net Cash Proceeds are expected to be used to purchase replacement assets or repair such assets, or to purchase assets used or useful in the business of the Borrower and its Subsidiaries, or to acquire more than 50% of the Equity Interests of any person that owns such assets or engages in a business of the type that the Borrower and Subsidiaries are permitted to be engaged in and, in each case, otherwise in compliance with the terms of this Agreement, no later than 365 days following the date of such Asset Sale (or any Bridge Debt in respect thereof); provided that such time may be extended by an additional 90 days if, on or prior to the 365th day following the date of receipt of such Net Cash Proceeds, the Borrower delivers a certificate of a Responsible Officer to the Agent detailing the intended use of such Net Cash Proceeds and certifying that the Net Cash Proceeds will be used in accordance with this proviso; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period (or such longer period to the extent extended), such unused portion shall be applied on the last day of such period as provided in this Section 2.10(b).

(c)       Term Loan Opt-Out. With respect to any prepayment of a Term Loan Facility pursuant to Section 2.10(b) above, the Borrower shall notify the Agent by 12:00 Noon (New York City time) on or before the third Business Day after the Borrower is in receipt of the applicable Net Cash Proceeds of the receipt of such Net Cash Proceeds and its offer to prepay the Term Loans on the fourth Business Day following receipt of such notice by the Agent. The Agent shall then notify each of the Term Loan Banks of such offer. Each Term Loan Bank, at its option, may elect not to accept such prepayment. Any Term Loan Bank declining such prepayment shall give written notice to the Agent by 12:00 Noon (New York City time) on the third Business Day immediately following the date the Term Loan Banks receive notice of such prepayment. If a Term Loan Bank fails to give notice by 12:00 Noon as set forth in the immediately preceding sentence, such Term Loan Bank shall be deemed to have accepted the offer. Any amounts that would otherwise have been applied to prepay such declining Term Loan Bank shall instead be retained by the Borrower.

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Section 2.11 General Provisions as to Payments.

(a)       The Borrower shall make each payment of principal of, and interest on, the Loans and Reimbursement Obligations and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off, counterclaim or other deduction, to the Agent at its address referred to in Section 10.01. The Agent will promptly distribute to each Bank Party (subject to clause (c) below) its ratable share of each such payment received by the Agent for the account of the Bank Parties. Whenever any payment of principal of, or interest on, the Base Rate Loans or Reimbursement Obligations or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)       Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Bank Parties hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank Party on such due date an amount equal to the amount then due such Bank Party. If and to the extent that the Borrower shall not have so made such payment, each Bank Party shall repay to the Agent forthwith on demand such amount distributed to such Bank Party together with interest thereon, for each day from the date such amount is distributed to such Bank Party until the date such Bank Party repays such amount to the Agent, at the Federal Funds Rate.

(c)       Any payment of principal, interest, fees or other amounts received by the Agent under this Agreement for the account of a Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Agent by that Defaulting Bank pursuant to clause (d) of this Section 2.11), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Bank to the Fronting Banks; third, if so determined by the Agent or requested by any such applicable Fronting Bank, to be held as cash collateral for future funding obligations of that Defaulting Bank of any participation in any Letter of Credit issued by such Fronting Bank; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Bank to fund its Loans under this Agreement; sixth, to the payment of any amounts owing to the applicable Banks or Fronting Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or any Fronting Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no

AES Seventh Amended and Restated Credit Agreement

Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of the applicable Facility or obligations with respect to L/C Drawings of such Facility in respect of which that Defaulting Bank has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, in each case of the applicable Facility, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or amounts with respect to L/C Drawings owed to, in each case of the applicable Facility, that Defaulting Bank. Promptly (x) upon a Lender ceasing to be a Defaulting Lender or (y) following termination of this Agreement (including the termination of all Letters of Credit issued hereunder) and the payment of all amounts owed under this Agreement (other than unasserted contingent obligations which by their terms survive the termination of this Agreement), all amounts, if any, held in a segregated account pursuant to this Section 2.11(c) shall be returned to such Lender or Defaulting Lender, as applicable.

(d)       In the event that any Defaulting Bank shall exercise any right of setoff in respect of the Obligations owing to such Defaulting Bank under this Agreement, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.11(c) and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.

Section 2.12 Funding Losses.

If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Bank Party in accordance with Section 2.02(b), 2.07(c) or 2.10(a), the Borrower shall reimburse each Bank Party within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank Party shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13 Computation of Interest and Fees.

Interest based on the Base Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed

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on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14 Revolving L/C Cash Collateral Account.

(a)       All amounts required to be deposited as cash collateral with the Collateral Agent pursuant to Section 2.15 or Section 6.03 shall be deposited in a cash collateral account (the “Revolving L/C Cash Collateral Account”) established by the Borrower with the Collateral Agent, to be held, applied or released for application as provided in this Section 2.14 and Section 2.15.

(b)       The Borrower hereby grants to the Collateral Agent for the ratable benefit of the Fronting Banks and the other Lender Parties as their respective interests appear, a security interest in the Borrower’s right, title and interest in and to the Revolving L/C Cash Collateral Account and all funds and financial assets from time to time credited thereto, all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the Revolving L/C Cash Collateral Account and all of proceeds of any of the foregoing (the “Revolving L/C Collateral”), to secure all of the Borrower’s Obligations hereunder and the other Credit Agreement Documents.

(c)       If and when any portion of the Letter of Credit Liabilities on which any deposit of cash collateral was based (the “Relevant Contingent Exposure”) shall become fixed (a “Direct Exposure”) as a result of the payment by a Fronting Bank of a draft presented under any relevant Revolving Letter of Credit or Green Revolving Letter of Credit, (including any such payment under an Alternative Currency Letter of Credit for which the relevant Fronting Bank, as a result of fluctuations in currency exchange rates, is not reimbursed in full by the Revolving Credit Loan Banks, the amount of such Direct Exposure (but not more than the amount in the Revolving L/C Cash Collateral Account at the time) shall be withdrawn by the Agent from the Revolving L/C Cash Collateral Account and shall be paid to the relevant Fronting Bank to be applied against such Direct Exposure and the Relevant Contingent Exposure shall thereupon be reduced by such amount.

(d)       Interest and other payments and distributions made on or with respect to the Revolving L/C Collateral held by the Collateral Agent shall be for the account of the Borrower and shall constitute additional Revolving L/C Collateral to be held by the Agent; provided that the Agent shall have no obligation to invest any Revolving L/C Collateral on behalf of the Borrower or any other Person. Beyond the exercise of reasonable care in the custody thereof, the Agent shall have no duty as to any Revolving L/C Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Revolving L/C Collateral in its possession if the Revolving L/C Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Revolving L/C Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected

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by the Collateral Agent in good faith. All expenses and liabilities incurred by the Collateral Agent in connection with taking, holding and disposing of any Revolving L/C Collateral (including customary custody and similar fees with respect to any Revolving L/C Collateral held directly by the Agent and the Revolving L/C Cash Collateral Account) shall be paid by the Borrower from time to time upon demand. Upon an Actionable Default, the Collateral Agent shall be entitled to apply (and, at the request of the Required Banks but subject to applicable law, shall apply) Revolving L/C Collateral or the proceeds thereof to payment of any such expenses, liabilities and fees. After the termination of the Revolving Credit Loan Commitments of the Revolving Loan Credit Loan Banks and the termination of all Letters of Credit and the repayment in full of all outstanding Reimbursement Obligations in respect of the Letters of Credit, the Collateral Agent shall transfer the remaining Revolving L/C Collateral or the proceeds thereof (the “Excess Revolving L/C Collateral”) to the Collateral Account. Notwithstanding any other term or provision of this Agreement, and for the avoidance of doubt, the Revolving L/C Collateral shall be paid first to the relevant Fronting Bank in satisfaction of any Direct Exposures or Relevant Contingent Exposures and no Revolving L/C Collateral shall be released or disbursed to any party other than the relevant Fronting Bank until the satisfaction of all Letter of Credit Liabilities and the termination of the Revolving Credit Loan Commitments and all Revolving Letters of Credit and Green Revolving Letters of Credit.

Section 2.15 Computations of Outstandings; Determination of Available Amount of Alternative Currency Letters of Credit.

(a)       Whenever reference is made in this Agreement to the Total Outstandings or Green Total Outstandings on any date under this Agreement, such reference shall refer to the Total Outstandings or Green Total Outstandings on such date after giving effect to all Extensions of Credit under such applicable Facility to be made on such date. For purposes of calculating the Total Outstandings or Green Total Outstandings on any date of determination, the aggregate Available Amount in respect of all Alternative Currency Letters of Credit shall be deemed to equal the amount thereof most recently reported to the Agent pursuant to subsection (b) below. At no time shall the Total Outstandings under this Agreement exceed the sum of (i) the aggregate amount of the Revolving Credit Loan Commitments, plus (ii) the amounts on deposit in the Revolving L/C Cash Collateral Account attributable to Letters of Credit (such sum being referred to herein as the “Maximum Outstanding Exposure”). At no time shall the Green Total Outstandings under this Agreement exceed the sum of (i) the aggregate amount of the Green Revolving Credit Loan Sublimit, plus (ii) the amounts on deposit in the Revolving L/C Cash Collateral Account attributable to Green Revolving Letters of Credit (such sum being referred to herein as the “Green Maximum Outstanding Exposure”). References to the Unused Revolving Credit Loan Commitments shall refer to the excess, if any, of the Revolving Credit Loan Commitments over the aggregate Total Outstandings and Green Total Outstandings; and references to the unused portion of any Revolving Credit Loan Commitment shall refer to the Unused Revolving Credit Loan Commitment of such Bank.

(b)       Each Fronting Bank that issues an Alternative Currency Letter of Credit shall (i) on the first Domestic Business Day of each calendar month, deliver to the Agent a schedule listing (A) each outstanding Alternative Currency Letter of Credit issued by such Fronting Bank and whether it is a Revolving Letter of Credit or Green Revolving Letter of Credit, (B) the maximum aggregate amount available to be drawn under each such Alternative

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Currency Letter of Credit at any time on or after such date (denominated in the applicable Alternative Currency, assuming the compliance with and satisfaction of all conditions for L/C Drawing enumerated therein) and (C) the equivalent in Dollars of such amount (as determined by such Fronting Bank on the basis of exchange rates available to or otherwise used by such Fronting Bank), together with the applicable exchange rate utilized by such Fronting Bank and the source thereof (it being agreed and understood that such applicable exchange rate may be adjusted by a reasonable and customary volatility factor as agreed by the Borrower and such Fronting Bank); (ii) on the date of issuance of any Alternative Currency Letter of Credit (including, if any Alternative Currency Letters of Credit are issued or deemed issued on the Closing Date, on the Closing Date), deliver to the Agent a schedule listing the information described in clauses (B) and (C) above; (iii) on the date of any increase or decrease in the Available Amount of any Alternative Currency Letter of Credit (other than any increase or decrease attributable solely to currency exchange rate fluctuations), deliver to the Agent a schedule listing the information described in clauses (B) and (C) above after giving effect to such increase or decrease (as the case may be) and (iv) not later than one Domestic Business Day after its receipt of a written request therefor from the Agent or any Bank, deliver to the Agent a schedule listing the information described in clauses (A), (B) and (C) above. The Agent shall promptly after its receipt thereof deliver a copy of each such schedule to the Collateral Agent, the Borrower and the Banks. For all purposes under this Agreement, unless otherwise expressly set forth herein, the Available Amount in respect of each Alternative Currency Letter of Credit shall be deemed to equal, on any date of determination, the Dollar Equivalent thereof as most recently reported to the Agent by the relevant Fronting Bank pursuant to this subsection (b).

(c)       If, on (i) the date that any schedule is delivered by a Fronting Bank to the Agent pursuant to subsection (b) above; (ii) any date, after giving effect to reduction in the Revolving Credit Loan Commitments or (iii) any other date, Total Outstandings or Green Total Outstandings on such date (calculated pursuant to subsection (a) and (b) above) exceeds the Maximum Outstanding Exposure or Green Maximum Outstanding Exposure, then within two Domestic Business Days thereafter the Borrower shall be obligated to deposit cash collateral with the Collateral Agent in the Revolving L/C Cash Collateral Account in an amount equal to such excess to be held, applied or released for application as provided in Section 2.14.

(d)       If at any time the Maximum Outstanding Exposure exceeds the Total Outstandings hereunder or the Green Maximum Outstanding Exposure exceeds the Green Total Outstandings hereunder , the Borrower may provide a written notice to the Collateral Agent requesting the Collateral Agent to withdraw such excess amount from the Revolving L/C Cash Collateral Account and pay such amount to the Borrower, and, provided that no Actionable Default shall have occurred and be continuing, the Collateral Agent shall promptly undertake such actions in accordance with the instructions of the Borrower. If an Actionable Default shall have occurred and be continuing, the Collateral Agent shall not take any of the foregoing actions and, if and when requested by the Required Banks, the amounts held in the Revolving L/C Cash Collateral Account shall be withdrawn by the Collateral Agent, and the proceeds thereof shall be first applied by the Collateral Agent to repay the Total Outstandings and Green Total Outstandings and other due and unpaid amounts required to be paid by the Borrower hereunder and second, held, applied or transferred as provided in Section 2.14.

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Section 2.16 Alternative Currency Letter of Credit Issuances.

It is understood that, if Letters of Credit are issued in an Alternative Currency, a circumstance may arise where the United States dollars (“Dollars”) needed to reimburse a Fronting Bank may exceed the Unused Revolving Credit Loan Commitment of the Revolving Credit Loan Banks, and the amounts on deposit in the Revolving L/C Cash Collateral Account available for that purpose. This situation could occur if an Alternative Currency exchange rate between the currency of a Letter of Credit issuance and Dollars changes between the date of issuance of, and the date of funding a Revolving L/C Drawing on, an Alternative Currency Letter of Credit (or funding a deposit to the Revolving L/C Cash Collateral Account to cover issuances in excess of the Revolving Credit Loan Commitments) so that more Dollars are needed to purchase the Alternative Currency on the date of funding of the L/C Drawing on an Alternative Currency Letter of Credit (or funding a deposit to the Revolving L/C Cash Collateral Account) than would have been needed to fund a L/C Drawing made on the issuance date of such Letter of Credit (i.e., the currency of issuance has appreciated against the Dollar between the date of issuance and the date of funding or cash collateral deposit). In such a circumstance, the Fronting Banks agree as follows: (a) (x) Any shortfall under the Revolving Credit Loan Commitment to purchase participations in L/C Drawings under Letters of Credit shall be allocated pro rata among the relevant Fronting Banks who have issued Alternative Currency Letters of Credit for which the currency of issuance has appreciated against the Dollar (“Adverse Alternative Currency Letters of Credit”); (y) the pro rata allocation shall be based on the Dollar Equivalent of the face amount of each Adverse Alternative Currency Letter of Credit, measured at the issuance date of each such Adverse Alternative Currency Letter of Credit and (z) Revolving Credit Loan Commitments shall not be used to purchase participations in Adverse Alternative Currency Letters of Credit to the extent that use of those Revolving Credit Loan Commitments be covers any increase in the Dollar Equivalent of an Adverse Alternative Currency Letters of Credit since the date of issuance of the Letter of Credit if following such purchase remaining Unused Revolving Credit Loan Commitments are insufficient to purchase participations in the remaining outstanding Revolving Letters of Credit or Green Revolving Letters of Credit and (b) amounts deposited in the Revolving L/C Cash Collateral Account shall be allocated first to cover shortfalls to the extent existing on the last date of actual deposit to the Revolving L/C Cash Collateral Account, or if later, the most recent date of determination pursuant to Section 2.15(b), and second to any additional shortfalls (allocated pro rata among such shortfalls); provided that funds on deposit in the Revolving L/C Cash Collateral Account, if any, may not be applied to fund an L/C Drawing on an Adverse Alternative Currency Letter of Credit to the extent those funds have been allocated to cover an exposure existing on the last date of deposit to the Revolving L/C Cash Collateral Account if following the application a previously covered exposure is left without cash collateral.

Section 2.17 Increase in Term Loan Commitments.

(a)       The Borrower may, at any time and from time to time, by notice to the Agent, request the addition of one or more new term loan facilities (each, an “Incremental Term Loan Facility”) or one or more increases in the Commitments under a Term Loan Facility existing at the time of such request (each, a “Commitment Increase”), to be effective as of a date (each, an “Increase Date”) as specified in the related notice to the Agent; provided, however, that (i) in no event after giving effect to the funding of any such Commitment Increase

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shall the Total Bank Exposure exceed $1,400,000,000, (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this Section 2.17 shall be satisfied and (iii) if the request is for an Incremental Term Loan Facility, such Incremental Term Loan Facility shall contain such other terms as may be agreed by the Borrower, the Agent and the Incremental Term Loan Banks, provided that (A) the final scheduled maturity date of the Incremental Term Loan Facility shall in no event be prior to the Revolving Credit Loan Termination Date and (B) no Bank shall have any obligation to participate in any Incremental Term Loan Facility or any Commitment Increase.

(b)       The Agent shall promptly notify the Initial Term Loan Banks of any request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Initial Term Loan Banks wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Increase Commitment Date”). Each Initial Term Loan Bank that is willing to participate in the requested Commitment Increase shall, in its sole discretion, give written notice to the Agent on or prior to the applicable Increase Commitment Date of the amount by which it is willing either to increase its Initial Term Loan Commitment or commit to the Incremental Term Loan Facility. If the Initial Term Loan Banks notify the Agent that they are willing to participate in a Commitment Increase by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Initial Term Loan Banks willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

(c)       Promptly following the applicable Increase Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Initial Term Loan Banks are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Initial Term Loan Banks are willing to participate in the requested Commitment Increase on any such Increase Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Initial Term Loan Banks as of the applicable Increase Commitment Date; provided, however, that the Initial Term Loan Commitment or Incremental Term Loan Commitment, as the case may be, of each such Eligible Assignee shall be in an amount equal to at least $1,000,000.

(d)       On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) shall become a Bank party to this Agreement as of the applicable Increase Date and the Initial Term Loan Commitment or the Incremental Term Loan Commitment, as the case may be, of each Initial Term Loan Bank participating in such Commitment Increase shall be so increased by such amount (or by the amount allocated to such Initial Term Loan Bank pursuant to the last sentence of Section 2.17(b)) as of such Commitment Increase Date; provided, however, that the Agent shall have received on or before the applicable Increase Date the following, each dated such date:

(i)       (A) certified copies of resolutions of the Board of Directors (or a committee thereof) of the Loan Parties approving the applicable Commitment Increase

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and the corresponding modifications to this Agreement and (B) an opinion of counsel for each of the Loan Parties (which may be an opinion of in-house counsel), each in form and substance reasonably satisfactory to the Agent;

(ii)       an assumption agreement from each Eligible Assignee, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(iii)       confirmation from each Initial Term Loan Bank of the increase in the amount of its Initial Term Loan Commitment or Incremental Term Loan Commitment, as the case may be, in a writing satisfactory to the Borrower and the Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d) and the conditions set forth in Section 3.02, (x) the Agent shall notify the Initial Term Loan Banks and the Additional Term Loan Banks participating in such Commitment Increase and the Borrower, on or before 11:00 A.M. (New York City time), by telecopier or telex, of the occurrence of the applicable Commitment Increase to be effected on the related Increase Date, (y) each Initial Term Loan Bank participating in such Commitment Increase and each Additional Term Loan Bank participating in such Commitment Increase shall make a single advance to the Borrower in an amount equal to its agreed commitment in respect of the Commitment Increase; provided that after taking into account such advance, the aggregate principal amount of the Term Loans of each such participating Term Loan Bank shall not exceed such Term Loan Bank’s Total Term Loan Commitments and (z) the Agent shall record in the Register maintained by the Agent pursuant to Section 10.06(f) the relevant information with respect to each Initial Term Loan Bank and each Additional Term Loan Bank participating in such Commitment Increase on such date.

Section 2.18 Increase in Revolving Credit Loan Commitments.

(a)       The Borrower may, at any time and from time to time prior to the Revolving Credit Loan Termination Date, by notice to the Agent, request one or more increases in the Revolving Credit Loan Commitments existing at the time of such request (each, a “Revolving Credit Loan Commitment Increase”), to be effective as of a date that is at least 90 days prior to Revolving Credit Loan Termination Date (each, a “Revolving Credit Increase Date”) as specified in the related notice to the Agent; provided, however, that (i) in no event after giving effect to such Revolving Credit Loan Commitment Increase shall the Total Bank Exposure exceed $1,400,000,000, (ii) on the date of any request by the Borrower for a Revolving Credit Loan Commitment Increase and on the related Revolving Credit Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this Section 2.18 shall be satisfied and (iii) for the avoidance of doubt, in connection with any such Revolving Credit Loan Commitment Increase, the Green Revolving Credit Loan Sublimit shall also be increased on a dollar-for-dollar basis on the applicable Revolving Credit Increase Date; provided, further, that no Bank shall have any obligation to participate in any Revolving Credit Loan Commitment Increase.

(b)       The Agent shall promptly notify the Revolving Credit Loan Banks of any request by the Borrower for a Revolving Credit Loan Commitment Increase, which notice shall

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include (i) the proposed amount of such requested Revolving Credit Loan Commitment Increase, (ii) the proposed Revolving Credit Increase Date and (iii) the date by which Revolving Credit Loan Banks wishing to participate in the Revolving Credit Loan Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Loan Commitments (the “Revolving Credit Loan Increase Commitment Date”). Each Revolving Credit Loan Bank that desires to participate in the requested Revolving Credit Loan Commitment Increase shall, in its sole discretion, give written notice to the Agent on or prior to the applicable Revolving Credit Loan Increase Commitment Date of the amount by which it desires to increase its Revolving Credit Loan Commitment.

(c)       The Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Revolving Credit Loan Commitment Increase; provided, however, that the Revolving Credit Loan Commitment of each such Eligible Assignee shall be in an amount equal to at least $1,000,000. Promptly following the applicable Revolving Credit Loan Increase Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Revolving Credit Loan Banks and any Eligible Assignees are willing to participate in the requested Revolving Credit Loan Commitment Increase. In all cases (including if the aggregate amount by which the Revolving Credit Loan Banks and any Eligible Assignees are willing to participate in the requested Revolving Credit Loan Commitment Increase on any such Revolving Credit Increase Date exceeds the amount of the requested Revolving Credit Loan Commitment Increase), the requested Revolving Credit Loan Commitment Increase shall be allocated among the Revolving Credit Loan Banks and any Eligible Assignees willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

(d)       On the applicable Revolving Credit Increase Date, notwithstanding anything to the contrary in Section 10.05, each Eligible Assignee that accepts an offer to participate in a requested Revolving Credit Loan Commitment Increase in accordance with Section 2.18(c) shall become a Bank party to this Agreement as of the applicable Revolving Credit Increase Date and the Revolving Credit Loan Commitment of each Revolving Credit Loan Bank participating in such Revolving Credit Loan Commitment Increase shall be increased by the amount allocated to such Revolving Credit Loan Bank pursuant to the last sentence of Section 2.18(c)) as of such Revolving Credit Increase Date; provided, however, that the Agent shall have received on or before the applicable Revolving Credit Increase Date the following, each dated such date:

(i)       (A) certified copies of resolutions of the Board of Directors (or a committee thereof) of the Loan Parties approving the applicable Revolving Credit Loan Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for each of the Loan Parties (which may be an opinion of in-house counsel), each in form and substance reasonably satisfactory to the Agent;

(ii)       an assumption agreement from each Eligible Assignee, if any, in form and substance satisfactory to the Borrower and the Agent (each a “Revolving Credit Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

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(iii)       confirmation from each Revolving Credit Loan Bank of the increase in the amount of its Revolving Credit Loan Commitment in a writing satisfactory to the Borrower and the Agent.

On the applicable Revolving Credit Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d) and the conditions set forth in Section 3.02, (x) the Agent shall notify the existing Revolving Credit Loan Banks and any new Revolving Credit Loan Banks participating in such Revolving Credit Loan Commitment Increase and the Borrower, on or before 11:00 A.M. (New York City time), by telecopier or telex, of the occurrence of the applicable Revolving Credit Loan Commitment Increase to be effected on the related Revolving Credit Increase Date and (y) the Agent shall record in the Register maintained by the Agent pursuant to Section 10.06(f) the relevant information with respect to each existing Revolving Credit Loan Bank and each new Revolving Credit Loan Bank participating in such Revolving Credit Loan Commitment Increase on such date.

Article III

Conditions

Section 3.01 Closing.

The closing under the Former Bank Credit Agreement occurred on March 17, 2004 when all the following conditions had been satisfied:

(a)       The Borrower shall have paid all accrued fees of the Agent, the Collateral Agent, the Arranger Parties and the Banks and all accrued expenses of the Agent and the Collateral Agent (including, without limitation, all fees and expenses of counsel to the Agent payable pursuant to Section 10.03);

(b)       The Agent shall have received, if requested, duly executed Notes of the Borrower for the account of each Bank that has so requested, dated on or before the Closing Date complying with the provisions of Section 2.04;

(c)       The Agent shall have received (i) an opinion of the Assistant General Counsel of the Borrower, substantially in the form of Exhibit B-1 hereto, (ii) an opinion of Davis Polk & Wardwell, special counsel for the Borrower, substantially in the form of Exhibit B-2 hereto, (iii) opinions of special counsel for certain Subsidiaries of the Borrower in each of the jurisdictions in which the Required Banks may reasonably request, substantially in the form of Exhibit B-3 hereto, (iv) an opinion of Morris, Nichols, Arsht & Tunnell, Delaware counsel for the Borrower, substantially in the form of Exhibit B-4 hereto, (v) an opinion of Maples and Calder, Cayman Islands counsel for the Borrower, substantially in the form of Exhibit B-5 hereto, and (vi) an opinion of Conyers Dill & Pearman, British Virgin Islands counsel for the Borrower, substantially in the form of Exhibit B-6 hereto, each dated the Closing Date (except for the opinions to be delivered pursuant to clause (iii) above which shall be dated on or about the Closing

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Date) and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(d)       The Agent shall have received an opinion of Shearman & Sterling, special counsel for the Agent, substantially in the form of Exhibit B-7 hereto, dated the Closing Date and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(e)       The Agent shall have received evidence, satisfactory to it, in the form of pro forma calculations, that the making of Borrowings and the issuance (or deemed issuance) of, and Revolving L/C Drawings under, the Revolving Letters of Credit, under this Agreement are permitted under the terms of the Debt of the Borrower outstanding on the Closing Date;

(f)       The Agent shall have received executed counterparts of Amendment No. 2 to the Collateral Trust Agreement reflecting such amendments as the Agent may deem necessary;

(g)       The Agent shall have received copies of the resolutions of the Board of Directors (or, in the case of any limited liability companies, Board of Representatives or the equivalent) of each Loan Party authorizing the execution, delivery and performance by such Loan Party of the Financing Documents to which it is a party, certified by a duly authorized officer of such Loan Party (which certificate shall state that such resolutions are in full force and effect on the Closing Date);

(h)       The Agent shall have received certified copies of all approvals, authorizations or consents of, or notices to or registrations with, any governmental body or agency required for each Loan Party, if necessary, to enter into the Financing Documents to which it is a party;

(i)       The Agent shall have received a certificate of a duly authorized officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Financing Documents to which it is a party and the other documents to be delivered by such Loan Party hereunder;

(j)       The Agent shall have received a certificate signed by a duly authorized officer of the Borrower dated the Closing Date, to the effect that: (i) the representations and warranties contained in Article IV hereof are true and correct on and as of the Closing Date as though made on and as of such date; and (ii) no Default has occurred and is continuing or would result from the issuance of the Revolving Letters of Credit requested by the Borrower to be issued on such date and the Borrowings requested by the Borrower to be made on such date (including, without limitation, the deemed issuance of Revolving Letters of Credit pursuant to the second sentence of Section 2.03(a));

(k)       The Agent shall have received a certificate signed by a duly authorized officer of the Borrower to the effect that the execution, delivery and performance by each Loan Party of the Financing Documents to which it is a party are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all

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necessary corporate or other organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC-1 financing statements and other filings required to perfect security interests) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation (or certificate of formation, as applicable) or by-laws (or other organizational documents, as applicable) of such Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or result in the creation or imposition of any Lien on any asset of the Borrower or of AES BVI II or of any Material AES Entity or of any Pledged Subsidiary (except for Liens created by the Financing Documents) provided that any foreclosure or other exercise of remedies by the Collateral Trustees or the Collateral Agent will require additional approvals and consents that have not been obtained from foreign and domestic regulators and from lenders to, and suppliers, customers or other contractual parties of one or more Subsidiaries and failure to obtain such approval or consent could result in a default, or a breach of agreement or other legal obligations of such Subsidiaries; and

(l)       The Agent shall have received all documents it may reasonably request relating to the existence of the Loan Parties, the corporate or other organizational authority for and the validity of this Agreement and the other Financing Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

Section 3.02 Extension of Credit.

The obligation of each Bank to make a Loan on the occasion of each Borrowing and the obligation of the Fronting Banks to issue a Letter of Credit on the occasion of each request therefor by the Borrower shall in each case be subject to the satisfaction of the following conditions:

(a)       receipt by the Agent of a Notice of Borrowing (except in the case of the deemed issuance of Revolving Letters of Credit pursuant to the second sentence of Section 2.03(a)) or a Notice of Issuance as required by Section 2.02 or 2.03, as the case may be;

(b)       the fact that, immediately after such Extension of Credit, after giving effect to all direct and indirect applications of the proceeds of such Extension of Credit made substantially simultaneously with the extension thereof, (i) the aggregate Total Outstandings of any Revolving Credit Loan Bank will not exceed its Revolving Credit Loan Commitment, (ii) the aggregate Green Total Outstandings of any Revolving Credit Loan Bank will not exceed its pro rata share of the Green Revolving Credit Loan Sublimit and (iii) the aggregate Total Outstandings and Green Total Outstandings of any Revolving Credit Loan Bank will not exceed its Revolving Credit Loan Commitment;

(c)       the fact that the making of the Borrowings, the continuation of certain Loans and the issuance of, and the L/C Drawings and the Letters of Credit under this Agreement are permitted under the terms of the Debt of the Borrower outstanding as of

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the date of the making of such Loan or the issuance of, and the L/C Drawings under such Letter of Credit;

(d)       the fact that, immediately before and after such Extension of Credit, no Default shall have occurred and be continuing; and

(e)       the fact that the representations and warranties of the Obligors contained in the Financing Documents (except (i) in the case of a Refunding Borrowing, the representations and warranties set forth in Section 4.05(b) and 4.06 and (ii) in the case of the representations and warranties set forth in Section 4.16 which shall be true on and as of the date hereof) shall be true on and as of the date of such Extension of Credit.

Each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Extension of Credit as to the facts specified in clauses (b) through (e) of this Section.

Article IV

Representations and Warranties

The Borrower represents and warrants that:

Section 4.01 Corporate Existence and Power.

Each Loan Party is a corporation (or limited liability company, as applicable) duly incorporated (or formed, as applicable), validly existing and in good standing under the laws of the jurisdiction of its incorporation (or formation) and has all corporate or other organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02 Corporate and Governmental Authorization and Filings; No Contravention.

(a)       The execution, delivery and performance by each Grantor of the Financing Documents to which it is a party are within such Grantor’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC-1 financing statements and other filings required to perfect security interests) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation (or certificate of formation, as applicable) or by-laws (or other organizational documents, as applicable) of such Grantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or result in the creation or imposition of any Lien on any asset of the Borrower, AES BVI II or of any Material AES Entity or of any Pledged Subsidiary (except for Liens created by the Financing Documents).

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(b)       All filings and other actions necessary to perfect the security interest granted by each Grantor in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and (w) the Security Agreement creates in favor of the Collateral Trustees for the benefit of the Secured Holders a valid and, together with such filings and other actions, perfected first priority security interest in the Security Agreement Collateral (subject to no Liens other than Liens permitted by the Financing Documents), securing the payment of the Secured Obligations, and (x) the BVI Cayman Pledge Agreement creates in favor of the Collateral Trustees for the benefit of the Secured Holders a valid and, together with such other actions, perfected first priority security interests in the BVI Collateral (subject to no Liens other than Liens permitted by the Financing Documents), securing the payment of the Secured Obligations and (y) the Collateral Trust Agreement creates in favor of the Collateral Trustees for the benefit of the Secured Holders, a valid and, together with such filings and other actions, perfected first priority security interest in the Additional Collateral Trust Agreement Collateral; provided that any foreclosure or other exercise of remedies by the Collateral Trustees will require additional approvals and consents that have not been obtained from foreign and domestic regulators and from lenders to, and suppliers, customers or other contractual counterparties of one or more Subsidiaries and failure to obtain such approval or consent could result in a default, or a breach of agreement or other legal obligations of such Subsidiaries. The Borrower is the legal and beneficial owner of the Security Agreement Collateral and the Additional Collateral Trust Agreement Collateral and AES BVI II is the legal and beneficial owner of the BVI Collateral, in each case free and clear of any Lien, except for Liens permitted by the Financing Documents.

Section 4.03 Compliance with Laws.

The Borrower is and each of its Subsidiaries are in compliance with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

Section 4.04 Binding Effect.

This Agreement constitutes a valid and binding agreement of each Obligor and each other Financing Document, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of each Loan Party that is a party thereto, in each case enforceable in accordance with its terms.

Section 4.05 Financial Information.

(a)       The most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of operations and cash flows, in each case reported on by Ernst & Young or other independent public accountants of nationally recognized standing and set forth in the Annual Report on Form 10-K most recently filed by the Borrower with the Securities and Exchange Commission, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and

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its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)       Except for Disclosed Matters, since December 31, 2018 there has been no material adverse change in the business, consolidated results of operations or consolidated financial position of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.06 Litigation.

Except for Disclosed Matters, there is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which in any manner draws into question the legality, validity or enforceability of any Financing Document, and there shall have been no change in the status of, or in the financial effect on the Borrower or its Subsidiaries from the actions, suits, investigations, litigations or proceedings set forth in the Disclosed Matters that could reasonably be expected to have a Material Adverse Effect.

Section 4.07 Compliance with ERISA.

Except as would not result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the currently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except as would not result in a Material Adverse Effect, no member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan; (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code; or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.08 Environmental Matters.

(a)       In the ordinary course of its business, each of the Borrower and its Subsidiaries conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower or such Subsidiary, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required for investigation, to achieve or maintain compliance with environmental protection standards imposed by Environmental Laws or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances by the Borrower or its Subsidiaries, and any

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actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

(b)       There are no facts, circumstances or conditions that are reasonably likely to result in liabilities arising under Environmental Laws that could have a material adverse effect on the business, consolidated results of operations or consolidated financial position of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.09 Taxes.

United States Federal income tax returns of the Borrower, and of each Material AES Entity that files separately from the Borrower, and any other material tax returns filed by them have been examined and closed (other than for the limited purposes of net operating loss carry-forwards) through the fiscal year ended December 31, 1999 there are no ongoing or pending tax audits or examinations, and no deficiencies or other claims for unpaid taxes are proposed in respect of any taxes due from the Borrower or any such Material AES Entity that could have a Material Adverse Effect. The Borrower, and all Material AES Entities that file separately from the Borrower, have filed all United States Federal income tax returns and the Borrower and all Material AES Entities that file separate from the Borrower, have filed all other material tax returns which are required to be filed by them, all such United States Federal income tax returns and all such other material returns are true, correct and complete in all material respects and all taxes due as indicated on such returns or pursuant to any assessment received by the Borrower or any such Material AES Entity have been paid, other than any such taxes that are being diligently contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Borrower and all Material AES Entities in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.10 Material AES Entities.

Each Material AES Entity is a corporation (or limited liability company, as applicable) duly incorporated (or formed, as applicable), validly existing and (other than any Material AES Entity that is not incorporated under the laws of the United States or any political subdivision thereof) in good standing under the laws of its jurisdiction of incorporation (or jurisdiction of formation, as applicable). Each Material AES Entity has all corporate or other organizational powers and all material governmental licenses, authorization, consents and approvals required to carry on its business as proposed to be conducted and has all governmental licenses, authorizations, consents and approvals required to have been obtained prior to the date hereof and which are material to the operation of its business as proposed to be conducted, except to the extent that the failure to obtain any such license, authorization, consent or approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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Section 4.11 Not an Investment Company.

None of the Obligors is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.12 Public Utility Holding Company Act.

Neither the Borrower nor any of its Subsidiaries is subject to regulation as a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a subsidiary or holding company or a “public utility company” under Section 2(a) of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), except that the Borrower and certain of its Subsidiaries are exempt holding companies under Section 3(a) of PUHCA by order of the Securities and Exchange Commission.

Section 4.13 Full Disclosure.

All information heretofore furnished by the Borrower to the Agent or any Bank Party for purposes of or in connection with any Financing Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank Party will be, true and accurate in all material respects on the date as of which such information is stated or certified in the light of the circumstances under which such information was provided (as modified or supplemented by other information so furnished, when taken together as a whole and with the Disclosed Matters); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time, it being recognized by the Bank Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. The Borrower has disclosed to the Bank Parties, in the Disclosed Matters or otherwise in writing, any and all facts specific to the Borrower and its Subsidiaries and known as of the date hereof to a responsible officer of the Borrower that could reasonably be expected to result in a Material Adverse Effect, which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of any Obligor to perform its obligations under the Financing Documents.

Section 4.14 Collateral Documents and Collateral.

(a)       (i) The execution, delivery, recordation, filing or performance by the Borrower and AES BVI II of the Collateral Documents; (ii) the grant by the Borrower and AES BVI II of the Liens granted by each of them pursuant to the Collateral Documents; (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) and (iv) the exercise by the Collateral Trustees of its remedies in respect of the Collateral pursuant to the Collateral Documents, does not require any consent, approval, authorization or other order of, or any notice to or filing with, any court, regulatory body, administrative agency or other governmental body (other than such filings required in order to perfect any security interest granted by the Collateral Documents and other than any consent, approval, authorization, order, notice or filing the failure of which to make or obtain

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could not reasonably be expected to have a Material Adverse Effect), and does not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or by-laws of the Borrower, AES BVI II, or any of the other Pledged Subsidiaries or any agreement, indenture or other instrument to which the Borrower, AES BVI II or any of the other Pledged Subsidiaries is a party or by which the Borrower, AES BVI II or any of the other Pledged Subsidiaries or the Borrower’s, AES BVI II’s or the other Pledged Subsidiaries’ respective property is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Borrower, AES BVI II, any of the other Pledged Subsidiaries or the Borrower’s, AES BVI II’s or the other Pledged Subsidiaries’ respective property except for any violation, breach, conflict or default that could not reasonably be expected to have a Material Adverse Effect and except that in each of the foregoing cases any foreclosure or other exercise of remedies by the Collateral Trustees will require additional approvals and consents that have not been obtained from foreign and domestic regulators and from lenders to, and suppliers, customers or other contractual counterparties of, one or more Subsidiaries and failure to obtain such approval or consent could result in a default under, or a breach of, agreements or other legal obligations of such Subsidiaries.

(b)       Each of the representations and warranties of the Borrower and AES BVI II contained in the Collateral Documents is true and correct.

(c)       Set forth on Schedule I hereto is a complete and accurate list of all Pledged Subsidiaries as of the end of the most recently ended quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) showing as of such date (as to each such Pledged Subsidiary) its legal name, its jurisdiction of incorporation, the type and number of shares of each class of its Equity Interests authorized, and the type and number outstanding, on such date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the Borrower and the certificate number corresponding to each such Equity Interest. All of the outstanding Equity Interests pledged to the Collateral Trustees for the benefit of the Secured Holders pursuant to the Security Agreement and the BVI Cayman Pledge Agreement in each Pledged Subsidiary have been validly issued, are fully paid and non-assessable and are owned by the Borrower or AES BVI II, as applicable, free and clear of all Liens, except those created under the Financing Documents.

(d)       Set forth on Schedule II hereto is a complete and accurate list of all assigned agreements of the Borrower and its Subsidiaries (the “Assigned Agreements”), showing as of the Effective Date the parties, subject matter and term thereof. Each such Assigned Agreement has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified (except as otherwise permitted pursuant to the Security Agreement), is in full force and effect (except as otherwise permitted pursuant to the Security Agreement) and is valid and binding upon and enforceable against all parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability and, as of the Closing Date, there exists no default under any Assigned Agreement by any party thereto.

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Section 4.15 Existing Letters of Credit.

Appendix III hereto identifies each Existing Letter of Credit outstanding as of the Effective Date.

Section 4.16 Solvency.

The Borrower is, together with its Subsidiaries, taken as a whole, Solvent.

Section 4.17 Pledged Subsidiaries.

Other than the Non-Pledged Subsidiaries, the Pledged Subsidiaries listed on Schedule I hereto most recently delivered to the Bank Parties in accordance with Section 5.01(l), are, as of the date set forth on such Schedule, all of the direct Subsidiaries of the Borrower and all of the direct Subsidiaries of AES BVI II.

Section 4.18 Qualified Holding Companies Debt.

None of the Qualified Holding Companies is an obligor or a contingent obligor on any of the Debt permitted by Section 5.07(b)(iii) or a contingent obligor on any of the Debt permitted by Section 5.07(a)(ii), other than Debt permitted by the definition of “Qualified Holding Company”.

Section 4.19 AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower or any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower and its Subsidiaries are in compliance in all material respects with AML Laws, Anti-Corruption Laws, and applicable Sanctions.

Article V

Covenants

The Borrower agrees that, so long as any Loan or any other Obligation of any Loan Party under any Financing Document shall remain unpaid or any Revolving Credit Loan Bank has any Revolving Credit Loan Commitment hereunder or any amount payable under any Note remains unpaid or any Letter of Credit or any Reimbursement Obligation remains outstanding:

Section 5.01 Information.

The Borrower will deliver to each of the Bank Parties (it being understood that, (x) with respect to clause (c) below, such information shall only be delivered to the Bank Parties

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that on or prior to the date of delivery have previously requested such information and (y) delivery to the Agent and the posting by the Agent of each of the following items on an electronic website, in accordance with Section 7.11, shall constitute delivery to each of the Bank Parties, and the Agent hereby agrees to post on an electronic website or otherwise distribute to the Bank Parties (subject to clause (x) above) any such item delivered by the Borrower to the Agent):

(a)       as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower as of the end of such fiscal year, the related consolidated statements of operations for such fiscal year and the related consolidated statements of cash flows for such fiscal year, and a statement of cash flow distributions to the Borrower by project for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, said consolidated financial statements to be reported on, in a manner acceptable to the Securities and Exchange Commission, by Ernst & Young or other independent public accountants of nationally recognized standing;

(b)       as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter and the related consolidated statements of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, and a statement of cash flow distributions to the Borrower by project for such fiscal quarter and for the period of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such consolidated statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower (it being understood that the filing of a Form 10-Q by the Borrower with the Securities and Exchange Commission shall satisfy the requirements of this Section 5.01(b) to the extent such SEC Filing includes the information specified herein);

(c)       [reserved];

(d)       simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations and financial information required to establish whether the Borrower was in compliance with the requirements of Sections 5.07, 5.09, 5.10(p), 5.11, 5.13, 5.14 and 5.16 on the date of such financial statements; (ii) stating to the knowledge of the Borrower whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (iii) accompanied by a schedule setting forth in reasonable detail a description, including, where applicable, the

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expected and maximum dollar amounts thereof, of all material contingent liabilities not disclosed in such financial statements;

(e)       [reserved];

(f)       within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief executive officer, president, executive vice-president or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g)       promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(h)       promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(i)       if and when any member of the ERISA Group (A)(i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security and (B) any such event described in (i) through (vii) could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or the applicable member of the ERISA Group is required or proposes to take;

(j)       by 12:00 Noon (New York City time) on the third Business Day after receipt by the Borrower or any Subsidiary of the Borrower of Net Cash Proceeds from any Asset Sale, any issuance of Bridge Debt or any issuance of Debt by any Subsidiary of

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the Borrower permitted pursuant to Section 5.07(b)(ii) (but only to the extent applicable pursuant to the proviso thereof) and Section 5.07(b)(vi) (but only to the extent the Debt was incurred by IPALCO), a certificate of the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower setting forth (i) a description of the transaction giving rise to such Net Cash Proceeds, (ii) the amount of Net Cash Proceeds anticipated to be received on such date or each of such dates (together with a schedule detailing the calculations necessary to determine the amount of Net Cash Proceeds), (iii) the amount of such Net Cash Proceeds that is anticipated to prepay the Term Loans and (iv) in the case of the receipt by a Subsidiary of any such Net Cash Proceeds, in the event that such Subsidiary is unable to transfer such Net Cash Proceeds to the Borrower or a Qualified Holding Company whose Equity Interests have been pledged to the Secured Holders pursuant to the Collateral Documents, such certificate shall also set forth a reasonably detailed explanation of the circumstances preventing such Subsidiary from transferring such Net Cash Proceeds to the Borrower or a Qualified Holding Company whose Equity Interests have been pledged to the Secured Holders pursuant to the Collateral Documents;

(k)       promptly after receipt by the Borrower or any Subsidiary of the Borrower, a copy of: each complaint, order, citation, initial notice or other material written communication from any Person with respect to the existence or alleged existence of a violation of any applicable Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Substance or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by the Borrower, any of its Subsidiaries or any Material AES Entity, or due to the operations or activities of the Borrower, any Subsidiary of the Borrower, any Material AES Entity or any other Person on or in connection with any such property or any part thereof, in each case, to the extent that such existence or alleged existence of such violation, incurrence of liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any such remedial action could reasonably be expected to result in a Material Adverse Effect;

(l)       simultaneously with the delivery of each set of financial statements referred to in clause (a) and (b) above, (1) a revised Schedule I showing as of the last day of such quarter all of the direct Subsidiaries of the Borrower and AES BVI II (other than Non-Pledged Subsidiaries) and (2) a revised Schedule IV showing as of the last day of such quarter all the Subsidiaries of the Borrower whose assets consist only of any of the Excluded AES Business and direct or indirect Investments therein;

(m)       promptly upon request thereof, deliver to the Agent and the Collateral Trustees (A) a list setting forth, for each Secured Agreement, (i) the aggregate principal amount outstanding thereunder, (ii) the accrued and unpaid interest thereunder, (iii) the accrued and unpaid fees (if any) thereunder, (iv) the names of the Representatives (as defined in the Collateral Trust Agreement) and of the Secured Holders (to the extent known to the Borrower) thereunder, and all other unpaid amounts thereunder known to the Borrower, owing to each such Representative, for its own account and on behalf of

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such Secured Holders and (v) such other information regarding the Representatives, such Secured Holders and the Secured Agreements as the Agent may reasonably request and (B) the Payment Information (as defined in the Collateral Trust Agreement); and

(n)       from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries, including, but not limited to, financial forecasts of the Borrower and Subsidiaries prepared by management of the Borrower, as the Agent, at the request of any Bank Party, may reasonably request.

Reports and financial statements required to be delivered by the Borrower pursuant to subsection (h) above shall be deemed to have been delivered on the date on which the Borrower posts such reports, or reports containing such financial statements, on its website on the Internet at www.aes.com, at www.sec.gov or at such other website identified by the Borrower in a notice to the Agent and that is accessible by the Banks without charge and the Borrower notifies the Administrative Agent that it has posted such reports and financial statements on its website, the Internet or such other identified website.

Section 5.02 Payment of Obligations.

The Borrower will pay and discharge all its Material Obligations, in each case, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03 Maintenance of Property; Insurance.

(a)       The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)       The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name), to the extent available on commercially reasonable terms and with financially sound and responsible insurance companies, insurance of such types, in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in similar circumstances in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to each Bank Party upon request information presented in reasonable detail as to the insurance so carried.

Section 5.04 Conduct of Business and Maintenance of Existence.

The Borrower (a) will continue, and will cause each of AES BVI II, the Material AES Entities and the Pledged Subsidiaries to continue, to engage in a Permitted Business; (b) will continue, and will cause AES BVI II, each Material AES Entity and each Pledged Subsidiary to continue, to operate their respective businesses on a basis substantially consistent with the policies and standards of the Borrower, AES BVI II or such Material AES Entity or such Pledged Subsidiary as in effect on the date hereof and (c) will preserve, renew and keep in full force and effect, and will cause AES BVI II, each Material AES Entity and each Pledged

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Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the Person surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto (x) no Default shall have occurred and be continuing, (y) the Borrower shall not be liable for any Debt of such Subsidiary except to the extent it was liable for such Debt prior to giving effect to such merger and (z) the transaction is otherwise permitted by Section 5.11, (ii) any asset disposition by the Borrower or any of its Subsidiaries permitted by Section 5.18 and (iii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Bank Parties.

Section 5.05 Compliance with Laws.

The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings (and the pendency of such proceedings themselves shall not have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole). The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws and applicable Sanctions.

Section 5.06 Inspection of Property, Books and Records.

The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Material AES Entity to permit, representatives of any Bank Party at such Bank Party’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 5.07 Limitation on Debt.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, incur, assume, create or suffer to exist any Debt, except for:

(a)       in the case of the Borrower:

(i)       Debt under the Financing Documents;

(ii)       Debt existing on the Amendment and Restatement Effective Date;

AES Seventh Amended and Restated Credit Agreement

(iii)       Debt representing a refinancing, replacement or refunding of Debt permitted by Section 5.07(a)(i), (ii), (iii), (vii) and (ix); provided that:

(A)       (x) the aggregate principal amount of such Debt outstanding or available will not exceed the principal amount outstanding or available at the time of such refinancing, replacement or refunding (plus fees and expenses, including any premium and defeasance costs relating to such refinancing, replacement or refunding), (y) the final maturity of such Debt is later than the Revolving Credit Loan Termination Date (other than Debt that can be settled in the Borrower’s Capital Stock (other than Redeemable Stock); provided that the Debt being refinanced, replaced or refunded has a final maturity date on or prior to the Revolving Credit Loan Termination Date) and (z) (1) such Debt shall not contain any Payment Restriction more restrictive than the Payment Restrictions contained in the Debt being refinanced, replaced or refunded or (2) in the opinion of the Borrower, such Payment Restrictions are consistent with customary market terms for a financing of its nature and do not adversely affect the ability of the Borrower to meet its payment Obligations under the Financing Documents; and

(B)       no obligor shall be liable for any such Debt except to the extent that it was liable for the Debt so refinanced, replaced or refunded, unless such liability in respect of such Debt would otherwise be permitted by Section 5.07(b);

(iv)       Debt owing by the Borrower to a Consolidated Subsidiary of the Borrower so long as such Debt is subordinated on terms reasonably satisfactory to the Agent to the Debt of the Borrower under the Financing Documents;

(v)       any Lien permitted by Section 5.10 that constitutes Debt not otherwise permitted by this Section;

(vi)       Letters of credit, surety bonds, Guarantees and performance bonds supporting obligations of Subsidiaries so long as, after giving effect to such letters of credit, surety bonds, Guarantees and performance bonds (and the Investments represented thereby), the Borrower would be in compliance with Section 5.16;

(vii)       other Debt so long as (x) immediately before and after giving effect to the incurrence and application of the proceeds thereof no Default shall have occurred and be continuing, (y) if such Debt is secured by a Lien on the Creditor Group Collateral on a first-lien basis, the final scheduled maturity of such Debt shall in no event be on or prior to the Revolving Credit Loan Termination Date and (z) if such Debt is secured by a Lien on the Creditor Group Collateral on a first-lien basis, such Debt shall not have any scheduled amortization on or prior to the Revolving Credit Loan Termination Date in an aggregate amount in excess of 10% of the initial amount of such Debt;

(viii)       [reserved];

(ix)       [reserved]; and

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(x)       Debt in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding, so long as immediately before and after giving effect to the incurrence and application of the proceeds thereof no Default shall have occurred and be continuing; and

(b)       in the case of the Borrower’s Subsidiaries:

(i)       Guarantees of Debt of the Borrower under the Financing Documents and Debt permitted by clause (a)(iii) or (a)(vii) above, the proceeds of which are applied to permanently reduce Total Bank Exposure (it being understood that if, after the Effective Date, any Subsidiary Guarantees the Debt of the Borrower under the Financing Documents, such Subsidiary may also Guarantee the Debt permitted by clause (a)(iii) or (a)(vii) above, the proceeds of which are applied to permanently reduce Total Bank Exposure);

(ii)       Debt incurred by a Subsidiary:

(x)       (1) to finance the acquisition, development, construction, operation, maintenance (including modifications and upgrades to comply with applicable laws and regulations) or working capital requirements (including letters of credit or guarantees to fund debt service reserve accounts or similar accounts or for the benefit of power purchase agreements or commodity hedging counterparties) of a Power Supply Business or other business owned, operated or managed (including on a joint basis with others), directly or indirectly, by the Borrower (an “AES Business”) or (2) to finance the acquisition of “greenfields” and the construction, operation, maintenance or working capital requirements (including modifications and upgrades to comply with applicable laws and regulations) or working capital requirements (including letters of credit or guarantees to fund debt service reserve accounts or similar accounts or for the benefit of power purchase agreements or commodity hedging counterparties) necessary to develop and construct such “greenfields” and to operate them as an AES Business or (3) that constitutes Acquired Debt; and

(y)       that is not also the Debt of any other Subsidiary with an interest in any other AES Business (except for (1) Debt incurred or assumed by Intermediate Holding Companies which, at the time such Debt was incurred or assumed, in the aggregate, contributed less than 50% of the Parent Operating Cash Flow for the immediately preceding four fiscal quarters and (2) Debt incurred or assumed by Subsidiaries of the Borrower (other than Intermediate Holding Companies), which, at the time such Debt was incurred or assumed, in the aggregate, contributed less than 20% of the Parent Operating Cash Flow for the immediately preceding four fiscal quarters and are projected by the Borrower at the time such Debt is incurred or assumed to contribute less than 20% of the Parent Operating Cash Flow for the immediately succeeding four fiscal quarters; provided that Excluded AES Entities can guarantee, or be co-obligors with respect to, Debt of other Excluded AES Entities;

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provided, however, that to the extent that the Debt incurred pursuant to this Section 5.07(b)(ii) is not used for the purposes set forth in clauses (x)(1), (x)(2) or (x)(3) above, unless such Debt is permitted by another provision hereunder, the portion of Net Cash Proceeds of such Debt not used for such purposes shall be received by the Borrower or a Qualified Holding Company whose Equity Interests have been pledged to the Secured Holders pursuant to the Collateral Documents and such Net Cash Proceeds shall be applied to prepay the Debt hereunder pursuant to and in the amounts and order of priority set forth in Section 2.10(b);

(iii)       Debt existing on the Effective Date;

(iv)       Debt incurred by a Subsidiary as a bridge financing for a proposed sale, transfer or other disposition of assets pursuant to Section 5.18(iv); provided that (w) the only direct or contingent obligor in respect of such Debt is the holder of the assets that are the subject of such sale, transfer or other disposition, (x) the interest rate applicable to such Debt does not exceed the then applicable market interest rate, (y) such Debt is repaid with the proceeds of such sale, transfer or other disposition upon consummation thereof and (z) in the case of a bridge financing for a proposed Asset Sale, the Net Cash Proceeds from the incurrence of such Debt shall be applied as set forth in Section 2.10(b);

(v)       Debt owing to the Borrower or a Consolidated Subsidiary of the Borrower; provided that Debt owed to the Borrower shall constitute Pledged Debt (to the extent such Debtor is required to pledge such Debt pursuant to the Collateral Documents) and delivered to the Collateral Trustees pursuant to the terms of the Security Agreement; provided further that any such Debt is permitted under Section 5.16;

(vi)       Debt incurred by a Subsidiary, the Net Cash Proceeds of which are received by the Borrower or a Qualified Holding Company whose Equity Interests have been pledged to the Secured Holders pursuant to the Collateral Documents and, in the case of Debt incurred by IPALCO, an amount equal to the Banks’ Ratable Share of 100% of such Net Cash Proceeds (other than $200,000,000 of additional Debt of IPALCO incurred after the Effective Date), shall be applied to prepay the Debt hereunder pursuant to and in the amount and order of priority set forth in Section 2.10(b);

(vii)       Debt representing a refinancing, replacement or refunding of Debt permitted by clauses (b)(ii), (b)(iii), (b)(iv), (b)(vi) and (b)(vii); provided that:

(A)       (x) the aggregate principal amount of such Debt outstanding or available will not exceed the principal amount outstanding or available at the time of such refinancing, replacement or refunding (plus fees and expenses, including any premium and defeasance costs) relating to such refinancing, replacement or refunding and (y) the Payment Restrictions in such Debt (1) shall be no more restrictive than the Payment Restrictions contained in the Debt being refinanced, replaced or refunded or (2) in the opinion of the Borrower, are consistent with customary market terms for a financing of its nature and do not adversely affect the ability of the Borrower to meet its payment Obligations under the Financing Documents; and

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(B)       after giving effect to the issuance of such Debt, no Default shall have occurred and be continuing under Section 5.16(b);

(viii)       any Lien permitted by Section 5.10 that constitutes Debt not otherwise permitted by this Section 5.07;

(ix)       Guarantees by Excluded AES Entities of Debt and other Obligations of other Excluded AES Entities; and

(x)       Guarantees by any Subsidiary of the Borrower existing on the date that such Subsidiary ceased to be an “Excluded AES Entity” hereunder that were permitted pursuant to Section 5.07(b)(ix) when such Subsidiary was an “Excluded AES Entity”.

Notwithstanding any of the foregoing in this Section 5.07(b), in no event shall Qualified Holding Companies incur any Debt other than Debt permitted by the definition of “Qualified Holding Company”.

Section 5.08 Use of Proceeds.

(a)       (i) The proceeds of the Revolving Loans and Term Loans made, the Revolving Letters of Credit issued (or deemed issued) under this Agreement will be used by the Borrower for working capital and other general corporate purposes. (ii) The proceeds of the Green Revolving Loans made, the Green Revolving Letters of Credit issued under this Agreement will be used by the Borrower solely for investments in, and working capital, capital expenditures and other general corporate purposes relating to, present and future solar, wind, hydro, storage battery and other renewable energy projects, installations, improvements and businesses and purposes reasonably related or ancillary thereto.

(b)       None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

(c)       The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 5.09 Restricted Payments.

(a)       The Borrower will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests or Qualified Equity-

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Linked or Hybrid Securities now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests or Qualified Equity-Linked or Hybrid Securities in the Borrower (each, a “Restricted Payment”), except:

(i)       the Borrower may declare and pay regularly-scheduled cash dividends to the holders the Borrower’s preferred stock;

(ii)       the Borrower may redeem, repurchase, refinance, replace or refund any of the Obligations arising in respect of any other preferred stock, Hybrid Securities and convertible securities (including Qualified Equity-Linked or Hybrid Securities) of the Borrower at any time with the proceeds of any contemporaneous issuance and sale by the Borrower of its Capital Stock (other than Redeemable Stock) or (z) in respect of any Qualified Equity-Linked or Hybrid Securities, within 180 days of the final maturity date or mandatory redemption date of any such other Qualified Equity-Linked or Hybrid Securities;

(iii)       the Borrower may declare and make Restricted Payments if, after giving effect thereto, the aggregate of all Restricted Payments declared or made subsequent to September 30, 2011 (pursuant to this Section 5.09(a)(iii)) does not exceed the sum of (x) $486,000,000 plus (y) the Net Cash Proceeds received by the Borrower from Equity Issuances made from and after the Amendment and Restatement Effective Date plus (z) 30% (or, if such amount is a loss, minus 100%) of an amount equal to Adjusted Parent Operating Cash Flow less Corporate Charges for the period from October 1, 2011 through the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements were required to be delivered to the Agent pursuant to Section 5.01(a) or (b) (treated for this purpose as a single accounting period);

(iv)       [reserved];

(v)       (A) any Subsidiary of the Borrower may purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower using funds that are not able to be paid to the Borrower as a dividend due to legal or contractual restrictions affecting such Subsidiary or, from and after January 1, 2010, due to incremental tax liability, (B) any Special Purpose Financing Subsidiary may purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower using proceeds of financing that does not constitute Recourse Debt and as to which neither the Borrower nor any of its other Subsidiaries (a) provides credit support of any kind, (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender and (C) any Subsidiary may purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower to the extent that the Borrower would have been permitted to do so under clause (iii) or (iv) of this Section 5.09(a); provided that, in the case of clause (A) only to the extent of any Restricted Payments made by a Qualified Holding Company, clause (B) only to the extent of such Restricted Payments funded with proceeds received from the Borrower, or any Qualified Holding Company and clause (C), such Restricted Payment shall be deemed to be a Restricted Payment made by the

AES Seventh Amended and Restated Credit Agreement

Borrower under clause (iii) or (iv) of this Section 5.09(a) (and the making of such Restricted Payment shall reduce the availability thereunder) and shall only be permitted to the extent there would have been availability for the Borrower to make such Restricted Payment under clause (iii) or (iv) of this Section 5.09(a);

(vi)       The Borrower and its Subsidiaries may make regularly-scheduled interest payments and pay dividends on Qualified Equity-Linked or Hybrid Securities; and

(vii)       so long as both before and after giving effect thereto no Actionable Default in respect of the Borrower shall have occurred and be continuing, the Borrower may make Restricted Payments; provided however that at any time that the Borrower is not in compliance with Section 5.13 or 5.14 as of the end of the most recent fiscal quarter, Restricted Payments made pursuant to this clause (vii) shall be limited to regular quarterly dividends at a rate no more than that prevailing as previously announced during such most recently ended fiscal quarter;

provided that nothing in this Section shall prohibit the payment of any dividend or distribution within 45 days after the declaration thereof if such declaration was not prohibited by this Section.

Section 5.10 Negative Pledge.

Neither the Borrower nor any Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)       at any time other than during a Collateral Suspension Period (except with respect to Liens created pursuant to Section 2.14), Liens created under the Financing Documents;

(b)       Liens existing on the Effective Date securing Debt outstanding on the Effective Date;

(c)       any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(d)       any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(e)       any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event; provided that such Lien shall not attach to any asset held by the Borrower or any Subsidiary of the Borrower immediately prior to such merger or consolidation;

(f)       any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

AES Seventh Amended and Restated Credit Agreement

(g)       any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses or clause (o) of this Section; provided that such Debt is not increased and is not secured by any additional assets (other than, in the case of Debt permitted under Section 5.07(b)(vii), Liens on assets of any Subsidiary permitted under such Section 5.07(b)(vii) and Section 5.16(b) to be obligated on such Debt);

(h)       Liens arising in the ordinary course of its business that do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business (and, in the case of the Borrower and AES BVI II, do not secure obligations in excess of $100,000,000 in the aggregate);

(i)       Liens in connection with worker’s compensation, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or other deposits required to be made in the ordinary course of business and not in connection with borrowing money or obtaining advances or credit; provided in each case that the obligation or liability arises in the ordinary course of business and if overdue is being contested in good faith by appropriate proceedings;

(j)       inchoate materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s, or other like Liens arising in the ordinary course of business of the Borrower or its Subsidiaries;

(k)       with respect to real property, easements, rights of way, reservations and other minor defects or irregularities in title which do not materially impair the use thereof for the purposes for which it is held by the Borrower or its Subsidiaries;

(l)       Liens securing any future interest or dividends payable in respect of any Debt permitted to be issued under Section 5.07 for one six month period with respect to such Debt on cash or Temporary Cash Investments which constituted a portion of the cash proceeds to the Borrower or a Subsidiary of the Borrower from the issuance of such Debt;

(m)       Liens on cash and Temporary Cash Investments securing Derivatives Obligations of the Subsidiaries;

(n)       Liens on cash and Temporary Cash Investments that secure contingent obligations to reimburse any bank or other Person for amounts paid under Guarantees, surety or performance bond or similar instrument that supports obligations to make Investments in Subsidiaries permitted to be made under Section 5.16;

(o)       Liens constituting or securing Debt of Subsidiaries permitted by Section 5.07(b) or Section 5.16 or utility obligations or other customer, supplier or contractor obligations associated with AES Businesses that are limited to the assets and revenues of the related AES Businesses and the Capital Stock or other assets (including contract rights) of Subsidiaries of the Borrower having a direct or indirect interest in such AES Businesses;

AES Seventh Amended and Restated Credit Agreement

(p)       (i) at any time other than during a Collateral Suspension Period, Liens on the Creditor Group Collateral securing the Debt of the Borrower or obligations of the Borrower under Hedge Agreements; provided that Liens on the Creditor Group Collateral securing First Priority Secured Debt of the Borrower shall only secure First Priority Secured Debt up to an aggregate principal amount not to exceed $3,000,000,000 and (ii) during a Collateral Suspension Period, Liens securing Debt or other obligations; provided that at the time of and after giving effect to the incurrence of any such Lien in reliance on this clause (p)(ii), the aggregate principal amount of the outstanding Debt or other obligations secured by such Liens do not exceed 15% of Consolidated Net Tangible Assets;

(q)       Liens securing Debt permitted by Section 5.07(a)(viii) or Section 5.07(b)(iv), provided that such Debt is secured solely by the asset that is the subject of the proposed sale, transfer or other disposition related to such Debt;

(r)       Liens on the assets of, or Investments in, any Excluded AES Entity securing Debt or other obligations of any Excluded AES Entity permitted to be incurred hereunder;

(s)       Liens on cash set aside at the time of the issuance of Debt permitted to be incurred pursuant to Section 5.07 or Temporary Cash Investments purchased with such cash, in either case to the extent that such cash or Temporary Cash Investments pre-fund the repayment or redemption of such Debt and are held in a third party escrow account with an escrow agent on terms and conditions reasonably satisfactory to the Agent to be applied for such purpose;

(t)       (i) Liens on cash and Temporary Cash Investments that secure letters of credit up to an aggregate principal amount not to exceed $300,000,000 and (ii) Liens on rights under agreements relating to the sale of Equity Interests of the Borrower (and any ancillary agreements) that secure letters of credit; provided that at the time such Lien is created, no Default or Event of Default has occurred or is continuing; and

(u)       Liens existing on any asset of any Subsidiary of the Borrower at the time such Subsidiary ceased to be an “Excluded AES Entity” hereunder that were permitted pursuant to Section 5.10(r) when such Subsidiary was an “Excluded AES Entity”; and

(v)       during a Collateral Suspension Period, any Lien; provided that the Borrower has effectively provided that the outstanding Obligations under the Financing Documents (together with, if the Borrower so determines, any other Debt or obligation then existing or thereafter created ranking equally as to collateral with the Obligations under the Financing Documents) will be secured equally and ratably with (or prior to) such Lien so long as such Lien exists.

Section 5.11 Consolidations and Mergers.

The Borrower will not merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

AES Seventh Amended and Restated Credit Agreement

(a)       any Subsidiary of the Borrower may merge into or consolidate with any other Person, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower and any third-party consents or waivers necessary for such merger or consolidation shall have been obtained, provided further that, in the case of any such merger or consolidation to which a Pledged Subsidiary is a party, the Person formed by such merger or consolidation shall be a “Pledged Subsidiary”;

(b)       in connection with any sale or other disposition permitted under Section 5.18 (other than clause (ii) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(c)       the Borrower may merge with another Person;

provided, however, that in each case, such merger or consolidation is otherwise in compliance with this Agreement and immediately before and after giving effect thereto, no Default shall have occurred and be continuing and, in the case of any merger to which the Borrower is a party, the Borrower is the Person surviving such merger.

Notwithstanding any of the foregoing in clauses (a) and (b) of this Section 5.11, the Borrower will not permit any Subsidiary of the Borrower with any direct or indirect interest in (x) a Power Supply Business to consolidate or merge with, any other Person with a direct or indirect interest in any other Power Supply Business or any unrelated business or (y) any unrelated business to consolidate or merge with, any other Person with a direct or indirect interest in any Power Supply Business, except that (1) any transaction that if made as an Investment would be permitted by Section 5.16 shall also be permitted by this Section 5.11 and (2) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower, so long as each such Subsidiary individually contributed less than 20% of the Parent’s Operating Cash Flow for the immediately preceding four fiscal quarters (in each case, after giving pro forma effect to all prior Investments in and prior acquisitions by each such Subsidiary) and is projected by the Borrower at the time of such consolidation or merger to contribute less than 20% of the Parent Operating Cash Flow for the immediately succeeding four fiscal quarters (without giving pro forma effect to such merger or consolidation).

Section 5.12 [Intentionally Omitted.].

Section 5.13 Cash Flow Coverage.

The Borrower will maintain at the end of each fiscal quarter of the Borrower, a Cash Flow Coverage Ratio of not less than 2.50:1.00.

Section 5.14 Recourse Debt to Cash Flow Ratio.

The Borrower will maintain at the end of each fiscal quarter of the Borrower, a Recourse Debt to Cash Flow Ratio of not more than 5.75 to 1.00.

AES Seventh Amended and Restated Credit Agreement

Section 5.15 Transaction with Affiliates.

Except pursuant to agreements existing on the Effective Date and listed on Schedule II attached hereto, the Borrower will not, and will not permit any Subsidiary of the Borrower to, directly or indirectly, in any transaction involving aggregate consideration in excess of $1,000,000, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided, however, that the foregoing provisions of this Section shall not prohibit (a) the Borrower or any Subsidiary of the Borrower from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate; (b) the Borrower or any Subsidiary of the Borrower from making payments of principal, interest and premium on any Debt of the Borrower or such Subsidiary held by an Affiliate if the terms of such Debt are substantially as favorable to the Borrower or such Subsidiary as the terms which could have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate and (c) the Borrower or any Subsidiary of the Borrower from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates. The provisions of this Section 5.15 shall not apply to (x) transactions between the Borrower or any of its Subsidiaries, on the one hand, and any officer, director or employee of the Borrower or any of its Subsidiaries, on the other hand, that are approved by the Board of Directors of the Borrower or any committee of the Board of Directors consisting of the Borrower’s independent directors, (y) the payment of reasonable and customary regular fees to directors of the Borrower or a Subsidiary of the Borrower and (z) transactions among the Borrower and its Subsidiaries not otherwise prohibited hereunder.

Section 5.16 Investments in Other Persons.

(a)       The Borrower shall not make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)       (A) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the Effective Date, (B) additional equity Investments in Obligors and (C) additional Investments in Obligors consisting of intercompany Debt provided that any Debt owing to the Borrower shall (x) constitute Pledged Debt and be delivered to the Collateral Trustees pursuant to the terms of the Security Agreement and (y) be subordinated in all respects to the Obligations of the Obligors under the Financing Documents;

AES Seventh Amended and Restated Credit Agreement

(ii)       loans and advances by the Borrower or any of its Subsidiaries to its employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted, which in the case of loans and advances to employees of the Borrower and the Qualified Holding Companies shall not exceed an aggregate principal amount of $10,000,000 at any time outstanding;

(iii)       Investments by the Borrower and its Subsidiaries in Temporary Cash Investments;

(iv)       Investments existing on the Effective Date and Investments in Subsidiaries resulting from drawings under, or renewals or extensions of, letters of credit, surety bonds, Guarantees or performance bonds supporting obligations of Subsidiaries issued and outstanding on the Effective Date (including renewals and extensions thereof) and Investments in Subsidiaries to cash collateralize obligations supported by such letters of credit, bonds or Guarantees if they expire or are cancelled undrawn;

(v)       Investments by the Borrower and its Subsidiaries in any non-cash proceeds received by the Borrower or such Subsidiary in connection with any transaction permitted by the provisions of Section 5.18;

(vi)       Investments by the Borrower and its Subsidiaries in any of their Debt in the form of any payments, redemption or repurchase of such Debt not prohibited by this Agreement;

(vii)       Investments by an Excluded AES Entity in another Excluded AES Entity or in another Person, the assets of which shall not consist of Debt or Equity Interests of the Borrower or any of its Subsidiaries, other than Debt of the Borrower or any of its Subsidiaries with a fair market value (together with the fair market value of Debt of the Borrower or any of its Subsidiaries received by the Borrower or any Subsidiary as non-cash proceeds in any transaction permitted by the provisions of Section 5.18) not in excess of $100,000,000 in the aggregate;

(viii)       Investments by the Borrower and its Subsidiaries in their Subsidiaries or in Excluded AES Entities resulting from the creation, dissolution, restructuring or reorganization of the holdings of the Borrower, any Subsidiary or Excluded AES Entity permitted by Section 5.16(b) that does not result in the net increase in the amount invested by the Borrower and its Subsidiaries in their Subsidiaries or in Excluded AES Entities and does not result in a Default;

(ix)       Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, or as a result of a default by, customers or suppliers to, or co-investors in, an AES Business;

(x)       Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.16; provided that, with respect to Investments made pursuant to this clause (x):

AES Seventh Amended and Restated Credit Agreement

(A)       Investments by the Borrower pursuant to this clause (x) in Excluded AES Entities after the Amendment and Restatement Effective Date shall not exceed $1,750,000,000; provided that such limitation shall not apply to Investments by the Borrower in Excluded AES Entities made at any time that the Recourse Debt to Cash Flow Ratio is less than 4.00 to 1.00;

(B)       Investments pursuant to this clause (x) shall be in property and assets, or in the form of Equity Interests or Debt of a Person owning property and assets, which are part of a Permitted Business; and

(C)       (1) immediately before and immediately after giving pro forma effect to any Investment pursuant to this clause (x), no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such Investment, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 5.13 and 5.14, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the Bank Parties as though such Investment had been consummated as of the first day of the fiscal period covered thereby;

(xi)       (A) Investments by any Subsidiary with funds or other property received by such Subsidiary from the Borrower or a Subsidiary as a result of an Investment otherwise permitted hereby and (B) Investments by any Subsidiary (other than a Qualified Holding Company) with funds or other property generated by its operations (including by way of financings permitted hereby) or by the operations (including by way of financings permitted hereby) of its Subsidiaries in any other Subsidiary which either is a direct or indirect Subsidiary of such investing Subsidiary or a direct or indirect parent company of such investing Subsidiary and the proceeds of such Investment shall be applied by the Subsidiary receiving such Investment solely for funding the development, operation, maintenance (including modifications and upgrades to comply with applicable laws and regulations), on-going construction or working capital or debt service requirements which are necessary for the development, operation, extension or expansion of any Permitted Business engaged in by such Subsidiary or for such Subsidiary to satisfy its contractual and legal obligations, including making and holding investments in high quality short term deposits or other temporary investments consistent with the Borrower’s or such Subsidiary’s past practice or otherwise commercially reasonable under the circumstances for purposes of allowing such Subsidiary to meet reasonably anticipated payment obligations and investment commitments;

(xii)       Investments by any Subsidiary of the Borrower consisting of loans made to any Person which directly or indirectly holds the Equity Interests of such Subsidiary;

(xiii)       Investments in Subsidiaries resulting from drawings under, or renewals or extensions of, Guarantees supporting obligations of Subsidiaries under any Secured Treasury Management Service Agreement (including renewals and extensions thereof) and Investments in Subsidiaries to cash collateralize obligations supported by such Guarantees if they expire or are cancelled undrawn;

AES Seventh Amended and Restated Credit Agreement

(xiv)       Investments in marketable securities as part of the Borrower’s management of its long-term and deferred compensation obligations in the ordinary course of business;

(xv)       Investments in any Subsidiary of the Borrower existing on the date that such Subsidiary ceased to be an “Excluded AES Entity” hereunder that were permitted to be made pursuant to this Section 5.16 when such Subsidiary was an “Excluded AES Entity”; and

(xvi)       other Investments so long as both before and after giving effect thereto no Actionable Default in respect of the Borrower shall have occurred and be continuing.

(b)       Notwithstanding any of the foregoing in clause (a) above, the Borrower will not permit any Subsidiary of the Borrower with any direct or indirect interest in (i) a Power Supply Business to make any Investment in, or consolidate or merge with, any other Person with a direct or indirect interest in any other Power Supply Business or any unrelated business or (ii) any unrelated business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any Power Supply Business; provided that (x) Investments permitted by Section 5.16(a)(ii), (iii), (v), (vi), (vii), (viii), (ix), (xii), (xiii), (xiv) and (xvi) shall be permitted notwithstanding the foregoing and (y) a Subsidiary of the Borrower (each, an “Intermediate Holding Company”) may serve as a holding company for any or all of the Borrower’s direct and indirect interests in a Power Supply Business or an unrelated business, so long as:

(1)       each such Intermediate Holding Company’s direct and indirect interest in any Power Supply Business or unrelated business shall be limited to the ownership of Capital Stock or Debt obligations of a Person with a direct or indirect interest in such Power Supply Business or unrelated business;

(2)       no Lien shall exist upon any asset of any Intermediate Holding Company (other than Liens on the Capital Stock of, or loan to, the Borrower or a Subsidiary of an Intermediate Holding Company securing Debt of such Intermediate Holding Company or such Subsidiary and Liens securing Debt permitted by Sections 5.07(b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(vi), (b)(vii) and (b)(viii)); and

(3)       no Intermediate Holding Company shall incur, assume, create or suffer to exist any Debt (including any Guarantee of Debt) other than Debt owing to the Borrower, any Qualified Holding Company or any Subsidiary of such Intermediate Holding Company and Debt permitted by Sections 5.07(b)(i), (ii), (iii), (iv), (vi), (vii) or (viii).

Notwithstanding anything to the contrary in this Section 5.16(b), any Subsidiary of the Borrower with any direct or indirect interest in (i) a Power Supply Business may make an Investment in any other Person with a direct or indirect interest in any other Power Supply Business or any unrelated business or (ii) any unrelated business may make an Investment in any other Person with a direct or indirect interest in any Power Supply Business, so long as each of such Subsidiary and such other Person individually contributed less than 20% of the Parent Operating Cash Flow for the immediately preceding four fiscal quarters (in each case, after

AES Seventh Amended and Restated Credit Agreement

giving pro forma effect to all prior Investments in and prior acquisitions by such Subsidiary and such other Person) and is projected by the Borrower at the time of such Investment to contribute less than 20% of the Parent Operating Cash Flow for the immediately succeeding four fiscal quarters (without giving pro forma effect to such Investment).

Section 5.17 Upstreaming of Net Cash Proceeds by Subsidiaries.

The Borrower shall cause any of its Subsidiaries who have received Net Cash Proceeds from (i) any Asset Sale or (ii) the incurrence or sale of any Debt permitted by Section 5.07(b)(vi) to transfer such Net Cash Proceeds to the Borrower; provided that such transfer shall not be required to be made if such transfer would violate any applicable contracts or would violate applicable law or if applicable law would require minority shareholder approval (it being understood that the Borrower shall use reasonable efforts to obtain such minority shareholder approval), a valuation or a discretionary order or would, in the Borrower’s good faith determination or the good faith determination of a majority of the board of directors of such Subsidiary, involve a reasonable likelihood of there being a breach of fiduciary duties by the directors of such Subsidiary. In connection with managing transfers of Net Cash Proceeds pursuant to this Section 5.17, (a) the Borrower may cause Net Cash Proceeds to be transferred to Qualified Holding Companies whose Equity Interests have been pledged to the Secured Holders pursuant to the Collateral Documents if the Borrower nonetheless makes the related mandatory prepayment that would otherwise be required by Section 2.10(b) using funds not otherwise required to be made the basis of any mandatory prepayment and (b) if the Net Cash Proceeds are less than $10,000,000, the Borrower shall not be required to cause such Net Cash Proceeds effectively to be transferred directly or indirectly to the Borrower and applied pursuant to Section 2.10(b) until the aggregate Net Cash Proceeds not so applied equal or exceed $10,000,000. In connection with managing transfers of Net Cash Proceeds pursuant to this Section 5.17 and making loans, investments and other advances to Subsidiaries, the Borrower may cause Net Cash Proceeds to be transferred among Subsidiaries as permitted by Section 5.16, rather than transferred to the Borrower, in lieu of loans, investments or other advances the Borrower would otherwise be permitted to make as permitted by Section 5.16 and would make; provided that amounts that otherwise would be paid to the Borrower or a Qualified Holding Company whose Equity Interests have been pledged to the Secured Holders pursuant to the Collateral Documents shall be treated as an Investment and such Investment must be permitted by Section 5.16.

Section 5.18 Sales, Etc., of Assets.

The Borrower will not sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)       sales of assets in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire assets in the ordinary course of its business;

(ii)       in a transaction permitted by Section 5.11;

AES Seventh Amended and Restated Credit Agreement

(iii)       sales, transfers or other dispositions of assets among the Borrower and its Subsidiaries; provided, however, that (a) in respect of sales, transfers or other dispositions by the Borrower to its Subsidiaries, the Borrower shall not sell, lease, transfer or otherwise dispose of any assets (other than Excluded AES Entities) to any Excluded AES Entity, and (b) in respect of sales, transfers or other dispositions by Subsidiaries to other Subsidiaries, (1) with respect to Excluded AES Entities, only Excluded AES Entities may sell, transfer or otherwise dispose of assets to another Excluded AES Entity and (2) with respect to other Subsidiaries, such sales, transfers or other dispositions are either permitted by Section 5.16 or the transferring Subsidiary has received fair value for such sales, transfers or dispositions; provided, further, however, that for the avoidance of doubt, the transfer of AES GEH Holdings, LLC’s ownership interest in Global Energy Holdings CV to AES GEH, Inc. and the subsequent dissolution of AES GEH Holdings, LLC is permitted hereunder; and

(iv)       sales, transfers or other dispositions of assets so long as (i) the consideration received by the Borrower and its Subsidiaries for such asset shall have been determined on the basis of arms-length negotiations with a non-Affiliate, (ii) in the case of sales of assets or Equity Interests of, or other Investments in, IPALCO or any of its Subsidiaries, no less than 75% of the purchase price for such asset shall be paid to the Borrower and its Subsidiaries solely in cash or securities or other obligations that can be readily converted to cash so long as such securities or other obligations are converted to cash on or within 30 days after the closing date of such sale, transfer or other disposition and (iii) any non-cash proceeds received by the Borrower or AES BVI II from the sale of such assets (A) shall not consist of Debt or Equity Interests of the Borrower or any of its Subsidiaries (other than Debt of the Borrower or any of its Subsidiaries with a fair market value (together with the fair market value of the Debt of the Borrower or any of its Subsidiaries comprising the assets of any Person in which an Excluded AES Entity has made an Investment pursuant to Section 5.16(a)(vii)) not in excess of $15,000,000 in the aggregate) and (B) shall be pledged to the Collateral Trustees as Security Agreement Collateral under the Security Agreement;

(v)       Liens permitted by the Financing Documents;

(vi)       the sale of Equity Interests in a project in development or under construction the proceeds from which shall be used to fund the cost of development or construction of such project and the sales of Equity Interests by a Subsidiary the proceeds of which are used to fund the working capital and other needs of such Subsidiary and its Subsidiaries in the ordinary course of business, including reasonably anticipated needs for repaying Debt and other obligations and making Investments in its business;

(vii)       (1) a disposition resulting from the bona fide exercise by governmental authority of its claimed or actual power of eminent domain; (2) any cash payments otherwise permitted under this Agreement; (3) any sale, transfer, conveyance, lease or other disposition of an asset in the ordinary course of business and consistent with past practice pursuant to the terms of any power sales agreement or steam sales agreement or other agreement or contract related to the output or product of, or services rendered by, a Power Supply Business as to which a Subsidiary is the supplying party; (4) any

AES Seventh Amended and Restated Credit Agreement

disposition of any Equity Interest in a Power Supply Business pursuant to the terms of a joint venture agreement, shareholders agreement or similar arrangement existing as of the Effective Date that requires one shareholder to transfer its interest to another upon terms and in circumstances customary for the industry (provided that, in the case of a disposition of Equity Interests in IPALCO or any of its Subsidiaries, any cash received in connection with such disposition shall be treated as Net Cash Proceeds from an Asset Sale); or (5) any disposition of assets subject to a Lien permitted hereby that is transferred to the lienholder or its designee in satisfaction or settlement of the lienholder’s claim or a realization upon a security interest permitted under this Agreement;

(viii)       any disposition in connection with directors’ qualifying shares or investments by foreign nationals mandated by applicable law;

(ix)       any sale of shares of Redeemable Stock of a Subsidiary to the extent such shares constitute Debt permitted by Section 5.07;

(x)       a sale-leaseback transaction involving substantially all of the assets of a Power Supply Business where a Subsidiary sells the Power Supply Business to a Person in exchange for the assumption by that Person of the Debt financing the Power Supply Business and the Subsidiary leases the Power Supply Business from such Person; provided that such sale, assumption and lease are consummated in each case on a no less than fair market value basis;

(xi)       dispositions of contract rights, development rights and resource data made in connection with the initial development of an AES Business and prior to the commencement of commercial operation of such AES Business for reasonably equivalent value; and

(xii)       transactions made in order to enhance the repatriation of cash from a Subsidiary where such Subsidiary is organized under the laws of any jurisdiction other than the United States or any state thereof to the extent that such cash is received or held by a Person subject in respect of such cash to the tax laws of a jurisdiction other than the United States or any state thereof or in order to increase the after-tax amounts thereof available for immediate distribution (provided that if any asset that is the subject of such transaction is subject to a Lien in favor of the Secured Holders immediately prior to such transaction then such asset shall be subject to a Lien in favor of the Secured Holders immediately after such transaction);

provided that in the case of sales of assets or Equity Interests of, or other Investments in, IPALCO or any of its Subsidiaries pursuant to clause (iv) above, the Borrower shall apply the Net Cash Proceeds from such sale to offer to prepay the Term Loans pursuant to Section 2.10(b), as specified therein.

Notwithstanding the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis.

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Section 5.19 Derivative Obligations. The Borrower shall not (and shall not permit any Qualified Holding Company to) enter into any Hedge Agreement, except for (i) Hedge Agreements entered into to hedge against fluctuations in interest rates, foreign exchange rates, commodity prices and pension and other long-term or deferred compensation obligations consistent with prudent business practice, (ii) Permitted Credit Derivative Transactions and (iii) other Hedge Agreements not entered into for speculative purposes (as determined by the Borrower or such Subsidiary at the time of entering into the Hedge Agreements acting in good faith).

Section 5.20 Covenant to Give Security.

(a)       Upon (x) the formation or acquisition of any new direct Subsidiary by the Borrower or AES BVI II having a fair market value in excess of $3,000,000 or (y) the Investment by the Borrower and its Subsidiaries in any direct Subsidiary of the Borrower or AES BVI II that was not a “Pledged Subsidiary” on the Closing Date such that aggregate assets of such Subsidiary have a fair market value in excess of $3,000,000, then in each case at the Borrower’s expense:

(i)       within 10 days after (A) such formation or acquisition and (B) such Investment, furnish to the Agent a description of such Subsidiary, in each case in detail satisfactory to the Agent,

(ii)       within 15 days after such formation or acquisition of any new Subsidiary or such Investment in any direct Subsidiary of the Borrower or AES BVI II that was not a “Pledged Subsidiary” on the Closing Date, duly execute and deliver security agreement supplements (if necessary) as specified by, and in form and substance satisfactory to the Agent, securing payment of all of the Obligations of the Borrower under the Financing Documents; provided that if such new Subsidiary is a first-tier CFC (or a U.S. Subsidiary substantially all of its assets consist of Equity Interests of a CFC), only 65% of such Equity Interests shall be pledged in favor of the Secured Holders and provided further that no assets of any CFC shall be pledged in favor of the Secured Holders,

(iii)       within 30 days after such formation or acquisition, take, and cause each Loan Party to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Agent to vest in the Collateral Trustees (or in any representative of the Collateral Trustees designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, security agreement supplements, and security agreements delivered pursuant to this Section 5.20, enforceable against all third parties in accordance with their terms, and

(iv)       at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such pledges, assignments, security agreement supplements and security agreements;

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provided, however, that Section 5.20(a)(y) shall not be applicable to Subsidiaries for which a grant or perfection of a Lien on such Subsidiary’s stock would require approvals and consents from foreign and domestic regulations and from lenders to, and suppliers, customers or other contractual counterparties of, such Subsidiary.

(b)       Other than with respect to the Non-Pledged Subsidiaries, the Secured Holders shall have valid, perfected first priority Lien on (i) 65% of the Equity Interests of each direct Subsidiary of the Borrower that is (A) organized under the laws of a jurisdiction other than the United States or any state thereof, or (B) any entity organized under the laws of the United States or any state thereof the direct or indirect Subsidiary of which is organized under the laws of a jurisdiction other than the United States or any state thereof, (ii) 100% of the Equity Interests of each direct Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof other than those Subsidiaries described by clause (i)(B) above and (iii) 65% of the Equity Interests of each direct Subsidiary of AES BVI II.

Section 5.21 Further Assurances.

(a)       Promptly upon request by the Agent, or any Bank Party through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Financing Document or in the execution, acknowledgment, filing or recordation thereof that affect the validity or enforceability thereof, and

(b)       Promptly upon request by the Agent, or any Bank Party through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Bank Party through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Financing Documents, (B) to the fullest extent permitted by applicable law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Holders the rights granted or now or hereafter intended to be granted to the Secured Holders under any Financing Document or under any other instrument executed in connection with any Financing Document to which any Loan Party is or is to be a party.

Section 5.22 Collateral Suspension. (a) Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Financing Document to the contrary, upon the occurrence and during the continuance of a Collateral Suspension Event, any Liens granted pursuant to the Collateral Documents (except such Liens created pursuant to Section 2.14) which remain in effect at such time shall be promptly released by the Collateral Agent upon receipt by the Collateral Agent of a certificate of an Responsible Officer of the Borrower that the Collateral Suspension Event has occurred (and the Collateral Agent may rely conclusively on any such

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certificate, without further inquiry), and the Collateral Agent agrees to execute and deliver any documents or instruments reasonably requested by the Borrower and in form and substance reasonably satisfactory to the Collateral Agent to evidence the release of all applicable Collateral, all at the sole expense of the Borrower and without recourse to or warranty by the Collateral Agent.

(b) If on any date following a Collateral Suspension Event, fewer than two Rating Agencies assign an Investment Grade Rating to the Borrower’s senior unsecured long-term debt securities without third party credit enhancement (a “Collateral Reversion Date”), then within 60 days following the Collateral Reversion Date (or such longer period as the Collateral Agent shall agree from time to time) the Borrower shall take all actions required under the Collateral Suspension Provisions, including, without limitation, to reinstate, re-grant and re-perfect the Collateral contemplated by the Collateral Documents.

(c) The period of time between a Collateral Suspension Event and 60 days following the Collateral Reversion Date (or such longer period as the Collateral Agent shall agree from time to time) is referred as a “Collateral Suspension Period.”

(d) Notwithstanding the occurrence of a Collateral Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist or have occurred as a result of any failure by the Borrower or any Subsidiary to comply with the Collateral Suspension Provisions or any Collateral Document during any Collateral Suspension Period (or upon termination of any Collateral Suspension Period or thereafter, as a result of or arising out of actions taken or not taken or events that occurred during any Collateral Suspension Period) and (2) following a Collateral Reversion Date, the Borrower and any Subsidiary will be permitted, without causing a Default, Event of Default or breach of any kind, to honor, comply with or otherwise perform any contractual commitments or obligations arising prior to such Collateral Reversion Date and to consummate the transactions contemplated thereby, and shall have no liability for any actions taken or not taken or events that occurred during the Collateral Suspension Period, or for any actions taken or not taken or events occurring at any time pursuant to any such commitment or obligation.

(e) Notwithstanding anything to the contrary herein or in any other Financing Document, no Collateral Suspension Provision shall apply during any Collateral Suspension Period and no failure to observe any covenant contained in any such provision or other violation of such provision during any Collateral Suspension Period shall result in a Default or Event of Default hereunder.

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Article VI

Defaults

Section 6.01 Events of Default.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)       any Loan Party shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within three days of the date when due any interest, fees or other amounts payable under any Financing Document;

(b)       the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.18, inclusive;

(c)       any Loan Party shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clause (a) or (b) above) for 20 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank Party;

(d)       any representation, warranty, certification or statement made by any Loan Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e)       the Borrower shall fail to make any payment in respect of any Material Debt or Material Hedge Agreement when due or within any applicable grace period;

(f)       any event or condition shall occur which (i) results in the acceleration of the maturity of any Material Debt of the Borrower or the early termination of a Material Hedge Agreement of the Borrower by the Borrower’s counterparty due to non-payment by the Borrower or the acceleration of any Material Debt or the early termination by the counterparty of such Subsidiary or Subsidiaries due to non-payment by such Subsidiary or Subsidiaries of any Material Hedge Agreement of any (x) Subsidiary of the Borrower that contributed 20% or more to Parent Operating Cash Flow for the four most recently completed fiscal quarters of the Borrower or (y) Subsidiaries of the Borrower that in the aggregate contributed 20% or more to Parent Operating Cash Flow for the four most recently completed fiscal quarters of the Borrower (in the case of clauses (x) and (y) above, together with any Person in which such Subsidiary or Subsidiaries have a direct or indirect equity Investment); (ii) results in the termination of any commitment to provide financing in an amount in excess of $100,000,000 to the Borrower or any Material AES Entity (other than the termination of any such commitment which could not reasonably be expected to result in a Material Adverse Effect) or (iii) in the case of the Borrower, enables the holder of any Material Debt of the Borrower or counterparty to any Material Hedge Agreement of the Borrower or any Person acting on such holder’s or counterparty’s behalf to, in the case of any Material Debt, accelerate the maturity thereof (other than mandatory prepayments with respect to asset sales involving assets securing

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the relevant Material Debt), or, in the case of any Material Hedge Agreement, to terminate such Material Hedge Agreement due to non-payment by the Borrower, in each case under this clause (iii) only if the required default notice, if any, from such holder, counterparty or other Person has been given and such holder, counterparty or other Person would be entitled to accelerate or terminate, as the case may be, such Material Debt or Material Hedge Agreement within 45 days from the date of determination; provided that the ability of any Person to demand or receive payment under a Guarantee by the Borrower of Material Debt or a Material Hedge Agreement of any Subsidiary shall not constitute an Event of Default under this clause (f) unless either (x) the demand for payment arises as a result of a default by the Borrower under such Guarantee or (y) such Person has demanded payment from the Borrower and the Borrower has not made such payment within 15 Business Days following such demand (or such longer grace period as is allowed under such Guarantee);

(g)       the Borrower or any Material AES Entity shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)       an involuntary case or other proceeding shall be commenced against the Borrower or any Material AES Entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material AES Entity under the federal bankruptcy laws as now or hereafter in effect;

(i)       any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing and such termination could reasonably be expected to have a Material Adverse Effect; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan and such termination, liability or appointment could reasonably be expected to have a Material Adverse Effect; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated and such termination could reasonably be expected to have a Material Adverse Effect; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which

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could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;

(j)       a judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or (x) any Subsidiary of the Borrower that contributed 20% or more to Parent Operating Cash Flow for the four most recently completed fiscal quarters of the Borrower or (y) more than one Subsidiary of the Borrower and such Subsidiaries in the aggregate contributed 20% or more to Parent Operating Cash Flow for the four most recently completed fiscal quarters of the Borrower (in the case of clauses (x) and (y) above, together with any Person in which such Subsidiary or Subsidiaries have a direct or indirect equity Investment), and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days;

(k)       any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than a member of the AES Management Group shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 32.5% or more of the outstanding shares of common stock of the Borrower; during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (or who were appointed or nominated for election as directors of the Borrower by at least a majority of the individuals who were directors on the first day of such period) shall cease to constitute a majority of the board of directors of the Borrower; or

(l)       any Collateral Document after delivery thereof pursuant to Section 3.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in a material portion of the Collateral purported to be covered thereby, then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Revolving Credit Loan Commitments and they shall thereupon terminate and (ii) if requested by the Required Banks, by notice to the Borrower declare the Notes, all interest thereon, and all other amounts payable under this Agreement and the other Financing Documents to be, and the Notes, all such interest thereon and all such other amounts shall thereupon become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any Automatic Acceleration Event, without any notice to the Borrower or any other act by the Agent or the Banks, the Revolving Credit Loan Commitments shall thereupon terminate and the Notes, all interest thereon, and all other amounts payable under this Agreement and the other Financing Documents shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02 Notice of Default.

The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank Party and shall thereupon notify all the Banks thereof.

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Section 6.03 Cash Collateral.

If any Automatic Acceleration Event shall occur or the Loans of the Bank Parties shall have otherwise been accelerated or the Revolving Credit Loan Commitments have been terminated pursuant to Section 6.01, then without any request or the taking of any other action by the Agent or any of the Bank Parties, the Borrower shall be obligated forthwith to pay to the Collateral Agent an amount in immediately available funds equal to the then aggregate amount available for L/C Drawings (regardless of whether any conditions to any such L/C Drawings can then be met) under all Letters of Credit at the time outstanding, to be held by the Collateral Agent as cash collateral as provided in Section 2.14 and Section 2.15, in the case of all Letters of Credit.

Article VII

The Agent

Section 7.01 Appointment and Authorization.

Each Bank Party (on behalf of itself and its Affiliates as potential Hedge Banks) irrevocably appoints and authorizes the Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Financing Documents as are delegated to the Agent or the Collateral Agent, as the case may be, by the terms hereof and thereof, together with all such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Financing Documents (including, without limitation, enforcement or collection of the Notes), neither the Agent nor the Collateral Agent shall be required to exercise any discretion or to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Bank Parties and all the holders of Notes; provided, however, that neither the Agent nor the Collateral Agent shall be required to take any action that exposes such agent to personal liability or that is contrary to this Agreement or applicable law. Without limiting any of the foregoing in this Section 7.01, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. Each of the Collateral Agent and the Agent agrees to give each Bank Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02 Agent and Affiliates.

Citibank, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Citibank, N.A. were not the Agent hereunder and without notice to or consent of the Bank Parties. The Bank Parties acknowledge that, pursuant to such activities, Citibank, N.A. or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agent shall not be under any obligation to provide such information to them. With respect to its Loans or any Letters of

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Credit, Citibank, N.A., Inc. shall have the same rights and powers under this Agreement or any other Financing Document as any other Bank Party and may exercise such rights and powers as though it were not the Agent, and the terms “Bank” and “Banks” include Citibank, N.A. in its individual capacity.

Section 7.03 Consultation with Experts.

The Agent and the Collateral Agent may execute any of their respective duties under this Agreement or any other Financing Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel, independent public accountants and other consultants or experts concerning all matters pertaining to such duties. Neither the Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 7.04 Liability of Agent and Collateral Agent.

Neither the Agent, the Collateral Agent nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Agreement or any other Financing Document (a) with the consent or at the request of the Required Banks or (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent, the Collateral Agent nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made by any Loan Party in connection with the Financing Documents or any Extension of Credit hereunder, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or the Collateral Agent under or in connection with this Agreement or any other Financing Document; (ii) the performance or observance of any of the covenants or agreements of any Loan Party; (iii) the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents; (iv) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent or (v) the validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Documents or any other instrument or writing furnished in connection therewith. Neither the Agent nor the Collateral Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.05 Indemnification.

Each Bank Party shall, ratably (determined as provided below) indemnify the Agent, the Collateral Agent, each Fronting Bank, each of their respective Affiliates and the respective directors, officers, agents and employees of any of them (to the extent not reimbursed by the Obligors) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the

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Financing Documents or any action taken or omitted by such indemnitees thereunder in their respective capacities as such on a several and not joint basis. For purposes of this Section 7.05, the Bank Party’s ratable share of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of Loans outstanding at such time and owing to the respective Bank Party; (b) the aggregate Revolving Letter of Credit Liabilities and Green Revolving Letter of Credit Liabilities outstanding at such time and owing to the respective Bank Party and (c) their respective Unused Revolving Credit Loan Commitments outstanding at such time.

Section 7.06 Credit Decision.

Each Bank Party acknowledges that it has, independently and without reliance upon the Agent, the Collateral Agent, any Fronting Bank, or any other Bank or any Arranger Party, and based on the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank Party also acknowledges that it will, independently and without reliance upon the Agent, the Collateral Agent, or any other Bank Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.07 Successor Agent or Collateral Agent.

The Agent or the Collateral Agent may resign at any time by giving notice thereof to the Bank Parties and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent or a successor Collateral Agent. If no successor Agent or successor Collateral Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30  days after the retiring Agent or Collateral Agent gives notice of resignation, then the retiring Agent or Collateral Agent (as the case may be), on behalf of the Bank Parties, shall appoint a successor Agent or a successor Collateral Agent (as applicable), which shall be a commercial bank organized or licensed under the laws of the United States and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Agent or Collateral Agent (as the case may be) hereunder by a successor Agent or a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendment, thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Banks may request with respect to the Security Agreement and the BVI Cayman Pledge Agreement in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent or Collateral Agent (as applicable) shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent or Collateral Agent (as the case may be), and the retiring Agent or Collateral Agent shall be discharged from its duties and obligations hereunder. If within 45 days after written notice is given of the retiring Agent’s or Collateral Agent’s (as the case may be) resignation under this Section 7.07 no successor Agent or Collateral Agent (as the case may be) shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s or Collateral Agent’s (as the case may be) resignation shall become effective, (ii) the retiring Agent or Collateral Agent (as the case may be) shall thereupon be discharged from its duties and obligations under the Financing Documents and (iii) the Required Banks shall thereafter perform all duties of the retiring Agent or Collateral Agent (as the case

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may be) until such time, if any, as the Required Banks appoint a successor Agent or a successor Collateral Agent as provided above. After any retiring Agent’s or Collateral Agent’s (as the case may be) resignation hereunder as Agent or Collateral Agent (as the case may be) the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Collateral Agent (as the case may be).

Section 7.08 Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Liabilities shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Bank Parties and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Bank Parties and the Agent and their respective agents and counsel and all other amounts due the Bank Parties and the Agent and the Collateral Agent under this Agreement) allowed in such judicial proceeding;

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)       any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank Party to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Bank Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent, the Collateral Agent and their respective agents and counsel, and any other amounts due the Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank Party or to authorize the Agent to vote in respect of the claim of any Bank Party in any such proceeding.

Section 7.09 Agents’ Fee.

The Borrower shall pay to the Agent and the Collateral Agent for their own account fees in the amounts and at the times previously agreed upon between the Borrower, the Agent and the Collateral Agent.

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Section 7.10 [Intentionally Omitted].

Section 7.11 Delivery of Information.

(a)       The Borrower hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or Event of Default under this Agreement or (iv) is required to be delivered pursuant to Sections 3.01 or 3.02 to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in this Agreement but only to the extent requested by the Agent.

(b)       The Borrower further agrees that the Agent may make the Communications available to the other Bank Parties by posting the Communications on Intralinks or a substantially similar electronic transmission systems. (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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(c)       The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth in clause (a) above shall constitute effective delivery of the Communications to the Agent for purposes of the Financing Documents. Each Bank Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank Party for purposes of the Financing Documents. Each Bank Party agrees to notify the Agent in writing (including by electronic communication) from time to time of such Bank Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Agent or any Bank Party to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Article VIII

Change in Circumstances

Section 8.01 Basis for Determining Interest Rate Inadequate or Unfair.

(I) If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a)       the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b)       the Required Banks advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Bank Parties, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Bank Parties to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

(II) Notwithstanding anything to the contrary in this Agreement or any other Financing Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Agent (with a copy to the Borrower) that the Required Banks have determined, that:

(a)       adequate and reasonable means do not exist for ascertaining the Adjusted London Interbank Offered Rate for any requested Interest Period, including, without

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limitation, because the London Interbank Offered Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)       the supervisor for the administrator of the London Interbank Offered Rate or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace the London Interbank Offered Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the London Interbank Offered Rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 10.05, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Banks unless, prior to such time, Banks comprising the Required Banks have delivered to the Agent notice that such Required Banks do not accept such amendment; provided that if the LIBOR Successor Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist, the obligation of each Bank to make or maintain Euro-Dollar Loans shall be suspended, (to the extent of the affected Euro-Dollar Loans or Interest Periods).  Upon receipt of such notice, the Borrower may revoke any pending request for a Euro-Dollar Borrowing of, conversion to or continuation of Euro-Dollar Loans (to the extent of the affected Euro-Dollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 8.02 Illegality.

If, on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank Party (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank Party (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to the Borrower and such Bank Party shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Bank Parties and the Borrower, whereupon until such Bank Party notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank Party to make Euro-Dollar Loans to the Borrower, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section 8.02, such Bank Party shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such

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Bank Party, be otherwise disadvantageous to such Bank Party. If such notice is given, each Euro-Dollar Loan of such Bank Party then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank Party may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Bank Party shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Bank Parties.

Section 8.03 Increased Cost and Reduced Return.

(a)       If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) or any Fronting Bank (any Bank (or its Applicable Lending Office) and any Fronting Bank being referred to in this Section 8.03 as a “Credit Party”) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party or shall impose on any Credit Party or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or Notes, the Letters of Credit, or its obligation to make Euro-Dollar Loans or to issue Letters of Credit or to participate therein and the result of any of the foregoing is to increase the cost to such Credit Party of making or maintaining any Euro-Dollar Loan or issuing any Letter of Credit or participating therein, or to reduce the amount of any sum received or receivable by such Credit Party under this Agreement or under its Note or Notes with respect thereto, by an amount deemed by such Credit Party to be material, then, within 15 days after demand by such Credit Party (with a copy to the Agent), the Borrower shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such increased cost or reduction.

(b)       If any Credit Party shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Credit Party (or its Parent) as a consequence of such Credit Party’s obligations hereunder to a level below that which such Credit Party (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Credit Party to be material, then from time to time, within 15 days after demand by such Credit Party (with a copy to the Agent), the Borrower

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shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party (or its Parent) for such reduction.

(c)       Each Credit Party will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Credit Party to compensation pursuant to this Section 8.03(c) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Credit Party, be otherwise disadvantageous to such Credit Party. A certificate of any Credit Party claiming compensation under this Section 8.03(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank Party may use any reasonable averaging and attribution methods.

(d)       For purposes of this Section 8.03, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law or rule or regulation, or any change in the interpretation or administration thereof, regardless of the date enacted, adopted or issued but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in clauses (a) and (b) of this Section 8.03 generally on other similarly situated borrowers of loans under comparable United States of America revolving credit facilities.

Section 8.04 Taxes.

(a)       Any and all payments by the Borrower and any other Loan Party to or for the account of any Credit Party (which for purposes of this Section 8.04, shall include a Third Party Fronting Bank and its Assignees), the Agent or the Collateral Agent hereunder or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Credit Party, the Agent and the Collateral Agent, (x) taxes imposed on its income (including branch profit taxes), franchise and similar taxes and other taxes imposed on it that, in any such case, would not have been imposed but for a material connection between such Credit Party, the Agent or the Collateral Agent (as the case may be) and the jurisdiction imposing such taxes (other than a material connection arising by reason of this Agreement or any other Financing Document or the receipt of payments made hereunder or thereunder or the exercise of any rights by a Credit Party, the Agent or the Collateral Agent (as the case may be) hereunder or thereunder) and (y) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any other Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Financing Document to any Credit Party, the Agent or the Collateral Agent (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Credit Party, the Agent or the Collateral Agent (as the case

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may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt or other satisfactory documentation evidencing payment thereof.

(b)       In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made by it hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Financing Document (hereinafter referred to as “Other Taxes”).

(c)       The Borrower agrees to indemnify each Credit Party, the Agent and the Collateral Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Credit Party, the Agent or the Collateral Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Credit Party, the Agent or the Collateral Agent (as the case may be) makes demand therefor.

(d)       Each Credit Party that is organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of a Credit Party listed on the signature pages hereof or on or prior to the date on which it becomes a Credit Party in the case of each other Credit Party and in the case any Credit Party changes jurisdiction of its Applicable Lending Office and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Credit Party remains lawfully able to do so), shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI and any other certificate or statement of exemption specified by the Borrower and required by Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Credit Party establishing that any payment under this Agreement or any other Financing Documents is (i) not subject to withholding under the Internal Revenue Code because such payment is effectively connected with the conduct by such Credit Party of a trade or business in the United States, or (ii) fully or partially exempt from United States tax under a provision of an applicable tax treaty, or (iii) not subject to withholding under the portfolio interest exception under Section 881(c) of the Internal Revenue Code (and, if such Credit Party delivers a Form W-8BEN or Form W-8BEN-E claiming the benefits of exemption from United States withholding tax under Section 881(c), a certificate representing that such Credit Party is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code). Unless the Borrower and the Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax

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treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Credit Party organized under the laws of a jurisdiction outside the United States. If a Credit Party is unable to deliver one of these forms or if the forms provided by a Credit Party at the time such Credit Party first becomes a party to this Agreement or at the time a Credit Party changes its Applicable Lending Office (other than at the request of the Borrower) or designates a Conduit Lender indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Credit Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate forms; provided, however, that (i) that should a Credit Party, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Credit Party shall reasonably request to assist such Credit Party to recover such Taxes and (ii) if at the effective date of a transfer pursuant to which a Credit Party becomes a party to this Agreement, the Credit Party assignor was entitled to payments under Section 8.04(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Credit Party assignee on such date. If a payment made to a Credit Party under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Credit Party shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the Amendment Effective Date.

(e)       If the Borrower is required to pay additional amounts to or for the account of any Credit Party pursuant to this Section 8.04, then such Credit Party shall use reasonable effort (consistent with internal policy and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Credit Party, is not otherwise disadvantageous to such Credit Party.

(f)       Each Credit Party, the Agent and the Collateral Agent agrees that it will promptly (within 30 days) after receiving notice thereof from any taxing authority, notify the Borrower of the assertion of any liability by such taxing authority with respect to Taxes or Other Taxes; provided that the failure to give such notice shall not relieve the Borrower of its obligations under this Section 8.04 except to the extent that the Borrower has been prejudiced by such failure and except that the Borrower shall not be liable for penalties, interest or expenses

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accruing after such 30 day period until such time as it receives the notice contemplated above, after which time it shall be liable for interest, penalties and expenses accruing after such receipt.

(g)       If any Credit Party, the Agent or the Collateral Agent shall receive a credit or refund from a taxing authority (as a result of any error in the imposition of Taxes or Other Taxes by such taxing authority) with respect to and actually resulting from an amount of such Taxes or Other Taxes paid by the Borrower pursuant to subsection (a) or (c) above, such Credit Party, the Agent or the Collateral Agent shall promptly pay to the Borrower the amount so received (without interest thereon, whether or not received).

(h)       Without prejudice to the survival of any other agreement contained herein, the agreements, covenants and obligations contained in this Section 8.04 shall survive the payment in full of the principal of and interest on all Loans, Notes and other advances made hereunder.

For purposes of this Section 8.04, the term “applicable law” includes FATCA.

Section 8.05 Base Rate Loans Substituted for Affected Euro-Dollar Loans.

If (a) the obligation of any Bank Party to make, or to continue or to convert outstanding Loans as or to, Euro-Dollar Loans to the Borrower has been suspended pursuant to Section 8.02 or (b) any Bank Party has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans to the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank Party through the Agent, have elected that the provisions of this Section 8.05 shall apply to such Bank Party, then, unless and until such Bank Party notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to the Borrower which would otherwise be made by such Bank Party as (or continued or converted to) Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Bank Parties). If such Bank Party notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Bank Parties.

Article IX

[RESERVED]

Article X

Miscellaneous

Section 10.01 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given

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to such party: (a) in the case of the Borrower, any Fronting Bank, the Agent or the Collateral Agent, at its address or telex or facsimile transmission number set forth on the signature pages hereof; (b) in the case of any Bank, at its address or telex or facsimile transmission number set forth in its Administrative Questionnaire or (c) in the case of any other party, at such other address or telex or facsimile transmission number as such party may hereafter specify for the purpose by notice to the Agent, the Collateral Agent, the Fronting Banks and the Borrower. Each such notice, request or other communication shall be effective (x) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section 10.01 and the appropriate answerback is received; (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (z) if given by any other means, when delivered at the address specified in or pursuant to this Section 10.01; provided that notices to the Agent, the Collateral Agent or a Fronting Bank under Article II or Article VIII shall not be effective until received. Notices and other communications sent by the Agent or the Collateral Agent to the Banks by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for a recipient Bank, shall be deemed to have been given at the opening of business on the next business day for such recipient Bank).

Section 10.02 No Waivers.

No failure or delay by the Agent, the Collateral Agent or any Bank Party in exercising any right, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03 Expenses; Indemnification; Waiver and Acknowledgment.

(a)       The Borrower shall pay (i) all out-of-pocket expenses of the Agent and the Collateral Agent, including, without limitation, (A) reasonable fees and disbursements of outside counsel for the Agent and the Collateral Agent in connection with the preparation and administration of this Agreement and the other Financing Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (B) the reasonable fees and disbursements of the Collateral Trustees and their outside counsel and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent, the Collateral Agent, each Fronting Bank and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency, workout, restructuring and other enforcement proceedings resulting therefrom.

(b)       The Borrower agrees to indemnify the Agent, the Collateral Agent and each Bank Party, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from

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and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Financing Documents or any actual or proposed use of proceeds of Loans or the issuance or deemed issuance of any Letter of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(c)       In no event shall any Indemnitee be liable to the Borrower or any of its Affiliates, equityholders, directors, officers, agents or employees for any indirect, special, incidental or consequential damages relating to or arising out of the Financing Documents or any related transaction. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Financing Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent and each of the Banks, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Documents (including any amendment, waiver or other modification hereof or thereof) and (ii) neither the Agent nor any Bank has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Financing Document (irrespective of whether the Agent or any Bank has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agent nor any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Documents.

Section 10.04 Sharing of Set-offs.

Each Credit Party agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise (including, without limitation, through the application of any proceeds of the Creditor Group Collateral and the Excess Revolving L/C Collateral), receive payment of a proportion of the aggregate amount due and payable to such Credit Party hereunder which is greater than the proportion received by any other Credit Party (A) on account of Obligations due and payable to such Credit Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Credit Party at such time to (ii) the aggregate amount of Obligations due and payable to all Credit Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all the Credit Parties hereunder and under the Notes at such time obtained by all the Credit Parties at such time or (B) on account of Obligations owing (but not due and payable) to such Credit Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Credit Party at such time to (ii) the aggregate amount of Obligations

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owing (but not due and payable) to all Credit Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Credit Parties hereunder and under the Notes at such time obtained by all of the Credit Parties at such time, such Credit Party shall forthwith purchase from the other Credit Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Credit Party to share the excess payment ratably with each of them; provided that nothing in this Section 10.04 shall impair the right of any Credit Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower owing to it. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or in any Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 10.05 Amendments and Waivers.

Any provision of this Agreement or any other Financing Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent or the Collateral Agent are affected thereby, by the Agent or the Collateral Agent); provided that (a) no such amendment or waiver shall, unless signed by all the Bank Parties, (i) waive any of the conditions specified in Section 3.01 or 3.02 (with respect to the Extensions of Credit made or deemed to be made on the Closing Date); (ii) change the number of Bank Parties or the percentage of (x) the Unused Revolving Credit Loan Commitments, (y) the aggregate unpaid principal amount of the Loans or (z) the aggregate Letter of Credit Liabilities that, in each case, shall be required for the Bank Parties or any of them to take any action hereunder; (iii) release all or substantially all of the Collateral in any transaction or series of related transactions; or (iv) amend Section 10.04 or this Section 10.05, (b) no such amendment or waiver shall, unless signed by the Required Banks and each Bank Party if such Bank Party is directly adversely affected by such amendment or waiver, (i) in the case of any Revolving Credit Loan Bank, increase or extend the Revolving Credit Loan Commitment of such Revolving Credit Loan Bank; (ii) reduce the principal of, or interest on, the Notes held by such Bank Party or Loans outstanding to such Bank Party or any fees or other amounts payable to such Bank Party; (iii) reduce the principal of or rate of interest on any Loan or Reimbursement Obligation or any fees hereunder, (iv) change (x) the order of application in the prepayment of Loans among the Facilities or any reduction in the Revolving Credit Loan Commitments from the application thereof set forth in the applicable provisions of Sections 2.09 and 2.10 in any manner that materially affects the Bank Parties under such Facilities or (y) the right of any Bank Party to pro rata sharing of payments pursuant to the terms hereof (except as otherwise specifically provided in clause (d)(i) below), (v) postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation, any fees hereunder, or any other amounts payable under this Agreement or (vi) postpone the final maturity of the Loans, (c) no such amendment or waiver shall, unless signed by the Required Revolving Credit Loan Banks, amend, waive or delete the provisions of Section 3.02(d) or Section 3.02(e) with respect to Extension of Credit under the Revolving Credit Loan Commitments and (d) no such amendment or waiver shall, unless signed by the Supermajority Banks (i) change the pro rata application of Net Cash Proceeds from Asset Sales among the

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Bank Parties, on the one hand, and the other Financing Parties, on the other hand, set forth in Section 2.10(b)(i) by amending the definition of “Banks’ Ratable Share” or otherwise or (ii) amend the definition of “Secured Holders” or “Secured Obligations” in the Collateral Trust Agreement or amend Sections 5.01, 8.01, 8.02 or 9.01 of the Collateral Trust Agreement; provided further that no such amendment or waiver shall, unless signed by the Fronting Banks affect the rights and obligations of the Fronting Banks under this Agreement and provided further that no such amendment or waiver shall (x) release all or substantially all of the Creditor Group Collateral or (y) change the pro rata application of Net Cash Proceeds from Asset Sales among the Financing Parties set forth in Section 2.10(b)(i) by amending the definition of “Banks’ Ratable Share” or otherwise.

Section 10.06 Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except the Borrower may not assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of all of the Bank Parties.

(b)       Any Bank other than a Conduit Lender may, without notice to or consent of the Borrower and Agent, at any time grant to one or more banks or other institutions (each, a “Participant”) participating interests in its Unused Revolving Credit Loan Commitment or any or all of its Loans or participating interests in its Letter of Credit Liabilities. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the relevant Fronting Banks and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Fronting Banks and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clauses (a)(i) and (iv) and clause (b) of Section 10.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). No such participating interests shall be granted to any Person who at the time of such grant either (x) has been declared by the Agent to be a Defaulting Bank or (y) is known by the granting Bank to be a Defaulting Bank, or in each case any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing persons described in this sentence. Each Bank that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the

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“Participant Register”). A Bank shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)       Any Bank Party other than a Conduit Lender may at any time assign to one or more banks or other institutions (each, an “Assignee”) all, or a proportionate part of all, in each case in an amount not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Agent) (except in the case of an assignment which will result in a group of Banks which are managed by the same Bank Party holding a Revolving Credit Loan Commitment or Term Loan Commitment (as the case may be) of not less than $1,000,000), of its rights and obligations under this Agreement and the other Financing Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption in substantially the form of Exhibit C-1 or Exhibit C-2 hereto, as the case may be, executed by such Assignee and such transferor Bank Party, with (and subject to) the subscribed consent of the Agent, the Borrower (which shall not be unreasonably withheld or delayed but which shall not be required if (1) an Event of Default shall have occurred and is continuing, (2) in the case of assignments with respect to any Term Loan Facility, (3) in the case of assignments by a Bank Party to a Related Fund of such Bank Party and (4) in the case of assignments with respect to the Revolving Credit Loan Facility, if the proposed Assignee has a senior unsecured debt rating of “BBB” or higher by Standard & Poor’s Rating Services or “Baa2” or higher by Moody’s Investor Service, Inc.), and, in the case of assignments with respect to the Revolving Credit Loan Facility, each Fronting Bank (such consent not to be unreasonably withheld or delayed); provided that if an Assignee is an Affiliate of such transferor Bank Party, no such consents (other than, in the case of assignments with respect to the Revolving Credit Loan Facility, the consent of each Fronting Bank (such consent not to be unreasonably withheld or delayed)) shall be required; and provided, further that under no circumstances may the Borrower or any of its Affiliates or a natural person be an “Assignee” hereunder. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank Party of an amount equal to the purchase price agreed between such transferor Bank Party and such Assignee, such Assignee shall be a Bank Party party to this Agreement and shall have all the rights and obligations of a Bank Party as set forth in such instrument of assumption, and the transferor Bank Party shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank Party, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, other than an assignment by a Bank Party to one of its own Affiliates, the transferor Bank Party or Assignee shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from, or reduction in, deduction or withholding of any United States federal income taxes as required by Section 8.04. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Bank hereunder without the consent of the Borrower or the Agent any or all of the Loans it may have funded hereunder and pursuant to its

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designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.06(c). The Agent shall be reasonable in withholding its consent to any attempted assignments to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing persons described in this sentence.

(d)       In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(e)       Any Bank Party may at any time assign all or any portion of its rights under this Agreement and the other Financing Documents to a Federal Reserve Bank or other central bank. No such assignment shall release the transferor Bank Party from its obligations hereunder. In the case of any Bank Party that is a fund that invests in bank loans, such Bank Party may, without the consent of the Borrower or the Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Bank Party under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that unless and until such holder, trustee or representative actually becomes a Bank Party in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Bank Party from any of its obligations under the Financing Documents and (ii) such holder, trustee or representative shall not be entitled to exercise any of the rights of a Bank Party under the Financing Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(f)       Each of the Borrower, the Agent and each Bank hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Bank designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its

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inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)       The Agent shall maintain, solely as a non-fiduciary agent of the Borrower, at its address referred to in Section 10.01, a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Bank Parties, the Revolving Credit Loan Commitments of, the amount of the Revolving Letter of Credit issued by, the amount of the Green Revolving Letter of Credit issued by, the principal amount of the Reimbursement Obligations owing to, and the principal amount of the Loans owing to, each Bank Party from time to time (the “Register”). In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Bank Parties may treat each Person whose name is recorded in the Register as a Bank Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank Party at any reasonable time and from time to time upon reasonable prior notice.

(h)       Any Third Party Fronting Bank may at any time assign to one or more banks or other institutions (each, an “Assignee”) meeting the definition of a “Third Party Fronting Bank” contained herein, all of its rights and obligations under this Agreement and the other Financing Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption in substantially the form of Exhibit C-3 hereto executed by such Assignee and such transferor Third Party Fronting Bank, with (and subject to) the subscribed consent of the Agent and the Borrower (which shall not be unreasonably withheld or delayed); provided that under no circumstances may the Borrower or any of its Affiliates be an “Assignee” hereunder. Upon execution and delivery of such instrument and a Fronting Bank Agreement and payment by such Assignee to such transferor Third Party Fronting Bank of an amount equal to the purchase price agreed between such transferor Third Party Fronting Bank and such Assignee, such Assignee shall be a Fronting Bank party to this Agreement and shall have all the rights and obligations of a Fronting Bank as set forth in such instrument of assumption, and the transferor Third Party Fronting Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Third Party Fronting Bank or Assignee shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from, or reduction in, deduction or withholding of any United States federal income taxes as required by Section 8.04.

Section 10.07 No Margin Stock.

Each of the Bank Parties represents to the Agent and each of the other Bank Parties that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

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Section 10.08 Governing Law; Submission to Jurisdiction.

This Agreement and the other Financing Documents shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court located in New York City, Borough of Manhattan, or federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Financing Documents (other than with respect to any action or proceeding by the Agent, the Collateral Agent, the Borrower or any other Loan Party in respect of rights under any Collateral Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.09 Release of Collateral.

Upon the sale, lease, transfer or other disposition of any item of Collateral of any Obligor (including, without limitation, as result of the sale, in accordance with the terms of the Financing Documents, of any Obligor that owns such Collateral) in accordance with the terms of the Financing Documents, the Agent will, at the Borrower’s expense, execute and deliver to such Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Financing Documents.

Section 10.10 Counterparts; Integration; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon the Amendment and Restatement Effective Date.

Section 10.11 Confidentiality.

The Agent and each Bank Party agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Agent or any Bank Party from disclosing any such information (a) to the Agent, any other Bank Party or any affiliate of

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any Bank Party; (b) to any (i) actual or prospective transferee or (ii) Derivatives Obligations counterparty or such contractual counterparty’s professional advisor), in each case that agrees to comply with the provisions of this Section 10.11 or other provisions that are no less restrictive in any respect than this Section 10.11; (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates; (d) upon the request or demand of any governmental authority or regulatory body; (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law; (f) if required to do so in connection with any litigation or similar proceeding; (g) that has been publicly disclosed; (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Bank Party’s investment portfolio in connection with ratings issued with respect to such Bank Party; (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), in each case that agrees to comply with the provisions of this Section 10.11 or other provisions that are no less restrictive in any respect than this Section 10.11; (j) to any credit insurance provider relating to the Borrower or its obligations; (k) disclosures of information pertaining to this Agreement of the sort routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that such disclosure is limited to information identifying the Borrower, the type, amount and maturity of the credit facility established hereby and the roles and titles of the Arranger Parties and Agent named on the cover hereof (and excluding any confidential information relating to the business of the Borrower); or (l) in connection with the exercise of any remedy hereunder or under any other Financing Documents. Notwithstanding any other provision in this Agreement, the Borrower, the Agent, each Third Party Fronting Bank and each Bank Party hereby agree that each of the Borrower, the Agent, each Third Party Fronting Bank and each Bank Party (and each of the officers, directors, employees, accountants, attorneys and other advisors of the Agent, each Third Party Fronting Bank and each Bank Party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

Section 10.12 WAIVER OF JURY TRIAL.

EACH OF THE BORROWER, THE AGENT, THE COLLATERAL AGENT AND THE BANK PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.13 Severability; Modification to Conform to Law.

It is the intention of the parties that this Agreement be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or

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provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Bankruptcy Laws, as determined in good faith by the Agent or the Fronting Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.14 Judgment Currency.

If for the purposes of enforcing the obligations of the Borrower hereunder it is necessary to convert a sum due from such Person in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent, the Collateral Agent and the Bank Parties could purchase Dollars with such currency at or about 11:00 A.M. (New York City time) on the Domestic Business Day preceding that on which final judgment is given. The obligations in respect of any sum due to the Agent, the Collateral Agent and the Bank Parties hereunder shall, notwithstanding any adjudication expressed in a currency other than Dollars, be discharged only to the extent that on the Domestic Business Day following receipt by the Agent, the Collateral Agent and the Bank Parties of any sum adjudged to be so due in such other currency the Agent, the Collateral Agent and the Bank Parties may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than the sum originally due to the Agent, the Collateral Agent and the Bank Parties in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify the Agent, the Collateral Agent and the Bank Parties against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to the Agent, the Collateral Agent and the Bank Parties, it shall remit such excess to the Borrower.

Section 10.15 Fronting Banks.

(a)       Each (i) Third Party Fronting Bank or (ii) Revolving Credit Loan Bank who after the Effective Date agrees to become a Fronting Bank hereunder, shall execute and deliver to the Agent a Fronting Bank Agreement in substantially the form of Exhibit D hereto prior to issuing any letters of credit at the request or for the benefit of the Borrower. Upon execution and delivery by a Third Party Fronting Bank or such Revolving Credit Loan Bank to the Agent of a Fronting Bank Agreement, such Third Party Fronting Bank or such Revolving Credit Loan Bank shall become a party to this Agreement and shall have all the rights and obligations of a Fronting Bank as set forth herein. If the Third Party Fronting Bank or such Revolving Credit Loan Bank is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from, or reduction in, deduction or withholding of any United States federal income taxes as required by Section 8.04.

(b)       Any Fronting Bank (including any Third Party Fronting Bank) may be released from its obligations hereunder as a Fronting Bank upon (x) the mutual agreement of

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such Fronting Bank and the Borrower and (y) notice to the Agent. With respect to any Fronting Bank who is not a Third Party Fronting Bank, nothing in this Section 10.15(b) shall release such Fronting Bank from its obligations hereunder as a Revolving Credit Loan Bank.

Section 10.16 Replacement of Banks.

If (i) any Bank or any participant of such Bank requests compensation under Section 8.03, or (ii) if the Borrower is required to pay any additional amount to any Bank or any participant of such Bank or any governmental authority for the account of any Bank or any participant of such Bank pursuant to Section 8.04, or (iii) if such Bank has failed to consent to any amendment, waiver or consent hereunder requiring the consent of all Banks or all Banks directly affected thereby as to which the Required Banks or the majority of Banks directly affected thereby have given their consent or (iv) a Bank is a Defaulting Bank (each, a “Non-Consenting Bank”) or if any other circumstance exists hereunder that gives the Borrower the right to replace a Bank as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Financing Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a)       the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(c);

(b)       such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Financing Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)       in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.04, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)       such assignment does not conflict with applicable laws or guidelines, directed duties or requests of, or agreements with, any governmental authority (whether or not having the force of law).

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If the Borrower elects to exercise its rights with respect to a Non-Consenting Bank pursuant to clause (iii) above, then it must exercise such rights with respect to all but not less than all such Non-Consenting Banks. Each Bank agrees that, if it becomes a Non-Consenting Bank, it shall execute and deliver to the Agent an Assignment an Assumption to evidence such sale and purchase and shall deliver to the Agent any Note (if the

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assigning Bank’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, however, that the failure of any Non-Consenting Bank to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 10.17 Permitted Amendments. Each Bank that is party hereto agrees on its own behalf, and on behalf of its successors and assigns, as follows:

(a)       The Borrower may, by written notice to the Agent from time to time, make one or more offers to all Banks holding (i) Revolving Credit Loan Commitments and Revolving Credit Loans, (ii) Green Revolving Credit Loans, (iii) Initial Term Loans and/or (iv) Incremental Term Loans, to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrower. Such notice shall set forth (x) the terms and conditions of the requested Permitted Amendments and (y) the date on which responses from the applicable Banks in respect of such Permitted Amendment are required to be received (which shall not be less than three Business Days after the date of such notice). Only those Banks that consent to such Permitted Amendment (the “Accepting Banks”) will have the maturity of their applicable Loans and Commitments extended and be entitled to receive any increase in the Base-Rate Margin or Euro-Dollar Margin, as applicable, and any fees (including prepayment premiums or fees), in each case, as provided therein.

(b)       The Borrower and each Accepting Bank shall execute and deliver to the Agent such documentation as the Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Agent shall promptly notify each Bank as to the effectiveness of each Permitted Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, in the opinion of the Agent, to effect the terms and provisions of the Permitted Amendment with respect to the Loans and Commitments of the Accepting Banks (including any amendments necessary to treat the Loans and Commitments of the Accepting Banks in a manner consistent with the other Loans and Commitments under this Agreement). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 10.17 unless the Agent, to the extent so reasonably requested by the Agent, shall have received legal opinions, board resolutions and officer's certificates consistent with those delivered pursuant to Section 3.01.

Section 10.18 USA PATRIOT Act. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank or the Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such

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Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19 Acknowledgement and Consent to Bail-In EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Agreement Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Agreement Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and

AES Seventh Amended and Restated Credit Agreement

such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.21 Certain ERISA Matters

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

AES Seventh Amended and Restated Credit Agreement

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Financing Document or any documents related hereto or thereto).

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

AES Seventh Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE AES CORPORATION, as Borrower

By:
Title:
	Address:	4300 Wilson Boulevard
Arlington, VA 222093
	Fax:	(703) 528-4510

AES Seventh Amended and Restated Credit Agreement

BANKS:

[Please Type or Print Name of Bank]

By

AES Seventh Amended and Restated Credit Agreement

AGENTS:

as Agent

By:
Title:
Address:
Fax:

Attention:
Email:

as Collateral Agent

By:
Title:
Address:

Fax:
Attention:

AES Seventh Amended and Restated Credit Agreement

Appendix I

Revolving Credit Loan Facility

Name of Revolving Credit Loan Bank	Revolving Credit Loan Commitment
Citibank, N.A.	$67,250,000
Bank of America, N.A.	$67,250,000
Barclays Bank PLC	$67,250,000
BNP Paribas	$67,250,000
Credit Suisse AG, Cayman Islands Branch	$67,250,000
Deutsche Bank AG New York Branch[2]	$0
Goldman Sachs Bank USA	$67,250,000
JPMorgan Chase Bank, N.A.	$67,250,000
Mizuho Bank, Ltd.	$67,250,000
Morgan Stanley Bank, N.A.	$67,250,000
MUFG Union Bank, N.A.	$67,250,000
Banco Santander, S.A., New York Branch[1]	$67,250,000
Sumitomo Mitsui Banking Corporation	$67,250,000
Crédit Agricole Corporate and Investment Bank	$43,250,000
Societe Generale	$43,250,000
HSBC Bank USA, N.A.	$43,250,000
Bank of China[3]	$0
The Bank of Nova Scotia, N.A.[1]	$43,250,000
KeyBank National Association[3]	$0
Associated Bank, N.A.	$20,000,000

Total	$1,000,000,000

1 Indicates Additional Revolving Credit Loan Bank

2 Indicates Departing Revolving Credit Loan Bank

3 Indicates Departing Green Revolving Credit Loan Bank

AES Seventh Amended and Restated Credit Agreement

Appendix IV

Outstanding Letters of Credit

Fronting Bank	Letter of Credit Expiry Date	Letter of Credit Reference No.
Bank of America, N.A.	June 22, 2020	68132734
BNP Paribas	April 15, 2020	4141346
BNP Paribas	April 15, 2020	4141348
BNP Paribas	April 20, 2020	4141397
BNP Paribas	May 27, 2020	4141951
BNP Paribas	May 27, 2020	4141953
Citibank, N.A.	December 30, 2019	69606160
Citibank, N.A.	January 26, 2021	69609014
Citibank, N.A.	December 30, 2020	69611427
Citibank, N.A.	February 1, 2020	69611955
Citibank, N.A.	January 18, 2020	69614310
Citibank, N.A.	January 4, 2021	69615267
Citibank, N.A.	January 4, 2021	69615266
Citibank, N.A.	October 31, 2020	69616120
Citibank, N.A.	December 31, 2020	69616512
Citibank, N.A.	August 8, 2020	69617014
Citibank, N.A.	August 9, 2020	69617036
Citibank, N.A.	August 9, 2020	69617037
Citibank, N.A.	January 15, 2020	69617996
Citibank, N.A.	March 3, 2021	69611947
Citibank, N.A.	May 12, 2020	69613231

AES Seventh Amended and Restated Credit Agreement

Fronting Bank	Letter of Credit Expiry Date	Letter of Credit Reference No.
Citibank, N.A.	May 12, 2020	69613232
Citibank, N.A.	January 31, 2021	69614532
Citibank, N.A.	March 1, 2020	69615735
Citibank, N.A.	March 9, 2020	69615737
Citibank, N.A.	April 30, 2020	69613285

AES Seventh Amended and Restated Credit Agreement

SCHEDULE VII to the
Seventh Amended and Restated
Credit and Reimbursement Agreement

FRONTING BANKS

Citibank, N.A.

Bank of America, N.A.

Crédit Agricole Corporate and Investment Bank

Credit Suisse AG, Cayman Islands Branch

Goldman Sachs Bank USA

AES Seventh Amended and Restated Credit Agreement